As filed with the Securities and Exchange Commission on June 28, 2004

Registration No. 333-112778

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

CALIFORNIA	6022	94-3411134
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

525 J Street

Sacramento, California 95814

(916) 554-4750

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Ronald W. Bachli, Esq.

Chairman of the Board and Chief Executive Officer

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

(916) 554-4750

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Steven M. Plevin, Esq. Richard F. Langan, Jr., Esq. Nixon Peabody LLP Two Embarcadero Center San Francisco, California 94111 (415) 984-8200	William T. Quicksilver, Esq. John C. Grosvenor, Esq. Angelee J. Harris, Esq. Manatt, Phelps & Phillips, LLP 1001 Page Mill Road Palo Alto, California 94304 (650) 812-1300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the earlier registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 28, 2004

PRELIMINARY PROSPECTUS

5,730,000 Shares

Common Stock

This is an initial public offering of 5,730,000 shares of our common stock. Of the shares of common stock being sold, we are selling 500,000 shares and a selling shareholder is selling 5,230,000 shares. The selling shareholder, California Community Financial Institutions Fund Limited Partnership, or the Fund, is selling shares in this offering pursuant to a registration rights agreement between us and the selling shareholder. The Fund purchased its shares in 2001 in an offering of our common stock that was exempt from the registration requirements of the Securities Act of 1933, as amended, and acquired additional shares pursuant to our acquisition of Southland Capital Co. in 2004 in a transaction that was exempt from those registration requirements. We will not receive any proceeds from the shares sold by the selling shareholder. Our Chairman and Chief Executive Officer, Ronald W. Bachli, will receive a portion of the proceeds from the sale by the selling shareholder. All of the offered shares, including those of the selling shareholder, will be purchased by the underwriters on a firm-commitment basis. Following the offering, the selling shareholder will own approximately 55.4% of our common stock, or 49.7% if the over-allotment option described below is exercised in full by the underwriters. The 5,230,000 shares being offered by the selling shareholder represent 37.9% of our currently outstanding shares.

Prior to this offering there has been no public market for our common stock. We currently estimate that the initial public offering price will be between $19.00 and $21.00 per share. See “Underwriting” for a discussion of the factors considered in determining the initial public offering price. The market price of the shares after the offering may be higher or lower than the initial public offering price. We have applied to list our common stock on the Nasdaq National Market under the symbol “PLSB.”

Investing in our common stock involves risk. See “ Risk Factors” beginning on page 10 to read about factors you should consider before investing in our common stock.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds to selling shareholder	$	$

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 75,000 additional shares of our common stock from us and 784,500 additional shares of our common stock from the Fund at the initial public offering price within 30 days following the date of this prospectus to cover over-allotment options, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposits or savings accounts of a bank or savings association and they are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

The underwriters expect that the shares of our common stock will be ready for delivery to purchasers on or about                                     , 2004.

FRIEDMAN BILLINGS RAMSEY

KEEFE, BRUYETTE & WOODS

RBC CAPITAL MARKETS

The date of this prospectus is                     , 2004

Placer Sierra Bank

N
BUTTE CO.
Oroville
SIERRA CO.
Downieville
NEVADA CO.
80
YUBA CO.
Nevada City
Grass Valley
Yuba City
Marysville
PLACER CO.
Lake Tahoe
SUTTER CO.
Foresthill
80
Auburn
Lincoln
Cool
South Lake Tahoe
EL DORADO CO.
50
Roseville
Placerville
Folsom
Woodland
YOLO CO.
50
Cameron Park
Sacramento
Davis
80
SACRAMENTO CO.

Area of Map Detail
Sacramento
San Francisco
CALIFORNIA
Area of Map Detail
Los Angeles

Bank of Orange County, a division of Placer Sierra Bank

101
134
Glendale
Pasadena
210
5
2
110
405
101
Alhambra
10
Beverly Hills
LOS ANGELES
Monterey Park
El Monte
Santa Monica
10
60
Montebello
Culver City
LOS ANGELES COUNTY
60
Marina del Rey
90
Huntington Park
5
605
57
Whittier
Santa Fe Springs
Downey
105
Brea
Norwalk
110
210
Fullerton
Manhattan Beach
91
Artesia
405
Buena Park
Anaheim
Redondo Beach
Torrance
Carson
Cypress
5
55
ORANGE COUNTY
Orange
Palos Verdes Estates
Garden Grove
22
Long Beach
Westminster
Rancho Palos Verdes
405
Santa Ana
Seal Beach
Fountain Valley
Huntington Beach
N

☆ Main Branches

	Page		Page
Prospectus Summary	1	Supervision and Regulation	78
Risk Factors	10	Management	88
Cautionary Note Regarding Forward-Looking Information	19	Certain Relationships and Related Transactions	106
Use of Proceeds	20	Principal and Selling Shareholders	109
Dividend Policy	20	Description of Capital Stock	111
Capitalization	22	Shares Eligible for Future Sale	114
Dilution	23	Underwriting	116
Selected Consolidated Financial and Other Data	24	Legal Matters	119
Management’s Discussion and Analysis of Financial Condition and Results of Operations	26	Experts	119
		Where You Can Find More Information	119
		Index to Financial Statements	F-1
Business	63

You should rely only on the information contained in this prospectus. We, the selling shareholder and the underwriters have not authorized any other person to provide information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling shareholder and the underwriters are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

-i-

PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and our consolidated financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the over-allotment option to purchase up to an additional 75,000 shares of common stock from us and up to an additional 784,500 shares of common stock from the Fund, and that the common stock to be sold in this offering is sold at $20.00 per share, which is the mid-point of the range indicated on the front cover of this prospectus. The information included in this prospectus presents information with respect to Placer Sierra Bancshares and Southland Capital Co., which was acquired in May 2004 in a stock-for-stock transaction, and their subsidiaries, as if Placer’s acquisition of Southland had occurred on January 1, 1999. In addition, unless otherwise noted, the information included in this prospectus, other than information in the financial statements and related notes, assumes that the merger of Bank of Orange County with and into Placer Sierra Bank has occurred. The merger is expected to occur in July 2004.

Placer Sierra Bancshares

We are a California-based bank holding company for Placer Sierra Bank, referred to in this prospectus as the bank, which is a California state-chartered commercial bank. We provide a broad array of financial services to small- to medium- sized businesses, their owners and employees and to consumers. Through our 23 Northern California branches, we serve a five county area including Placer, Sacramento and El Dorado counties, commonly known as the greater Sacramento metropolitan region, and the adjacent counties of Sierra and Nevada. Through our 9 Southern California branches, we serve both Los Angeles and Orange counties. Placer Sierra Bank, the largest community bank headquartered in the greater Sacramento Metropolitan region, has provided financial services to commercial and consumer customers in Northern California for over 57 years, and its division, Bank of Orange County, referred to in this prospectus as Bank of Orange County Division, has provided these services in Southern California for over 24 years. We offer our customers the resources of a large financial institution together with the resourcefulness and responsive customer service of a community bank. Through our branches and the use of technology, we offer a broad array of deposit products and services for both commercial and consumer customers, including electronic banking, cash management services, electronic bill payment and investment services. We emphasize relationship banking and focus on generating low cost deposits. We provide a comprehensive set of loan products such as commercial loans and leases, lines of credit, commercial real estate loans, Small Business Administration, or SBA, loans, residential mortgage loans, home equity lines of credit and construction loans. Our local decision making together with our substantial lending limits is intended to give us a competitive advantage and provide a fast and efficient lending process. At March 31, 2004, we had total assets of $1.385 billion, loans and leases held for investment of $968.6 million, deposits of $1.147 billion and shareholders’ equity of $169.7 million.

When we acquired Placer Sierra Bank in 1999, it was a savings and loan association targeting customers seeking primarily time deposits and residential loan products. In implementing our business strategy, including our acquisition of Sacramento Commercial Bank in 2000, we have transitioned Placer Sierra Bank’s business and balance sheet from that of a traditional savings and loan association to that of a community-focused commercial bank. In May of 2004, we acquired Bank of Orange County and its holding company, Southland Capital Co., or Southland, in order to participate in the high growth Southern California banking market. Bank of Orange County has been a premier performing community-focused commercial bank with core relationship-based depositors and borrowers. Additionally, our Chairman and CEO, Ronald Bachli and our Chief Financial Officer, David Hooston had also served in similar capacities at Southland, where they were integral in setting the strategic direction for Bank of Orange County’s growth, operations, loan portfolio, customer base and management. As a result of their affiliation with Southland and Bank of Orange County, Mr. Bachli and Mr. Hooston both have in-depth knowledge of the operating environment in Orange and Los Angeles counties. We expect Mr. Bachli’s and Mr. Hooston’s experience with Bank of Orange County to facilitate a smooth integration and enhance the growth opportunity of the combined banks.

Our loan growth strategy emphasizes variable rate commercial and construction loans and equity lines of credit, rather than long-term fixed rate single family mortgages and mortgage-backed securities. As a result, our residential real estate loans have decreased from 38.7% of loans and leases at December 31, 1999 to 18.8% of loans and leases at March 31, 2004. As we continue to focus our growth on relatively higher risk commercial, commercial real estate and construction loans and leases, our credit risk profile will also change. We typically provide higher loss allowances for these loans and believe that the combination of these allowances, our underwriting process and management’s significant years of experience in this type of lending substantially mitigate any increased credit risk exposure. During this same period, we have continued to focus our deposit gathering on core relationship-based deposits, such as non- or low-interest bearing transaction accounts. At December 31, 1999, certificates of deposit were 40.5% of total deposits, compared to 20.3% at March 31, 2004. During the same period non-interest-bearing deposits increased from 23.5% to 34.0%. As a result of these actions, together with a general decline in interest rates, our total cost of deposits, including non-interest bearing demand deposits, declined to 0.54% at March 31, 2004 compared to 2.79% at December 31, 1999. These changes, together with implementing tighter expense controls, stringent credit underwriting policies and rationalizing our branch structure, have enhanced our results of operations. With the acquisition of Southland, we expect to continue to make improvements that will enhance our financial results.

Our Strategy

Our goal is to be the premier community banking company for the long-term benefit of our shareholders, customers and employees by increasing shareholder value and providing high-quality customer service. To continue to grow and to implement this goal, our operating strategies are to:

•	Capitalize on the economic growth in our geographic markets by expanding through de novo branch locations or acquisition of community banks or branches in strategic markets;

•	Leverage the talent of our management team, all of whom have extensive experience serving the Northern and Southern California banking markets;

•	Recruit and retain commercial bankers with established portfolios of loan and deposit customers;

•	Enhance our sales culture through ongoing training, daily and weekly sales meetings and incentive plans developed to support our sales objectives;

•	Maintain high asset quality by continuing to utilize rigorous but efficient credit approval and credit risk management practices;

•	Utilize technology and customer profile analytics so that we may tailor our services to our customers’ needs while enhancing our earnings by marketing the most profitable products designed to meet those needs; and

•	Reduce our loan and other transaction process management time and expense by employing advanced technology that is scalable to meet the demands of our growth opportunities.

Our Principal Markets

Through our subsidiary, Placer Sierra Bank, we serve our commercial and consumer customers in Northern California throughout a five county area including the greater Sacramento metropolitan area of Placer,

Sacramento and El Dorado counties and the adjacent Sierra and Nevada counties. In these counties, we serve three primary markets:

•	South Placer County, in which we have eight locations,

•	Sacramento County, in which we have three locations, and

•	Nevada County and North Placer County, in which we have seven locations.

Through the bank’s Bank of Orange County Division we serve the commercial and consumer banking needs of our Southern California customers in two counties:

•	Los Angeles County, in which we have six locations, and

•	Orange County, in which we have three locations.

We plan to grow within our current markets in Northern California, two of which are among the fastest growing markets in the country, based on U.S. census data. More specifically, the greater Sacramento metropolitan region has developed one of the strongest economies in California, and recent data shows that this trend is continuing. The six county region’s population, which includes El Dorado, Placer, Sacramento, Sutter, Yolo and Yuba counties (we do business in three of these), reached over 2.0 million in 2001. Since 1995, the annual population growth rate has been 2.4%, mostly due to migration from other California and U.S. urban areas. Placer County’s population grew 43.8% over the last decade, and Placer County experienced the highest percentage increase in job growth among urban counties nationally for the twelve month period ended March 31, 2003, according to the United States Department of Labor Bureau of Labor Statistics. Deposit growth has followed population growth. During that twelve month period, deposits grew 14.9% to $3.8 billion in Placer County, exceeding the U.S. deposit growth of 11.4%. In the greater Sacramento metropolitan region, a market strongly influenced by Placer County, the deposit base as reported by the FDIC for the twelve months ended June 30, 2003, grew 10.7% to $20.3 billion.

Population in Orange County has also grown. From 1990 to 2000, the population in Orange County grew 18.1% compared to population growth of 13.6% in California as a whole. We also plan to capitalize on the large population of Los Angeles County, which, with an estimated population in 2002 of approximately 9.8 million, comprised 27.9% of the estimated population of all of California in 2002 and is the largest county in California; its population is exceeded by only eight states in the U.S. The deposit base for Orange and Los Angeles counties combined, as reported by the FDIC for the twelve months ended June 30, 2003, grew 14.3% to $240.1 billion.

Our Management Team

We have assembled a management team with depth and breadth of experience in the financial services industry. In addition to operating experience, our management team has experience in finance, acquisitions, consolidations and turn-arounds. Our senior management team, comprised principally of California natives or long-time residents, includes:

Name	Age	Title	Years of Financial Services Experience
Ronald W. Bachli, Esq.	63	Chairman, Chief Executive Officer, Placer Sierra Bancshares and Placer Sierra Bank	43

David E. Hooston	47	Chief Financial Officer, Placer Sierra Bancshares and Treasurer, Placer Sierra Bank	19

Randall E. Reynoso	46	President, Chief Operating Officer, Placer Sierra Bank	24

James A. Sundquist	49	Executive Vice President, Chief Financial Officer, Placer Sierra Bank	25

Robert H. Muttera	51	Executive Vice President, Chief Credit Officer, Placer Sierra Bank	25

The Merger

In connection with the Southland acquisition, Southland merged into Placer Sierra Bancshares, and Bank of Orange County became a Placer Sierra Bancshares subsidiary. In July 2004, Bank of Orange County was merged into Placer Sierra Bank. We operate Bank of Orange County as a division of Placer Sierra Bank, under the name Bank of Orange County. Southland was merged with and into us in a stock-for-stock transaction whereby the shareholders of Southland received 0.5752 of a share of our common stock for each outstanding share of Southland common stock held. Immediately prior to the acquisition of Southland, our principal shareholder, the Fund, owned 99.75% of Southland and 93.18% of us. Immediately following the merger, the Fund’s ownership in the common stock of Placer Sierra Bancshares was 95.70%. The acquisition was principally accounted for as a combination of companies under common control similar to a pooling of interests. Thus, our historical consolidated financial statements presented in this prospectus include the financial results of Southland and its subsidiary, Bank of Orange County, as if the merger occurred on January 1, 1999. Our acquisition of the 0.25% minority interest in Southland was accounted for using the purchase method of accounting.

The Selling Shareholder

On June 15, 2004, the Fund held 13,165,685 shares, or 95.3% of our outstanding common stock, after giving effect to the issuance of shares to the Fund in connection with the Southland merger. The Fund intends to sell 5,230,000 of those shares in this offering, which represents 37.9% of our currently outstanding shares. Upon completion of this offering, the Fund will own 55.4% of our common stock, or 49.7% if the underwriters’ over-allotment option is exercised in full. We will not receive any proceeds from the Fund’s sale of shares in this offering.

The Fund is a private equity investment fund established in 1997 to invest in California-based financial services companies. Belvedere Capital Partners LLC, or Belvedere, is the general partner of and manages the Fund. Belvedere, as the Fund’s general partner, has an ownership interest in the Fund and is entitled to a carried interest in the net profits of the Fund. Mr. Bachli was a member of Belvedere prior to joining Placer Sierra Bancshares, and Mr. Bachli retains an economic interest in Belvedere attributable to Belvedere’s investment in the Fund and carried interest in the Fund. Based on his economic interest in Belvedere, Mr. Bachli will receive a portion of the proceeds the Fund receives from selling its shares in this offering. For additional information, please see “Certain Relationships and Related Transactions” elsewhere in this prospectus. No other executive officer or director has an economic interest in the Fund or Belvedere.

Recent Developments

On May 25, 2004, we completed the acquisition of Southland and its wholly-owned subsidiary Bank of Orange County. In July 2004, Bank of Orange County was merged into Placer Sierra Bank. In connection with the merger, we consolidated certain finance and administrative functions, including the conversion of the data processing systems of the banks to one system. We believe the consolidation of these functions along with the elimination of certain duplicative costs will result in material savings in our consolidated operating expenses and a corresponding increase in net income.

As of June 30, 2004 we had total assets of $             billion, total loans and leases held for investment of $             billion, total deposits of $             billion and shareholders’ equity of $             million. As of June 30, 2004 the total number of our outstanding shares of common stock was             , or $             book value per share.

In connection with our acquisition of Southland, we incurred one-time merger-related costs of $             million and recorded these expenses in our financial results for the three months ended June 30, 2004. For the three month and six month periods ended June 30, 2004, we had net interest income of $             million and $             million, respectively. For the three months and six months ended June 30, 2004 we recorded net income of $             million and $             million, or $             per share and $             per share, respectively. Excluding the one-time merger-related costs of $             million, our net income for the three and six months ended June 30, 2004 would have been $             million and $             million, or $             per share and $             per share, respectively.

Operating highlights for the three months ended June 30, 2004 included an increase in total loans and leases held for investment of $             million (a             % growth rate on an annualized basis) and an increase in deposits of              million (a             % growth rate on an annualized basis). Our net interest margin declined to             % for the three months ended June 30, 2004, from 5.22% for the three months ended March 31, 2004. The decrease in our net interest margin resulted principally from an overall decline in our yield on interest-earning assets to              for the three months ended June 30, 2004, compared to 5.92% for the three months ended March 31, 2004. These lower yields on our investment and loan and lease portfolios resulted from the combination of historically low rates during the quarter, our decision to reallocate the investment portfolio to shorter term instruments in anticipation of a rise in interest rates later this year, and a slight increase in the cost of our deposits to             % from 0.54% for the three months ended March 31, 2004. Credit quality continues to be strong with our non-performing assets to total assets decreasing to     % at June 30, 2004 from 0.18% as of March 31, 2004 and we continued to improve our overall operating efficiency, showing a decrease in this ratio to             % for the three months ended June 30, 2004 from 64.7% for the three months ended March 31, 2004. Our efficiency ratio for the three months ended June 30, 2004, excluding merger-related expenses, would have been             %.

Corporate Structure

We are a California corporation incorporated on November 13, 2001. Our principal corporate structure is as follows:

Our principal executive offices are located at 525 J Street, Sacramento, California 95814, and our telephone number is (916) 554-4750. Information about us is available at www.placersierrabancshares.com. The information on our web site is not incorporated by reference into and does not form a part of this prospectus.

The logos for Placer Sierra Bancshares, Placer Sierra Bank and Bank of Orange County are our trademarks. All other trademarks, tradenames or copyrights referred to in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by Placer Sierra Bancshares	500,000 shares

Common stock offered by the selling shareholder	5,230,000 shares

Common stock to be outstanding immediately after this offering	14,312,649 shares

Use of Proceeds	We expect to use the net proceeds we will receive from this offering for general corporate purposes. Our use of proceeds is more fully described under “Use of Proceeds.” We will not receive any proceeds from the sale of shares by the selling shareholder.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Dividend Policy	We intend to begin paying dividends on a quarterly basis in the fourth quarter of 2004, subject to regulatory, capital and contractual restraints. See “Dividend Policy” and “Supervision and Regulation” for more information.

Proposed Nasdaq National Market symbol	PLSB

If the underwriters exercise the over-allotment option in full, there will be 14,387,649 shares of common stock outstanding immediately after this offering. See “Underwriting.”

The number of shares of common stock to be outstanding upon completion of this offering is based on 13,812,649 shares of common stock outstanding as of June 15, 2004. This number excludes 2,240,614 shares of common stock reserved for issuance under our 2002 Stock Option Plan as of June 15, 2004, of which 729,557 shares and an additional 11,543 shares of common stock issuable outside of the plan to past directors of our former parent company, were subject to outstanding options as of June 15, 2004 with a weighted average exercise price of $9.06 per share. This number also excludes 629,301 shares of common stock reserved for issuance pursuant to options we assumed in connection with the Southland merger as of June 15, 2004 with a weighted average exercise price of $7.82 per share.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

You should read the summary consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus. The financial data presented includes the effect of the Southland merger as if the merger had occurred on January 1, 1999. The summary consolidated financial data at and for the fiscal years ended December 31, 2003, 2002 and 2001 have been derived from our audited financial statements included elsewhere in this prospectus. The summary consolidated financial data at and for the three months ended March 31, 2004 and 2003 and the years ended December 31, 2000 and 1999 have been derived from our unaudited financial statements and the unaudited financial statements of Southland. Earnings per share is computed using the weighted average number of shares of common stock outstanding. Book value per share excludes the effect of any outstanding stock options. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(In thousands, except share, per share and percentage data)
Consolidated Income Data:
Interest income	$17,489	$17,291	$68,783	$72,651	$85,313	$88,198	$42,046
Interest expense	2,059	3,000	10,275	18,127	29,216	35,292	14,432

Net interest income	15,430	14,291	58,508	54,524	56,097	52,906	27,614
Provision for (credit to) the allowance for loan and lease losses	520	(310)	(6)	(485)	4,747	3,969	1,060

Net interest income after provision for (credit to) the allowance for loan and lease losses	14,910	14,601	58,514	55,009	51,350	48,937	26,554
Non-interest income	4,051	3,176	15,992	15,457	12,627	9,002	4,576
Non-interest expense	12,609	12,460	50,745	56,308	57,833	54,663	27,844

Income before income taxes	6,352	5,317	23,761	14,158	6,144	3,276	3,286
Provision for income taxes	2,172	2,053	8,431	4,807	5,512	2,116	2,068
Minority interest share of (income) loss	—	—	—	(123)	2,693	(524)	92

Net income	$4,180	$3,264	$15,330	$9,228	$3,325	$636	$1,310

Share data:
Earnings per share – basic and diluted (1)	$0.30	$0.24	$1.13	$0.70	$0.25	$0.05	$0.13
Book value per share	$12.33	$11.33	$12.05	$11.09	$10.62	$10.82	$10.50
Shares outstanding at period end	13,758,824	13,407,401	13,683,493	13,407,401	13,165,685	13,165,685	9,806,536
Weighted average shares outstanding – basic (1)	13,714,085	13,407,401	13,520,468	13,176,242	13,165,685	12,615,005	9,806,536
Weighted average shares outstanding – diluted (1)	14,104,856	13,407,401	13,520,468	13,176,242	13,165,685	12,615,005	9,806,536
Consolidated Balance Sheet Data:
Cash and cash equivalents	$133,662	$207,363	$88,505	$153,617	$184,398	$137,517	$75,250
Investments and other securities	152,744	199,036	226,588	230,116	151,597	216,723	168,525
Loans and leases held for investment	968,581	857,103	952,798	876,407	872,698	818,263	627,173
Other real estate	805	1,378	805	1,514	1,619	1,264	—
Goodwill	72,639	72,639	72,639	72,639	70,075	73,712	54,981
Core deposit intangible and favorable lease rights	8,273	10,829	8,760	11,360	13,844	16,740	13,887
Assets	1,385,194	1,405,577	1,396,946	1,405,595	1,355,812	1,307,352	979,530
Deposits	1,147,095	1,187,759	1,137,160	1,193,117	1,153,147	1,108,715	820,634
Junior subordinated deferrable interest debentures	38,146	38,146	38,146	38,146	38,146	22,573	22,573
Shareholders’ equity	169,714	151,882	164,894	148,690	139,812	142,439	102,977

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(In thousands, except share, per share and percentage data)
Selected Other Balance Sheet Data:
Average assets	$1,384,164	$1,388,765	$1,413,637	$1,393,405	$1,316,248	$1,244,860	$627,139
Average earning assets	1,188,559	1,176,948	1,210,209	1,186,758	1,117,700	1,055,372	536,332
Average shareholders’ equity	167,843	154,696	158,619	146,627	147,811	135,753	68,495

Selected Financial Ratios (2):
Return on average assets	1.21%	0.95%	1.08%	0.66%	0.25%	0.05%	0.21%
Return on average shareholders’ equity	10.02	8.56	9.66	6.29	2.25	0.47	1.91
Shareholders’ equity to assets	12.25	10.81	11.80	10.58	10.31	10.90	10.51
Net interest margin	5.22	4.92	4.83	4.59	5.02	5.01	5.15
Efficiency ratio	64.72	71.33	68.11	80.46	84.15	126.63	86.50

Selected Asset Quality Ratios:
Non-performing loans and leases to total loans and leases held for investment	0.17%	0.28%	0.31%	0.42%	0.52%	0.46%	0.15%
Non-performing assets to total assets	0.18	0.27	0.27	0.37	0.46	0.38	0.10
Allowance for loan and lease losses to total loans and leases held for investment	1.32	1.54	1.40	1.42	1.42	1.56	1.28
Allowance for loan and lease losses to non-performing loans and leases	788.00	544.04	447.60	341.47	270.76	339.98	838.77
Allowance for loan and lease losses to nonperforming assets	526.95	346.91	352.43	241.28	199.89	254.22	838.77
Net recoveries (charge-offs) to average loans and leases held for investment (2)	(0.44)	0.49	0.10	0.07	(0.60)	(0.23)	(0.10)

(1)	For periods ended prior to January 1, 2004, the shares of common stock issuable under stock option agreements were not included in the computation of diluted earnings per share because the exercise prices were equal to or greater than the stock’s fair value and their effect would be antidilutive.

(2)	The ratios for the periods ended March 31, 2004 and March 31, 2003 are presented on an annualized basis.

RISK FACTORS

An investment in our common stock involves a high degree of risk. We describe below the material risks and uncertainties that affect our business. Before making an investment decision, you should carefully consider all of these risks and all other information contained in this prospectus. If any of the risks described in this prospectus occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or a part of your investment.

Risks Related to Our Business

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of and experience in the California community banking industry. The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, loan origination, administrative, marketing and technical personnel and upon the continued contributions of our management and personnel. In particular, as Placer Sierra Bank has transitioned its business and balance sheet from that of a traditional savings and loan association to that of a community-focused commercial bank, our success has been and continues to be highly dependent upon the abilities of our senior executive management, including Ronald W. Bachli and David E. Hooston, who have expertise and experience in the community banking area, as well as Randall E. Reynoso, James A. Sundquist, Robert H. Muttera, K. Lynn Matsuda and Kevin Barri, among others. In addition, we rely on Robert C. Campbell, Jr. to continue to head the bank’s Bank of Orange County Division. We believe this management team, comprised principally of California natives or long-time residents who have worked together in the banking industry for a number of years, is integral to implementing our business plan. The loss of the services of any one of them could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

Changes in the interest rate environment may reduce our profits. A substantial portion of our income is derived from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Because of the differences in the maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread and, in turn, our profitability. In addition, loan volumes are affected by market interest rates on loans; rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline and in falling interest rate environments, loan repayment rates will increase. Although we experienced one of our most successful periods of generating new loans and leases and new loan commitments since the beginning of 2003, the continuation of historically low interest rate levels continue to cause borrower refinancing of commercial real estate and one to four single family residence loans. We cannot assure you that we can minimize our interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Interest rates also affect how much money we can lend. When interest rates rise, the cost of borrowing increases. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume, business, financial condition, results of operations and cash flows.

We face strong competition from financial service companies and other companies that offer banking services which could hurt our business.

We conduct our banking operations exclusively in California. Increased competition in our markets may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service areas. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions may have larger lending limits which would allow them to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened loan production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits and our business, financial condition, results of operations and cash flows may be adversely affected.

Changes in economic conditions, and in particular an economic slowdown in the state of California, could hurt our business materially.

Our business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. We are particularly affected by economic conditions in the State of California. In 2003, the negative effects of weak national and international economic recoveries, the threat of terrorism and the uncertainty associated with the impact of the war in Iraq on California’s economy were exacerbated by the state’s budget crisis and the recent hike in energy prices, the recall of its governor and wildfires in Southern California. Deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows:

•	problem assets and foreclosures may increase,

•	demand for our products and services may decline,

•	low cost or non-interest bearing deposits may decrease, and

•	collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

In view of the concentration of our operations and the collateral securing our loan portfolio in both Northern and Southern California, we may be particularly susceptible to the adverse effects of any of these consequences, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our growth and expansion, including our recent acquisition of Southland and Bank of Orange County, may strain our ability to manage our operations and our financial resources.

Our financial performance and profitability depend on our ability to execute our corporate growth strategy. In addition to seeking deposit and loan and lease growth in our existing markets, we intend to pursue expansion opportunities through strategically placed new branches, by acquiring community banks in identified strategic markets, or by acquiring branch locations that we find attractive. Continued growth, however, may present operating and other problems that could adversely affect our business, financial condition, results of operations and cash flows. Accordingly, there can be no assurance that we will be able to execute our growth strategy or maintain the level of profitability that we have recently experienced.

Our growth may place a strain on our administrative, operational and financial resources and increase demands on our systems and controls. We plan to pursue opportunities to expand our business through internally generated growth and acquisitions. We anticipate that our business growth may require continued enhancements to and expansion of our operating and financial systems and controls and may strain or significantly challenge them. The process of consolidating the businesses and implementing the strategic integration of any acquired businesses, including Southland and Bank of Orange County, with our existing business may take a significant amount of time. It may also place additional strain on our resources and could subject us to additional expenses. We cannot assure you that we will be able to integrate these businesses successfully or in a timely manner. In addition, we cannot assure you that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

Our continued growth may also increase our need for qualified personnel. We cannot assure you that we will be successful in attracting, integrating and retaining such personnel. The following risks, associated with our growth, could have a material adverse effect on our business, financial condition, results of operations and cash flows:

•	our inability to continue to upgrade or maintain effective operating and financial control systems,

•	our inability to recruit and hire necessary personnel or to successfully integrate new personnel into our operations,

•	our inability to integrate successfully the operations of acquired businesses, including Southland and Bank of Orange County, successfully or to manage our growth effectively, or

•	our inability to respond promptly or adequately to the emergence of unexpected expansion difficulties.

We face risks associated with acquisitions, including the Southland and Bank of Orange County mergers, relating to difficulties in integrating combined operations, potential disruption of operations and related negative impact on earnings, and incurrence of substantial expenses.

Growth through acquisitions represents a component of our business strategy and we have recently pursued this element of our business strategy through the Southland and Bank of Orange County mergers. We expect to continue to seek to acquire banks and branches in strategic markets. The Southland and Bank of Orange County mergers are, and any future acquisitions will be, accompanied by the risks commonly encountered in acquisitions. These risks include, among other things:

•	the difficulty of integrating the operations and personnel of acquired banks and branches,

•	the potential disruption of our ongoing business,

•	the inability of our management to maximize our financial and strategic position by the successful implementation of uniform product offerings and the incorporation of uniform technology into our product offerings and control systems, and

•	the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with acquisitions. We cannot assure you that our integration of acquired banks’ or branches’ operations will be successfully accomplished. Our inability to improve the operating performance of acquired banks and branches or to integrate successfully their operations could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, as we proceed with acquisitions in which the consideration consists of cash, a substantial portion of our available cash will be used to consummate the acquisitions.

The purchase price of banks or branches that might be attractive acquisition candidates for us may significantly exceed the fair values of their net assets. As a result, material goodwill and other intangible assets would be required to be recorded. In connection with acquisitions, we could incur substantial expenses, including the expenses of integrating the business of the acquired bank or branch with our existing business.

We expect that competition for appropriate candidates may be significant. We may compete with other banks or financial service companies with similar acquisition strategies, many of which may be larger or have greater financial and other resources than we have. We cannot assure you that we will be able to successfully identify and acquire suitable banks or branches on acceptable terms and conditions.

The types of loans in our portfolio have a higher degree of risk and a downturn in our real estate markets could hurt our business.

A downturn in our real estate markets could hurt our business because many of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. If real estate prices decline, the value of real estate collateral securing our loans could be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans. As of March 31, 2004, approximately 83.2% of the book value of our loan portfolio consisted of loans collateralized by various types of real estate. Substantially all of our real property collateral is located in California. The median sales price of a single family home in California is projected to increase 13% in 2004, while sales for 2004 are projected to fall 4.5% compared to 2003. The rise in price is attributed to an increase in demand for homes, coupled with a shortage of supply of new homes across the state. If there is a significant decline in real estate values, especially in California, the collateral for our loans will provide less security. Real estate values could be affected by, among other things, earthquakes and national disasters particular to California. Any such downturn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we cannot attract deposits, our growth may be inhibited.

We plan to increase significantly the level of our assets, including our loan portfolio. Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by offering deposit products that are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers. We cannot assure you that these efforts will be successful. Our inability to attract additional deposits at competitive rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our allowance for loan and lease losses may not be adequate to cover actual losses.

A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors, and related parties may fail to perform in accordance with the terms of their loans and leases. The underwriting and credit monitoring policies and procedures that we have adopted to address this risk may not prevent unexpected losses that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond our ability to predict, influence, or control.

Like all financial institutions, we maintain an allowance for loan and lease losses to provide for loan and lease defaults and non-performance. Our allowance for loan and lease losses may not be adequate to cover actual loan and lease losses, and future provisions for loan and lease losses could materially and adversely affect our business, financial condition, results of operations and cash flows. The allowance for loan and lease losses reflects our estimate of the probable losses in our loan and lease portfolio at the relevant balance sheet date. Our allowance for loan and lease losses is based on prior experience, as well as an evaluation of the known risks in the current portfolio, composition and growth of the loan and lease portfolio and economic factors. The determination of an appropriate level of loan and lease loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and leases and allowance for loan and lease losses. While we believe that our allowance for loan and lease losses is adequate to cover current losses, we cannot assure you that we will not increase the allowance for loan and lease losses further or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our business, financial condition, results of operations and cash flows.

We rely on communications, information, operating and financial control systems technology from third-party service providers, and we may suffer an interruption in or break of those systems that may result in lost business and we may not be able to obtain substitute providers on terms that are as favorable if our relationships with our existing service providers are interrupted.

We rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology, including customer relationship management, general ledger, deposit, servicing and loan origination systems. Any failure or interruption or breach in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. We cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could have a material adverse effect on our business, financial condition, results of operations and cash flows. If any of our third-party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all. Any of these circumstances could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, financial condition, results of operations and cash flows could be materially adversely affected.

In particular, a small parcel of property, owned by a subsidiary of the bank, was previously used as a gasoline station. Although the gasoline tanks were removed in the early 1970s, we have discovered that some ground contamination exists on the lot. The current cost of soil abatement is estimated to be between $450,000 and $570,000, and we recorded a reserve in the first quarter of 2004 of $450,000. We have made demands that the predecessor oil company operator assume full responsibility for remediation of the site, reimburse our costs to date in responding to environmental conditions at the site and provide written assurance of remediation of the site to the Regional Water Quality Central Board, Lahonton Region. We cannot assure you that additional remediation costs will not exceed the amounts reserved to date.

We could have liability arising out of a legal action against Bank of Orange County.

We are involved in a legal proceeding which may expose us to liability. We have settled in principle a suit involving the Reed Slatkin Investment Club, in which Bank of Orange County was one of four named defendants. The complaint alleges, among other things, aiding and abetting fraud, breach of fiduciary duty, fraud and negligence. The settlement is subject to documentation and court approval. In the event that definitive settlement documents are not signed by the parties and approved by the court, we intend to vigorously defend this case. In such event, we believe our liability is limited and covered by insurance. However, no assurance can be given that this case will be finally settled and/or that our liability, if any, will be covered by insurance. Any losses suffered by us in this case that are not covered by insurance, may have a material adverse effect on our future profitability and may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related To This Offering

Concentrated ownership of our common stock creates a risk of sudden changes in our share price.

As of June 15, 2004, the Fund owned approximately 95.3% of our common stock. The Fund intends to sell 5,230,000 of its shares in this offering. Upon the sale of the shares offered by this prospectus, the Fund will own 55.4% of our common stock following the offering, or 49.7% if the underwriters exercise their over-allotment option in full. Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by the Fund of a significant portion of its remaining holdings could have a material adverse effect on the market price of our common stock. We entered into a registration rights agreement which requires us to register our shares held by the Fund, subject to certain conditions and limitations contained in that agreement. Following the completion of this offering, we expect to file, and have declared effective, a “shelf” registration statement that will cover the resale of the Fund’s remaining 7,935,685 shares, or 7,151,185 shares if the underwriters’ over-allotment option is exercised; provided that the sale of shares pursuant to that shelf registration will be subject to the 180-day lock-up period, discussed below, unless waived by Friedman, Billings, Ramsey & Co., Inc.

After the offering, the Fund, our controlling shareholder, will beneficially own a significant percentage of our common stock, and it may be capable of preventing the consummation of corporate transactions that may be in the best interests of the other shareholders.

After the offering, the Fund, which is our controlling shareholder, will beneficially own approximately 55.4% of our outstanding common stock, or 49.7% if the underwriters exercise their over-allotment option in full. As a result, the Fund will have the ability to control or influence the composition of our board of directors, as well as the outcome of matters to be decided by a vote of our shareholders. In addition, it may be able to delay or prevent a change in control of us, even when a change in control may be in the best interests of our other shareholders.

Purchasers of our common stock will experience immediate and substantial dilution.

We expect the offering price for our common stock to be higher than the pro forma tangible book value per share of our outstanding common stock immediately after the offering. At an assumed offering price per share of common stock of $20.00 (the midpoint of the range set forth on the cover page of this prospectus), purchasers of our common stock in the offering will experience immediate dilution in the tangible book value of their shares of approximately $13.30 per share, or approximately 67% of the assumed offering price of $20.00 per share. Investors may incur additional dilution upon the issuance of shares of our common stock in connection with the exercise of options, including options which we assumed in connection with the Southland merger. As of June 15, 2004, 2,240,614 shares of common stock were reserved for issuance under our 2002 Stock Option Plan, of which 729,557 shares and an additional 11,543 shares of common stock issuable outside of our option plan to past directors of our former parent company at a weighted average exercise price of $9.06 per share were subject to outstanding options, and 629,301 shares of common stock were reserved for issuance pursuant to options we assumed in connection with the Southland merger, at a weighted average exercise price of $7.82 per share. To the extent that options are exercised or other share awards are made under our 2002 Stock Option Plan, there will be further dilution to new investors. For more information, see “Dilution.”

Future issuances or sales of shares of our common stock could have an adverse effect on our common stock price.

Upon the closing of this offering, 14,312,649 shares of our common stock will be outstanding, assuming the underwriters’ over-allotment option is not exercised. In addition, 2,240,614 shares of our common stock are reserved for future issuance to directors, officers, employees and consultants under our 2002 Stock Option Plan, of which, as of June 15, 2004, options to purchase 729,557 shares were outstanding. In addition, 11,543 shares of our common stock are reserved for future issuance outside of our option plan to past directors of our former parent company upon the exercise of options, the majority of which will become vested and exercisable in 2004. In connection with the Southland merger, we assumed options outstanding under Southland’s 2002 Stock Option Plan as well as options granted outside of Southland’s option plan, which were converted into options to acquire up to 685,044 shares of our common stock at a weighted average exercise price of $7.82 per share. Of these converted options, as of June 15, 2004, options to purchase 629,301 shares of our common stock were outstanding. Shortly after completion of the offering, we intend to file a registration statement on Form S-8 to register approximately 2.9 million shares of our common stock issuable under our 2002 Stock Option Plan and Southland’s 2002 Stock Option Plan. All of these shares will be freely tradable without restriction or further registration under the federal securities laws except to the extent purchased by one of our affiliates.

All of the shares of our common stock to be sold in the offering by us and the selling shareholder, other than those purchased by affiliates, will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining shares of our outstanding common stock will be available for future sale subject to restrictions on the timing, manner and volume of sales imposed by the Securities Act. Lock-up agreements restrict our officers, directors and the selling shareholder from disposing of their shares for 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. However, Friedman Billings Ramsey & Co., Inc. may release all or any portion of the common stock from the restrictions of the lock-up agreements. Under a registration rights agreement we entered into with the selling shareholder, we are required to register shares of our common stock held by the selling shareholder under specified circumstances. Following the completion of this offering, we expect to file, and have declared effective, a “shelf” registration statement that will cover the resale of the remaining shares held by the selling shareholder; provided that the sale of shares pursuant to that shelf registration will be subject to a 180-day lock-up period unless waived by Friedman Billings Ramsey & Co., Inc. Any sales of substantial amounts of common stock after the offering, including shares issued upon the exercise of outstanding options, may cause the market price of our common stock to decline.

Future sales of our common stock, or even the perception that such sales could occur, could adversely affect prevailing market prices for the shares of our common stock. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Our inability to raise funds and capital through the issuance of equity securities could adversely affect our business or our ability to implement our strategy.

Our future ability to pay dividends is subject to restrictions. As a result, capital appreciation, if any, of our common stock may be your sole source of gains in the future.

Since we are a holding company with no significant assets other than the bank, we currently depend upon dividends from the bank for a substantial portion of our revenues. After this offering, our ability to pay dividends will continue to depend in large part upon our receipt of dividends or other capital distributions from the bank. Our ability to pay dividends is also subject to the restrictions of the California Corporations Code.

The ability of the bank to pay dividends or make other capital distributions to us is subject to the regulatory authority of the Board of Governors of the Federal Reserve System, or the FRB, and the California Department of Financial Institutions, or the DFI. As of March 31, 2004, Placer Sierra Bank and Bank of Orange County could have paid, on a combined basis, approximately $19.5 million in dividends without the prior approval of the FRB or the DFI.

From time to time, we may become a party to financing agreements or other contractual arrangements that have the effect of limiting or prohibiting us or the bank from declaring or paying dividends. Our holding company expenses and obligations with respect to our trust preferred securities and corresponding junior subordinated deferrable interest debenture issued by us may limit or impair our ability to declare or pay dividends.

On a stand-alone basis, we rely on dividends from the bank as our sole source of liquidity.

Anti-takeover provisions and federal law may limit the ability of another party to acquire us, which could cause our stock price to decline.

Various provisions of our articles of incorporation and by-laws could delay or prevent a third-party from acquiring us, even if doing so might be beneficial to our shareholders. These provisions provide for, among other things, advance notice requirements for proposals that can be acted upon at shareholder meetings, a prohibition on shareholder action by written consent without a meeting, and the authorization to issue “blank check” preferred stock by action of the board of directors acting alone, thus without obtaining shareholder approval. The Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act of 1978, as amended, together with federal regulations, require that, depending on the particular circumstances, either FRB approval must be obtained or notice must be furnished to the FRB and not disapproved prior to any person or entity acquiring “control” of a state member bank, such as the bank. These provisions may prevent a merger or acquisition that would be attractive to shareholders and could limit the price investors would be willing to pay in the future for our common stock.

Management will have broad discretion as to the use of the proceeds received by us from this offering, and we may not use the proceeds effectively.

Although we plan to use the net proceeds from this offering for general corporate purposes, working capital, financial internal growth, possible future acquisitions of financial institutions, branch offices and loan portfolios, and possible repayment of amounts owed under junior subordinated deferrable interest debentures, we have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our market value or make us profitable.

Risks Related To Governmental And Regulatory Concerns

Placer Sierra Bancshares and the bank are subject to extensive government regulation. These regulations may hamper our ability to increase assets and earnings, and could result in a decrease in the value of your shares.

Our operations and those of the bank are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations. We cannot assure you that these proposed laws, rules and regulations or any other laws, rules or regulations will not be adopted in the future, which could make compliance much more difficult or expensive, restrict our ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us or otherwise adversely affect our business, financial condition, results of operations or cash flows.

The State of California’s budget crisis could have an adverse impact upon our business, financial condition, results of operations and share price.

The State of California currently is facing a substantial budget deficit. In response to the budget deficit, the state may reduce substantially the governmental payroll and expenditures. A combination of reductions in state-provided services and increases in the level and nature of taxation could adversely affect economic activity and real estate values, which in turn could have a material adverse affect on our business, financial condition, results of operations and cash flows. The business, financial condition, results of operations and cash flows of the bank’s customers also could be adversely affected, which could have a negative impact on the bank’s loan portfolio and on our business, financial condition, results of operations and cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

A number of the presentations and disclosures in this prospectus, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to:

•	earnings growth,

•	revenue growth,

•	future acquisitions,

•	non-interest income levels, including fees from loans and other product sales,

•	credit performance on loans made by us,

•	increases in competitive pressure among financial institutions,

•	tangible capital generation,

•	market share,

•	expense levels,

•	changes in the interest rate environment,

•	continued ability to attract and employ qualified personnel,

•	results from new business initiatives in our community banking business, and

•	other business operations and strategies.

Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, many of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include those included in the “Risk Factors” section of this prospectus.

In addition, we regularly explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this prospectus, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus are expressly qualified by these cautionary statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock being offered by us and by the Fund. We will not receive any proceeds from the 5,230,000 shares (or 6,014,500 shares if the underwriters’ over-allotment option is exercised in full) sold in the offering by the Fund. Based on an assumed public offering price per share of our common stock of $20.00 per share (the midpoint of the range set forth on the cover page of this prospectus), we estimate that our net proceeds from this offering will be approximately $6.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $8.2 million. We plan to use the net proceeds from this offering for general corporate purposes, working capital, financing internal growth, possible future acquisitions of financial institutions, branch offices and loan portfolios. We do not currently plan to contribute any of the net proceeds from this offering to the capital of the bank.

We regularly explore opportunities for, and engage in discussions relating to, potential acquisitions of financial institutions and related businesses, and also regularly explore opportunities for acquisitions of assets and liabilities of financial institutions, bank branches and other financial services providers. We do not currently have any agreement or definitive plans relating to any such acquisition or for the use of any portion of the proceeds from this offering for those purposes.

The amounts actually expended for working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under “Risk Factors.” Accordingly, our management will retain broad discretion in the allocation of the net proceeds of this offering. Pending these uses, we intend to invest the proceeds in short-term, investment-grade investments.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to adopt a policy of paying dividends on a quarterly basis, commencing in the fourth quarter of 2004. Any determination to pay dividends in the future will, however, be at the discretion of our board of directors and will depend upon our earnings, financial condition, results of operations, capital requirements, regulatory restrictions, contractual restrictions and other factors that our board of directors may deem relevant.

Since we are a holding company with no significant assets other than the bank, we currently depend upon dividends from the bank for a substantial portion of our revenues. After this offering, our ability to pay dividends will continue to depend in large part upon our receipt of dividends or other capital distributions from the banks. Our ability to pay dividends is also subject to the restrictions of the California General Corporation Law.

The bank’s ability to pay dividends or make other capital distributions to us is subject to the regulatory authority of the FRB and the DFI. As of March 31, 2004, Placer Sierra Bank and Bank of Orange County could have paid, on a combined basis, approximately $19.5 million in dividends without FRB or DFI prior approval.

As a member of the Federal Reserve System, the bank is subject to FRB Regulation H which, among other things, provides that a member bank may not declare or pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the sum of the bank’s net income (as reportable in its Reports of Condition and Income) during the current calendar year and its retained net income for the prior two calendar years, unless the FRB has approved the dividend. Regulation H also provides that a member bank may not declare or pay a dividend if the dividend would exceed the bank’s undivided profits as reportable on its Reports of Condition and Income, unless the FRB and holders of at least two-thirds of the outstanding shares of each class of the bank’s outstanding stock have approved the dividend.

Additionally, as a California state-chartered bank, the bank is subject to limitations under California law on the payment of dividends. Section 642 of the California Financial Code provides that a bank may not make a distribution to its shareholders, without the prior DFI approval, in an amount exceeding the lesser of the bank’s retained earnings or the bank’s net income for its last three fiscal years less distributions made by the bank during that period.

From time to time, we may become a party to financing agreements and other contractual arrangements that have the effect of limiting or prohibiting us or the bank from declaring or paying dividends. Our holding company expenses and obligations with respect to our outstanding trust preferred securities and corresponding subordinated debt issued by us may limit or impair our ability to declare or pay dividends.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2004:

•	on an actual basis; and

•	as adjusted to reflect the receipt and application by us of estimated net proceeds from our sale of 500,000 shares of our common stock in this offering, assuming no exercise of the underwriters’ over-allotment option, at an assumed public offering price of $20.00 per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and the estimated offering expenses.

You should read this table in conjunction with the financial statements and the other financial information included in this prospectus.

	As of March 31, 2004
	Actual	As Adjusted
	(Dollars in thousands, except per share amounts)
Indebtedness:
Junior subordinated deferrable interest debentures	$38,146	$38,146
Shareholders’ Equity:
Common stock, no par value, 100,000,000 shares authorized, 13,758,824 shares issued at March 31, 2004, 14,258,824 shares on an as adjusted basis	$143,443	$150,243
Retained earnings	25,229	25,229
Accumulated other comprehensive income	1,042	1,042

Total shareholders’ equity	169,714	176,514

Total capitalization	$207,860	$214,660

Tier 1 leverage capital ratio	9.8%	10.3%
Tier 1 risk-based capital ratio (1)	12.5%	13.1%
Total risk-based capital ratio (1)	13.7%	14.4%
Book value per share	$12.33	$12.38

(1)	The net proceeds from our sale of common stock in this offering are presumed to be invested in 0% risk weighted U.S. Treasury bonds for purposes of as adjusted risk-based regulatory capital ratios.

DILUTION

If you invest in our common stock, you will suffer dilution to the extent the initial public offering price per share of our common stock exceeds the tangible book value per share of our common stock immediately after this offering.

The tangible book value of our common stock as of March 31, 2004 was approximately $88.8 million, or $6.45 per share of common stock. The tangible book value per share represents shareholders’ equity, less total intangibles (goodwill, core deposit intangible and favorable lease rights) divided by 13,758,824 shares of our common stock outstanding as of that date.

After giving effect to the issuance and sale of 500,000 shares of our common stock in this offering and our receipt of approximately $6.8 million in net proceeds from such sale, based on an assumed public offering price of $20.00 per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the underwriters’ discounts and commissions and the estimated expenses of the offering, our as adjusted tangible book value as of March 31, 2004 would have been approximately $95.6 million, or $6.70 per share. This amount represents an immediate increase in tangible book value per share of $0.25 to existing shareholders and an immediate dilution of $13.30 per share to purchasers of our common stock in this offering. Dilution is determined by subtracting the tangible book value per share as adjusted for this offering from the amount of cash paid by a new investor for a share of our common stock. The following table illustrates the per share dilution:

Offering price per share		$20.00
Tangible book value per share as of March 31, 2004	$6.45
Increase in tangible book value per share attributable to new investors	0.25

As adjusted tangible book value per share after this offering		6.70

Dilution per share to new investors		$13.30

The following table summarizes as of March 31, 2004, on the as adjusted basis described above, the total number of shares of common stock purchased from us, the total consideration paid to us, before deducting underwriting discounts and commissions and estimated offering expenses, and the average price per share paid by existing shareholders and by new investors who purchase shares of common stock in this offering at the assumed initial public offering price of $20.00 per share (the midpoint of the range set forth on the cover page of this prospectus).

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	13,758,824	96.5%	$143,443,000	93.5%	$10.43
New investors	500,000	3.5%	10,000,000	6.5%	20.00

Total	14,258,824	100.0%	$153,443,000	100.0%

The shares of common stock outstanding exclude 2,240,614 shares of common stock reserved for issuance under our stock option plan, of which 729,878 shares and an additional 11,543 shares reserved for issuance outside of the option plan to past directors of our former parent company were subject to outstanding options at March 31, 2004. The shares of common stock outstanding also exclude 685,044 shares of common stock reserved for issuance pursuant to options assumed in connection with the Southland merger. To the extent that options are exercised or other share awards are made under our stock option plan, there will be further dilution to new investors.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated financial and other data for Placer Sierra Bancshares at or for each of the years in the five-year period ended December 31, 2003 and at or for the three months ended March 31, 2004 and 2003. The financial data presented includes the effect of the Southland merger as if the merger had occurred on January 1, 1999. The consolidated financial data at and for the fiscal years ended December 31, 2003, 2002 and 2001 have been derived from our audited financial statements included elsewhere in this prospectus. The selected consolidated financial data at and for the three months ended March 31, 2004 and 2003 and the years ended December 31, 2000 and 1999 have been derived from our unaudited financial statements as well as from the unaudited financial statements of Southland. Historical results are not necessarily indicative of future results. Earnings per share is computed using the weighted average number of shares of common stock outstanding. Book value per share excludes the effect of any outstanding stock options.

The selected consolidated financial and other data presented below have been derived from financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America. You should read the selected financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(In thousands, except share, per share and percentage data)
Consolidated Income Data:
Interest income	$17,489	$17,291	$68,783	$72,651	$85,313	$88,198	$42,046
Interest expense	2,059	3,000	10,275	18,127	29,216	35,292	14,432

Net interest income	15,430	14,291	58,508	54,524	56,097	52,906	27,614
Provision for (credit to) the allowance for loan and lease losses	520	(310)	(6)	(485)	4,747	3,969	1,060

Net interest income after provision for (credit to) the allowance loan and lease losses	14,910	14,601	58,514	55,009	51,350	48,937	26,554
Non-interest income	4,051	3,176	15,992	15,457	12,627	9,002	4,576
Non-interest expense	12,609	12,460	50,745	56,308	57,833	54,663	27,844

Income before income taxes	6,352	5,317	23,761	14,158	6,144	3,276	3,286
Provision for income taxes	2,172	2,053	8,431	4,807	5,512	2,116	2,068
Minority interest share of (income) loss	—	—	—	(123)	2,693	(524)	92

Net income	$4,180	$3,264	$15,330	$9,228	$3,325	$636	1,310

Share data:
Earnings per share – basic and diluted (1)	$0.30	$0.24	$1.13	$0.70	$0.25	$0.05	$0.13
Book value per share	$12.33	$11.33	$12.05	$11.09	$10.62	$10.82	$10.50
Shares outstanding at period end	13,758,824	13,407,401	13,683,493	13,407,401	13,165,685	13,165,685	9,806,536
Weighted average shares outstanding – basic (1)	13,714,085	13,407,401	13,520,468	13,176,242	13,165,685	12,615,005	9,806,536
Weighted average shares outstanding – diluted (1)	14,104,856	13,407,401	13,520,468	13,176,242	13,165,685	12,615,005	9,806,536

Consolidated Balance Sheet Data:
Cash and cash equivalents	$133,662	$207,363	$88,505	$153,617	$184,398	$137,517	$75,250
Investments and other securities	152,744	199,036	226,588	230,116	151,597	216,723	168,525
Loans and leases held for investment	968,581	857,103	952,798	876,407	872,698	818,263	627,173
Other real estate	805	1,378	805	1,514	1,619	1,264	—
Goodwill	72,639	72,639	72,639	72,639	70,075	73,712	54,981
Core deposit intangible and favorable lease rights	8,273	10,829	8,760	11,360	13,844	16,740	13,887
Assets	1,385,194	1,405,577	1,396,946	1,405,595	1,355,812	1,307,352	979,530
Deposits	1,147,095	1,187,759	1,137,160	1,193,117	1,153,147	1,108,715	820,634
Junior subordinated deferrable interest debentures	38,146	38,146	38,146	38,146	38,146	22,573	22,573
Shareholders’ equity	169,714	151,882	164,894	148,690	139,812	142,439	102,977

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(In thousands, except share, per share and percentage data)
Selected Other Balance Sheet Data:
Average assets	$1,384,164	$1,388,765	$1,413,637	$1,393,405	$1,316,248	$1,244,860	$627,139
Average earning assets	1,188,559	1,176,948	1,210,209	1,186,758	1,117,700	1,055,372	536,332
Average shareholders’ equity	167,843	154,696	158,619	146,627	147,811	135,753	68,495

Selected Financial Ratios (2):
Return on average assets	1.21%	0.95%	1.08%	0.66%	0.25%	0.05%	0.21%
Return on average shareholders’ equity	10.02	8.56	9.66	6.29	2.25	0.47	1.91
Shareholders’ equity to assets	12.25	10.81	11.80	10.58	10.31	10.90	10.51
Net interest margin	5.22	4.92	4.83	4.59	5.02	5.01	5.15
Efficiency ratio	64.72	71.33	68.11	80.46	84.15	126.63	86.50

Selected Asset Quality Ratios:
Non-performing loans and leases to total loans and leases held for investment	0.17%	0.28%	0.31%	0.42%	0.52%	0.46%	0.15%
Non-performing assets to total assets	0.18	0.27	0.27	0.37	0.46	0.38	0.10
Allowance for loan and lease losses to total loans and leases held for investment	1.32	1.54	1.40	1.42	1.42	1.56	1.28
Allowance for loan and lease losses to non-performing loans and leases	788.00	544.04	447.60	341.47	270.76	339.98	838.77
Allowance for loan and lease losses to nonperforming assets	526.95	346.91	352.43	241.28	199.89	254.22	838.77
Net recoveries (charge-offs) to average loans and leases held for investment (2)	(0.44)	0.49	0.10	0.07	(0.60)	(0.23)	(0.10)

(1)	For periods ended prior to January 1, 2004, the shares of common stock issuable under stock option agreements were not included in the computation of diluted earnings per share because the exercise prices were equal to or greater than the stock’s fair value and their effect would be antidilutive.

(2)	The ratios for the periods ended March 31, 2004 and March 31, 2003 are presented on an annualized basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial and Other Data” and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a bank holding company for Placer Sierra Bank, a California state-chartered commercial bank. We derive our income primarily from interest received on real estate related loans, commercial loans and leases, consumer loans and, to a lesser extent, fees from the sale or referral of loans, interest on investment securities and fees received in connection with servicing loan and deposit customers. Our major operating expenses are the interest we pay on deposits and borrowings and general operating expenses. We rely primarily on locally-generated deposits to provide us with funds for making loans.

We are subject to competition from other financial institutions and our operating results, like those of other financial institutions operating in California, are significantly influenced by economic conditions in California, including the strength of the real estate market. In addition, both the fiscal and regulatory policies of the federal government and regulatory authorities that govern financial institutions and market interest rates also impact the bank’s financial condition, results of operations and cash flows.

The bank has one active subsidiary, Central Square Company, Inc., which receives referral fee income from a third-party provider of investment products and, until December 31, 2002, was engaged in divestment of various real property investments.

One of our strategic objectives is to geographically focus our activities in faster growing metropolitan regions of the state. Consistent with this objective, in May 2004 we acquired Bank of Orange County and in November 2003 we sold five branches in the more remote Sierra Nevada locations to another bank. In addition, Bank of Orange County sold one branch located in Torrance, California in 2002 decreasing our assets and liabilities by approximately $10 million. As a result of branch divestitures in 2003, our assets and liabilities decreased by approximately $50 million and we recorded a pretax gain on sale of branches, net of expenses, of $1.5 million.

In May of 2004, we acquired Bank of Orange County and its holding company Southland, in order to participate in the high growth Southern California banking market. Bank of Orange County has always been a community-focused commercial bank with core relationship-based depositors and borrowers. Additionally, our Chairman and CEO, Ronald Bachli and our Chief Financial Officer, David Hooston, had also served in similar capacities at Southland, where they were integral in setting the strategic direction for Bank of Orange County’s growth, operations, loan portfolio, customer base and management. In connection with the Southland acquisition, Southland merged into Placer Sierra Bancshares, and Bank of Orange County became a Placer Sierra Bancshares subsidiary. We merged Bank of Orange County into Placer Sierra Bank in July 2004 and operate it as a division of Placer Sierra Bank, under the name Bank of Orange County. Southland was merged with and into us on May 25, 2004, in a stock-for-stock transaction whereby the shareholders of Southland received 0.5752 of a share of our common stock for each outstanding share of Southland common stock. Immediately prior to the acquisition of Southland, our principal shareholder, the Fund, owned 99.75% of Southland and 93.18% of us. The acquisition was principally accounted for as a combination of companies under common control similar to a pooling of interests. Thus, our historical consolidated financial statements presented in this prospectus include the financial results of Southland and its subsidiary, Bank of Orange County, as if the merger occurred on January 1, 1999. Our acquisition of the 0.25% minority interest in Southland was accounted for using the purchase method of accounting. The excess of the purchase price over the estimated fair value of the 0.25% minority interest in the net assets acquired was approximately $121,000, which was recorded as goodwill. As the merger of Southland with and into us took place subsequent to March 31, 2004, the most recent date for which financial information is presented in this prospectus, the effect of the acquisition of the minority interest has not been reflected herein.

Critical Accounting Policies

Our accounting policies are integral to understanding the financial results reported. Our most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and consistently applied from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgments.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses represents our best estimate of losses inherent in the existing loan and lease portfolio. The allowance for loan and lease losses is increased by the provision for loan and lease losses charged to expense and reduced by loans and leases charged off, net of recoveries.

We evaluate our allowance for loan and lease losses periodically. We believe that the allowance for loan and lease losses is a “critical accounting estimate” because it is based upon management’s assessment of various factors affecting the collectibility of the loans and leases, including current economic conditions, past credit experience, delinquency status, the value of the underlying collateral, if any, and a continuing review of the portfolio of loans and leases.

We determine the appropriate level of the allowance for loan and lease losses, primarily through an analysis of the various components of the loan and lease portfolio, including all significant credits on an individual basis. We segment the loan and lease portfolio into as many components as practical. Each component would normally have similar characteristics, such as risk classification, past due status, type of loan or lease, industry or collateral.

We cannot provide you with any assurance that further economic difficulties or other circumstances which would adversely affect our borrowers and their ability to repay outstanding loans and leases will not occur which would be reflected in increased losses in our loan and lease portfolio, which could result in actual losses that exceed reserves previously established.

Allowance for Losses Related to Undisbursed Loan and Lease Commitments

We maintain a separate allowance for losses related to undisbursed loan and lease commitments. Management estimates the amount of probable losses by applying the loss factors used in our allowance for loan and lease loss methodology to our estimate of the expected usage of undisbursed commitments for each loan or lease type.

Available-for-Sale Securities

Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires that available-for-sale securities be carried at fair value. We believe this is a “critical accounting estimate” in that the fair value of a security is based on quoted market prices or if quoted market prices are not available, fair values are extrapolated from the quoted prices of similar instruments. Adjustments to the available-for-sale securities fair value impact the consolidated financial statements by increasing or decreasing assets and shareholders’ equity.

Deferred Income Taxes

Deferred income taxes reflect the estimated future tax effects of temporary differences between the reported amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. We use an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced.

Impairment of Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but will be evaluated for impairment at least annually.

Results of Operations

The following tables summarize key financial results for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
Net income, in thousands	$4,180	$3,264	$15,330	$9,228	$3,325
Earnings per share – basic and diluted(1)	$0.30	$0.24	$1.13	$0.70	$0.25
Return on average assets	1.21%	0.95%	1.08%	0.66%	0.25%
Return on average shareholders’ equity	10.02%	8.56%	9.66%	6.29%	2.25%

Financial Overview for the Three Months Ended March 31, 2004 and 2003

Our consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiary bank. All significant inter-company accounts and transactions have been eliminated in consolidation.

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

	Three Months Ended March 31,
	2004	2003	Increase (Decrease)
	(Dollars in thousands, except per share data)
Consolidated Statement of Earnings Data:
Interest income	$17,489	$17,291	$198
Interest expense	2,059	3,000	(941)

Net interest income	15,430	14,291	1,139
Provision for (credit to) the allowance for loan and lease losses	520	(310)	830

Net interest income after provision for (credit to) the allowance for loan and lease losses	14,910	14,601	309
Non-interest income	4,051	3,176	875
Non-interest expense	12,609	12,460	149

Income before income taxes	6,352	5,317	1,035
Provision for income taxes	2,172	2,053	119

Net income	$4,180	$3,264	$916

Earnings per share – basic and diluted(1)	$0.30	$0.24	$0.06

(1)	For periods ended prior to January 1, 2004, the shares of common stock issuable under stock option agreements were not included in the computation of diluted earnings per share because the exercise prices were equal to or greater than the stock’s fair value and their effect would be antidilutive.

Net income increased 28.1% to $4.2 million, or $0.30 per share, for the quarter ended March 31, 2004, from $3.3 million, or $0.24 per share, for the quarter ended March 31, 2003. Our return on average assets was 1.21% and return on average shareholders’ equity was 10.02% for the quarter ended March 31, 2004, compared to 0.95% and 8.56%, respectively, for the quarter ended March 31, 2003.

Net income improved significantly in the first quarter of 2004 from the same period in 2003, principally as a result of an increase in net interest income of $1.1 million and an increase in non-interest income of $875,000, offset by an increase in the provision for loan and lease losses of $830,000 and an increase in non-interest expenses of $149,000.

The $1.1 million, or 8.0%, increase in net interest income primarily resulted from a 30 basis point improvement in net interest margin. This is the result of lower funding costs mostly attributable to the change in the mix of our deposits toward lower cost non-interest-bearing demand deposits, interest-bearing demand deposits and savings accounts.

Net Interest Income and Net Interest Margin

Our net interest income for the quarter ended March 31, 2004 increased $1.1 million, or 8.0%, compared to the quarter ended March 31, 2003. This increase was due to a decrease of $941,000 in interest expense, and an increase in interest income of $198,000. Total interest expense decreased both as a result of ongoing declines in interest rates and average outstanding interest-bearing deposits decreasing to $753.3 million during the first quarter of 2004 as compared to $800.1 million during the first quarter of 2003. A decline of $54.3 million in time certificates of deposit resulted in the largest contribution to the decline in interest expense. Total interest income increased as a result of redeploying assets from lower-yielding Federal funds sold into higher-yielding loans and leases. Additionally, through a restructure of our investment securities portfolio, the yield on that portfolio increased 72 basis points during a period of general interest rate declines.

The average yield on our interest-earning assets declined slightly to 5.92% in the first quarter of 2004 from 5.96% in the first quarter of 2003. Although there was a decrease in the overall interest rate environment, we restructured our balance sheet to produce a shift in the mix of our interest-earning assets away from lower-yielding Federal funds sold into relatively higher-yielding loans and leases. This is reflected by the $61.1 million decrease in average Federal funds sold and a $98.6 million increase in average loans and leases held for investment. Average loans and leases outstanding as a percentage of average total interest-earning assets increased to 81.0% in the first quarter of 2004 as compared to 73.5% during the first quarter of 2003.

The cost of our average interest-bearing liabilities decreased to 1.00% in the first quarter of 2004 from 1.44% in the first quarter of 2003. In addition to broad declines in the average rates paid by the bank on deposit balances, the ratio of average non-interest-bearing deposits to average total deposits increased during the first quarter of 2004 to 33.0% from 31.6% during the first quarter of 2003. Average time certificates of deposit as a percentage of average total deposits decreased to 20.3% in the first quarter of 2004 from 24.2% in the first quarter of 2003, as a result of our restructuring of our balance sheet. During the first quarter of 2004, we utilized short-term borrowings to bridge a recurring seasonal decline in core deposits. The cost of these short-term borrowings was less than the cost of the certificates of deposit that they replaced due to their shorter average duration.

As a result of the above factors, our net interest margin increased to 5.22% for the first quarter of 2004 from 4.92% for the first quarter of 2003.

The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders’ equity, as well as the net interest income from average interest-earning assets and the resulting yields expressed in percentages. Non-accrual loans are included in the calculation of average loans and leases while non-accrued interest thereon is excluded from the computation of yields earned.

	Three Months Ended March 31, 2004			Three Months Ended March 31, 2003
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS
Interest-earning assets:
Loans held for sale (1)	$242	$3	4.99%	$5,930	$87	5.95%
Loans and leases held for investment (1)(2)(3)	963,176	15,069	6.29	864,596	14,718	6.90
Investment securities (1)	183,490	2,249	4.93	203,536	2,114	4.21
Federal funds sold	34,362	73	0.85	95,436	265	1.13
Interest-bearing deposits with other banks	—	—	—	100	1	4.06
Other earning assets (4)	7,289	95	5.24	7,350	106	5.85

Total interest-earning assets	1,188,559	17,489	5.92	1,176,948	17,291	5.96
Non-earning assets:
Cash and due from banks	65,134			71,697
Other assets	130,471			140,120

Total assets	$1,384,164			$1,388,765

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits
Interest-bearing demand	$190,922	163	0.34	$199,206	256	0.52
Money market	202,912	302	0.60	192,734	399	0.84
Savings	130,880	114	0.35	125,276	167	0.54
Time certificates of deposit	228,627	945	1.66	282,921	1,672	2.40

Total interest-bearing deposits	753,341	1,524	0.81	800,137	2,494	1.26
Short-term borrowings	35,079	89	1.02	8,633	19	0.89
Long-term debt	38,146	446	4.70	38,146	487	5.18

Total interest-bearing liabilities	826,566	2,059	1.00	846,916	3,000	1.44
Non-interest-bearing liabilities:
Demand deposits	371,796			369,181
Other liabilities	17,959			17,972

Total liabilities	1,216,321			1,234,069

Shareholders’ equity	167,843			154,696

Total liabilities and shareholders’ equity	$1,384,164			$1,388,765

Net interest income		$15,430			$14,291

Net interest margin			5.22%			4.92%

(1)	Yields on loans and leases and securities have not been adjusted to a tax-equivalent basis because the impact is not material.

(2)	Includes average non-accrual loans and leases of $1.8 million and $2.4 million for the three months ended March 31, 2004 and 2003, respectively.
(3)	Net loan and lease fees of $2,000 and $120,000 for the three months ended March 31, 2004 and 2003, respectively, are included in the yield computations.
(4)	Includes Federal Reserve Bank stock and Federal Home Loan Bank stock.

The following table shows the change in interest income and interest expense and the amount of change attributable to variances in volume, rates and the combination of volume and rates based on the relative changes of volume and rates.

	Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003
	Net Change	Rate	Volume	Mix
	(In thousands)
Interest income:
Loans held for sale	$(84)	$(14)	$(83)	$13
Loans and leases held for investment	351	(1,303)	1,678	(24)
Investment securities	135	360	(208)	(17)
Federal funds sold	(192)	(64)	(170)	42
Interest-bearing deposits with other banks	(1)	(1)	(1)	1
Other earning assets	(11)	(11)	(1)	1

Total interest income	198	(1,033)	1,215	16

Interest expense:
Interest-bearing demand	(93)	(87)	(11)	5
Money market	(97)	(115)	21	(3)
Savings	(53)	(59)	7	(1)
Time certificates of deposit	(727)	(512)	(321)	106
Short-term borrowings	70	3	58	9
Long-term debt	(41)	(45)	—	4

Total interest expense	(941)	(815)	(246)	120

Net interest income	$1,139	$(218)	$1,461	$(104)

Provision for Loan and Lease Losses

The provision for loan and lease losses in each period is a charge against earnings in that period. The provision is that amount required to maintain the allowance for loan and lease losses at a level which, in management’s judgment, is adequate to absorb loan and lease losses inherent in the loan and lease portfolio.

The provision for loan and lease losses for the first quarter of 2004 was $520,000 as compared to the first quarter of 2003 when we recorded a reversal of the provision for loan and lease losses of $310,000 due to some significant recoveries experienced in that quarter. The provision for loan and lease losses during the first quarter of 2004 reflects significant growth in the held for investment loan and lease portfolio of $111.5 million, or 13.0%, to $968.6 million at March 31, 2004 from $857.1 million at March 31, 2003. Changes in the level of net loan and lease charge-offs and non-performing loans and leases also affected the increase in the provision in the first quarter of 2004. In the first quarter of 2004, we experienced net loan and lease charge-offs of $1.1 million as compared to net loan and lease recoveries of $1.1 million for the first quarter of 2003. This increase in net loan and lease charge-offs was partially offset by a decrease in non-performing loans and leases as a percentage of total loans and leases held for investment to 0.18% at March 31, 2004 from 0.31% at December 31, 2003 and 0.28% at March 31, 2003. The decline in non-performing assets during the period principally resulted from $1.3 million in charge-offs related to a single customer whose loans were classified as non-performing at December 31, 2003.

There were no significant changes in loan and lease concentrations or terms during the period which significantly affected the provision or allowance for loan and lease losses.

Credit risk characteristics in the loan and lease portfolio changed moderately between periods as the proportion of relatively higher risk commercial, commercial real estate mortgages and construction loan and lease receivables grew as a percentage of the total loan and lease portfolio, requiring a slightly higher allowance for loan and lease losses in those categories.

Non-Interest Income

We earn non-interest income primarily through fees related to:

•	services provided to deposit customers,

•	services provided to current and potential loan customers as well as loan pre-payment penalties, and

•	providing loan servicing to third parties.

In addition, through established referral programs for certain loan products and from customers seeking investment vehicles other than bank-offered products, we earn commissions. Loan sales also generate non-interest income.

The following table presents, for the periods indicated, the major categories of non-interest income:

	Three Months Ended March 31,		Increase (Decrease)
	2004	2003
	(In thousands)
Service charges and fees on deposit accounts	$1,565	$1,648	$(83)
Referral and other loan-related fees	621	380	241
Loan servicing income	93	111	(18)
Gain on sale of loans, net	70	183	(113)
Commissions on sales of investment products	218	182	36
Gain on sale of investment securities, net	206	87	119
Increase in cash surrender value of life insurance	319	315	4
Other income	959	270	689

Total non-interest income	$4,051	$3,176	$875

Total non-interest income increased by $875,000 or 27.6%, to $4.1 million for the quarter ended March 31, 2004 from $3.2 million for the quarter ended March 31, 2003. The increase principally relates to an increase in other non-interest income which includes a one-time gain of $397,000 from life insurance proceeds and a $275,000 recovery of a year end 2003 operational charge-off related to a misdirected wire transfer. Referral and other loan-related fees increased $241,000 in 2004 as compared to 2003 as this product line was more fully implemented in the second half of 2003. Loan servicing income and gain on sale of loans declined between periods as we focused on retaining one to four single family loans for our portfolio as compared to selling loans in prior periods. Service charges on deposit accounts declined slightly due to a decline in non-sufficient funds charges related to a reduction in the number of check cashing business customers that historically have a high rate of returns related to their unique line of business.

Non-Interest Expense

Non-interest expense is the cost, other than interest expense and the provision for loan and lease losses, associated with providing banking and financial services to customers and conducting our business.

The following table presents, for the periods indicated, the major categories of non-interest expense:

	Three Months Ended March 31,		Increase (Decrease)
	2004	2003
	(In thousands)
Salaries and employee benefits	$6,428	$5,932	$496
Occupancy and equipment	1,687	1,823	(136)
Data and item processing	1,195	1,200	(5)
Amortization of core deposit intangible and favorable lease rights	487	532	(45)
Communications and postage	438	466	(28)
Professional fees	547	608	(61)
Administration	486	592	(106)
Loan-related costs	(3)	273	(276)
Advertising and business development	266	201	65
Stationery and supplies	218	219	(1)
Other	860	614	246

Total non-interest expense	$12,609	$12,460	$149

Total non-interest expense increased $149,000, or 1.2%, to $12.6 million for the quarter ended March 31, 2004 from $12.5 million for the quarter ended March 31, 2003. Salaries and employee benefits increased $496,000, or 8.4%, principally as a result of additions to staff devoted to business development activities in Southern California and realignment of salaries and benefits for executive officer positions throughout our organization. Loan-related costs (credit reports, appraisals, and the provision for losses related to undisbursed loans and leases) declined $276,000, as we reduced our allowance for losses related to undisbursed loans and leases during the first quarter of 2004. The reduction resulted from a review and corresponding adjustment in the perceived level of risk associated with unfunded commitments. Other non-interest expenses increased $246,000, or 40.0%, as a result of a $450,000 contingency reserve provided in the first quarter of 2004 in connection with estimated environmental remediation costs associated with an unimproved piece of property acquired in the 1999 purchase of Placer Sierra Bank. All other categories of non-interest expense declined as we focused on improving overall operational efficiencies.

We amortized the core deposit intangible using a method that approximates the expected run-off of the deposit base which resulted in a decrease in amortization from $532,000 in the first quarter of 2003 to $487,000 in the first quarter of 2004. The amortization of intangibles includes $18,000 related to the amortization of favorable lease rights in each of the quarters ended March 31, 2004 and 2003. We test our intangibles for impairment at least annually. No impairment was recognized in 2004 or 2003.

Provision for Income Taxes

We recorded a tax provision of $2.2 million in the quarter ended March 31, 2004 and $2.1 million in the quarter ended March 31, 2003. Our effective tax rates were 34.2% and 38.6% for the quarters ended March 31, 2004 and 2003, respectively, as compared to the expected effective tax rate of 42.1%. The difference from the expected rates in both periods is largely due to the nontaxable nature of income from municipal securities and bank owned life insurance policies, which we refer to as BOLI. Additionally, for the quarter ended March 31, 2004, we had a nontaxable, one-time gain of $397,000 from life insurance proceeds.

Financial Overview for the Years Ended December 31, 2003, 2002 and 2001

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

	Year Ended December 31,
	2003	2002	Increase (Decrease)
	(Dollars in thousands, except per share data)
Consolidated Statement of Earnings Data:
Interest income	$68,783	$72,651	$(3,868)
Interest expense	10,275	18,127	(7,852)

Net interest income	58,508	54,524	3,984
Provision for (credit to) the allowance for loan and lease losses	(6)	(485)	479

Net interest income after provision for (credit to) the allowance for loan and lease losses	58,514	55,009	3,505
Non-interest income	15,992	15,457	535
Non-interest expense	50,745	56,308	(5,563)

Income before income taxes	23,761	14,158	9,603
Provision for income taxes	8,431	4,807	3,624
Less minority interest share of income	—	(123)	123

Net income	$15,330	$9,228	$6,102

Earnings per share – basic and diluted	$1.13	$0.70	$0.43

Net income increased 66.1% to $15.3 million, or $1.13 per share, for the year ended December 31, 2003, from $9.2 million, or $0.70 per share, for the year ended December 31, 2002. Our return on average assets was 1.08% and return on average shareholders’ equity was 9.66% for the year ended December 31, 2003, compared to 0.66% and 6.29% for the year ended December 31, 2002.

Net income improved significantly in 2003 from 2002 principally as a result of an increase in net interest income of $4.0 million and a decrease in non-interest expense totaling $5.6 million.

The $4.0 million, or 7.3%, increase in net interest income reflects the combined effect of a 24 basis point improvement in net interest margin which principally resulted from the cost of interest-bearing deposits declining faster than the yields earned on interest-earning assets.

Net Interest Income and Net Interest Margin

Our net interest income for 2003 increased $4.0 million, or 7.3%, when compared to 2002. This increase was due to a decrease of $7.9 million in interest expense, which was partially offset by a $3.9 million decrease in interest income. Total interest income and total interest expense both decreased as a result of ongoing declines in interest rates throughout the financial marketplace. Average interest-earning assets increased to $1.210 billion during 2003 as compared to $1.187 billion during 2002. The composition favorably changed with higher yielding loans and securities replacing Federal funds.

The average yield on our interest-earning assets fell to 5.68% in 2003 from 6.12% in 2002. The decrease in the average yield on our interest-earning assets resulted from a general decline in all interest rates. Despite this decline, management was able to restructure the investment securities portfolio during 2003 such that the yield on that portfolio increased 75 basis points from 2002 to 2003.

The cost of our average interest-bearing liabilities decreased to 1.20% in 2003 from 2.05% in 2002. In addition to broad declines in the average rates paid by the bank on deposit balances, the ratio of average non-interest-bearing deposits to average total deposits increased during 2003 to 32.2% from 29.4% during 2002. Average time certificates of deposit as a percentage of average total deposits decreased to 22.2% in 2003 from 28.8% in 2002, due to our restructuring of our balance sheet. In addition, lower-cost savings accounts increased to 11.0% of average total deposits during 2003 from 10.0% in 2002. The cost of deposits and other borrowings, exclusive of junior subordinated deferrable interest debentures, decreased to 0.71% in 2003 from 1.34% in 2002.

As a result of the above factors, our net interest margin increased to 4.83% in 2003 from 4.59% in 2002.

The following table presents, for the years indicated, the distribution of average assets, liabilities and shareholders’ equity, as well as the net interest income from average interest-earning assets and the resultant yields expressed in percentages. Non-accrual loans are included in the calculation of average loans and leases while non-accrued interest thereon, is excluded from the computation of yields earned.

	Year Ended December 31, 2003			Year Ended December 31, 2002
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS
Interest-earning assets:
Loans held for sale (1)	$3,652	$209	5.72%	$4,992	$313	6.27%
Loans and leases held for investment (1)(2)(3)	878,060	58,067	6.61	863,230	63,257	7.33
Investment securities (1)	208,600	8,987	4.31	190,612	6,792	3.56
Federal funds sold	112,584	1,120	0.99	119,680	1,800	1.50
Interest-bearing deposits with other banks	33	—	0.00	533	18	3.38
Other earning assets (4)	7,280	400	5.49	7,711	471	6.11

Total interest-earning assets	1,210,209	68,783	5.68	1,186,758	72,651	6.12
Non-earning assets:
Cash and due from banks	68,688			66,155
Other assets	134,740			140,492

Total assets	$1,413,637			$1,393,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits
Interest-bearing demand	$200,095	851	0.43	$204,092	1,958	0.96
Money market	211,171	1,515	0.72	173,309	2,197	1.27
Savings	130,190	568	0.44	118,230	887	0.75
Time certificates of deposit	263,794	5,471	2.07	341,279	10,828	3.17

Total interest-bearing deposits	805,250	8,405	1.04	836,910	15,870	1.90
Short-term borrowings	11,637	100	0.86	8,329	158	1.90
Long-term debt	38,146	1,770	4.64	38,146	2,099	5.50

Total interest-bearing liabilities	855,033	10,275	1.20	883,385	18,127	2.05
Non-interest-bearing liabilities:
Demand deposits	382,900			348,063
Other liabilities	17,085			15,330

Total liabilities	1,255,018			1,246,778
Shareholders’ equity	158,619			146,627

Total liabilities and shareholders’ equity	$1,413,637			$1,393,405

Net interest income		$58,508			$54,524

Net interest margin			4.83%			4.59%

(1)	Yields on loans and leases and securities have not been adjusted to a tax-equivalent basis because the impact is not material.
(2)	Includes average non-accrual loans and leases of $1.4 million in 2003 and $1.6 million in 2002.
(3)	Net loan and lease fees of $293,000 for 2003 and $683,000 for 2002 are included in the yield computations.
(4)	Includes Federal Reserve Bank stock and Federal Home Loan Bank stock.

The following table shows the change in interest income and interest expense and the amount of change attributable to variances in volume, rates and the combination of volume and rates based on the relative changes of volume and rates.

	Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
	Net Change	Rate	Volume	Mix
	(In thousands)
Interest income:
Loans held for sale	$(104)	$(27)	$(84)	$7
Loans and leases held for investment	(5,190)	(6,171)	1,087	(106)
Investment securities	2,195	1,420	641	134
Federal funds sold	(680)	(609)	(107)	36
Interest-bearing deposits with other banks	(18)	(18)	(17)	17
Other earning assets	(71)	(47)	(26)	2

Total interest income	(3,868)	(5,452)	1,494	90
Interest expense:
Interest-bearing demand	(1,107)	(1,090)	(38)	21
Money market	(682)	(954)	480	(208)
Savings	(319)	(371)	90	(38)
Time certificates of deposit	(5,357)	(3,750)	(2,458)	851
Short-term borrowings	(58)	(86)	63	(35)
Long-term debt	(329)	(329)	—	—

Total interest expense	(7,852)	(6,580)	(1,863)	591

Net interest income	$3,984	$1,128	$3,357	$(501)

Provision for Loan and Lease Losses

The provision for loan and lease losses in each year is a charge against earnings in that year. The provision is that amount required to maintain the allowance for loan and lease losses at a level which, in management’s judgment, is adequate to absorb loan and lease losses inherent in the loan and lease portfolio. In periods when the allowance for loan and lease losses is determined to exceed the amount required, a credit to the allowance for loan and lease losses is recorded.

We recorded credits to the allowance for loan and lease losses of $6,000 during 2003 and $485,000 during 2002. In 2003, we had net recoveries on loans previously charged-off totaling $899,000, or 0.10% of average loans and leases held for investment. In 2002, we had net recoveries on loans previously charged-off totaling $572,000, or 0.07% of average loans and leases held for investment. The principal source of these net recoveries is associated with loans charged off in 2001 and 2000. Net loans charged off by us in 2001 totaled $5.1 million, or 0.60% of loans and leases held for investment and $1.8 million, or 0.23%, in 2000. The significant charge-offs in 2001 and 2000 were principally related to loans charged off by Cerritos Valley Bank.

Credit risk characteristics in the loan and lease portfolio changed moderately between periods as the proportion of relatively higher risk commercial, commercial real estate mortgages and construction loan and lease receivables grew as a percentage of the total loan and lease portfolio, requiring a slightly higher allowance for loan and lease losses in those categories. Enhancements made to the methodology for determining the allowance for loan and lease losses during 2003 did not significantly affect the provision or allowance for loan and lease losses as compared to the methodology used in 2002. There were no significant changes in loan and lease concentrations or terms during the period which significantly affected the provision or allowance for loan and lease losses. The provisions were, however, significantly affected by the level of recoveries experienced in 2003 and 2002, which in combination with the credits to the provision recorded in 2003 and 2002 resulted in the allowance for loan and lease losses at December 31, 2003 and 2002 remaining stable at 1.40% and 1.42%, respectively, of total loans and leases held for investment at those dates. See “Financial Condition—Allowance for Loan and Lease Losses.”

Non-Interest Income

The following table presents, for the years indicated, the major categories of non-interest income:

	Year Ended December 31,		Increase (Decrease)
	2003	2002
	(In thousands)
Service charges and fees on deposit accounts	$6,872	$6,370	$502
Referral and other loan-related fees	2,516	2,780	(264)
Loan servicing income	394	468	(74)
Gain on sale of loans, net	642	957	(315)
Commissions on sales of investment products	759	765	(6)
Gain on sale of investment securities, net	760	1,075	(315)
Increase in cash surrender value of life insurance	1,261	1,360	(99)
Gain on sale of branches, net of expenses	1,545	254	1,291
Other income	1,243	1,428	(185)

Total non-interest income	$15,992	$15,457	$535

Total non-interest income increased by $535,000, or 3.5%, to $16.0 million in 2003 from $15.5 million in 2002. The increase includes an increase of $1.3 million in gain on sale of branches, net of expenses. Although this revenue source is reported for both 2003 and 2002, we believe it is not typically recurring. Income from service charges and fees on deposit accounts increased 7.9% to $6.9 million in 2003 from $6.4 million in 2002. Average balances in transaction accounts (demand deposits, money market and interest-bearing demand accounts) increased 9.5% in 2003 as compared to 2002. The smaller increase in revenues from transaction accounts as compared to average outstanding transaction account balances reflects the impact of the growth in the bank’s business depositors. Service charges on these accounts typically are more a function of account activity than of average balance. In the aggregate, income from referral and other-loan related fees, loan servicing, and gain on sale of loans declined 15.5% to $3.6 million in 2003 from $4.2 million in 2002 as we focused on retaining loans in our portfolio to offset refinancing activity in our commercial real estate and one to four single family residence loan portfolios.

Non-Interest Expense

The following table presents, for the years indicated, the major categories of non-interest expense:

	Year Ended December 31,		Increase (Decrease)
	2003	2002
	(In thousands)
Salaries and employee benefits	$24,481	$27,707	$(3,226)
Occupancy and equipment	7,152	7,937	(785)
Data and item processing	4,882	5,134	(252)
Amortization of core deposit intangible and favorable lease rights	2,119	2,484	(365)
Communications and postage	1,879	2,014	(135)
Professional fees	2,538	2,527	11
Administration	2,014	1,830	184
Loan related costs	1,011	1,064	(53)
Advertising and business development	864	1,075	(211)
Stationery and supplies	848	891	(43)
Merger expenses	—	1,606	(1,606)
Other	2,957	2,039	918

Total non-interest expense	$50,745	$56,308	$(5,563)

Total non-interest expense decreased $5.6 million, or 9.9%, to $50.7 million in 2003 from $56.3 million in 2002. The decrease was principally the result of non-recurring merger costs of $1.6 million in 2002 associated with the merger of Cerritos Valley Bank with and into Bank of Orange County and a decrease in executive stock grant compensation costs from $3.4 million in 2002 to $388,000 in 2003. Stock grant compensation costs in 2002 related to one-time stock purchase and grant agreements entered into in consideration of the chief executive officer and chief financial officer entering into employment agreements with us during that period. The executive stock grant compensation costs in 2003 related to a one-time stock purchase and grant agreement entered into in consideration of the president of Placer Sierra Bank entering into an employment agreement during that period. Occupancy and equipment costs declined $785,000 in 2003 when compared to 2002, or 9.9%, as we realized the benefits of fully depreciated assets associated with upgrades to our facilities and data processing systems. Other expense increased $918,000, or 45.0%, in 2003 to $3.0 million from $2.0 million in 2002, principally as a result of an operational charge-off of $528,000 in late 2003. The operational charge-off in late 2003 resulted from a misdirected wire transfer between two of Bank of Orange County’s deposit customers for which Bank of Orange County management had significant doubt as to its ultimate recovery.

Amortization of intangibles decreased from $2.5 million in 2002 to $2.1 million in 2003 as the core deposit intangible is amortized using a method that approximates the expected run-off of the deposit base. The amortization of intangibles includes $72,000 related to the amortization of favorable lease rights in each of 2003 and 2002. We annually test our intangibles for impairment. No impairment was recognized in 2003 or 2002.

Provision for Income Taxes

We recorded tax provisions of $8.4 million in 2003 and $4.8 million in 2002. Our effective tax rates were 35.5% for 2003 and 34.0% for 2002, as compared to the expected effective tax rate of 42.1%. The difference from the expected rate in both years is largely due to the nontaxable nature of income from municipal securities and bank owned life insurance policies, which we refer to as BOLI, as well as a reversal in 2002 of valuation allowances against deferred tax assets associated with Bank of Orange County’s acquisition of Cerritos Valley Bank.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

	Year Ended December 31,		Increase (Decrease)
	2002	2001
	(Dollars in thousands, except per share data)
Consolidated Statement of Earnings Data:
Interest income	$72,651	$85,313	$(12,662)
Interest expense	18,127	29,216	(11,089)

Net interest income	54,524	56,097	(1,573)
Provision for (credit to) the allowance for loan and lease losses	(485)	4,747	(5,232)

Net interest income after provision for (credit to) the allowance for loan and lease losses	55,009	51,350	3,659
Non-interest income	15,457	12,627	2,830
Non-interest expense	56,308	57,833	(1,525)

Income before income taxes	14,158	6,144	8,014
Provision for income taxes	4,807	5,512	(705)
Minority interest share of (income) loss	(123)	2,693	(2,816)

Net income	$9,228	$3,325	$5,903

Earnings per share – basic and diluted	$0.70	$0.25	$0.45

Net income increased 177.5% to $9.2 million, or $0.70 per share, for 2002, compared to net income of $3.3 million, or $0.25 per share, for 2001. Our return on average assets was 0.66% and return on average shareholders’ equity was 6.29% for 2002, compared to 0.25% and 2.25%, respectively, for 2001.

The increase in net income to $9.2 million in 2002 from $3.3 million in 2001 was the result of a $5.2 million reduction in the provision for loan and lease losses, a $2.8 million increase in non-interest income, a $4.0 million reduction in amortization of intangibles, a $1.2 million decrease in professional fees, offset by a $1.1 million increase in merger costs associated with the merger of Cerritos Valley Bank into Bank of Orange County and a $3.4 million expense for executive stock grant compensation costs.

The 2001 income statement includes a $3.6 million expense for the amortization of goodwill. We adopted the provisions of SFAS No. 142, effective January 1, 2002, and as of that date ceased the amortization of goodwill. In addition, we annually test our intangibles for impairment. No impairment loss was recognized in 2002 or 2001.

Net Interest Income and Net Interest Margin

Net interest income for 2002 decreased $1.6 million, or 2.8%, when compared to 2001. This decrease was due to a decrease of $12.7 million, or 14.8%, in interest income, which was partially offset by a decrease in total interest expense of $11.1 million, or 38.0%. Total interest income and interest expense decreased primarily due to the unprecedented decline in market rates precipitated by actions taken by the FRB, both before and after September 11, 2001. These unprecedented rate declines resulted in significant loss of yield on interest-earning assets that we countered by significantly lowering both our dependence on higher-cost time certificates of deposit and by significantly lowering the rates we paid on other interest-bearing liabilities. Average outstanding interest-earning assets were $1.187 billion in 2002 as compared to $1.118 billion in 2001.

The average yield on interest-earning assets decreased to 6.12% in 2002 from 7.63% in 2001. Steep declines in prevailing interest rates negatively impacted the yield on variable rate loans, increased the rate of prepayment on existing fixed rate loans, and resulted in lower rates earned on new fixed rate loans originated and investment securities purchased. The decrease in the average yield on our interest-earning assets resulted also in part from the decrease in the percentage of interest-earning assets represented by loans and leases during 2002 as compared to 2001. In addition, average loans and leases held for investment decreased to 72.7% of average total interest-earning assets in 2002 as compared to 77.0% during 2001.

The cost of interest-bearing liabilities decreased to 2.05% in 2002 from 3.42% in 2001. The ratio of average total non-interest-bearing deposits to average total deposits increased during 2002 to 29.4% from 26.0% during 2001. Average certificates of deposit as a percentage of average total interest-bearing deposits decreased to 40.8% in 2002 from 47.3% in 2001 while lower-cost savings accounts were unchanged at 10.0% of average total deposits during both 2002 and 2001. The cost of deposits and other borrowings, exclusive of junior subordinated deferrable interest debentures, decreased to 1.34% in 2002 from 2.48% in 2001.

As a result of the above factors, the net interest margin decreased to 4.59% in 2002 from 5.02% in 2001.

The following table presents, for the years indicated, the distribution of our average assets, liabilities and shareholders’ equity, as well as the net interest income from average interest-earning assets and the resultant yields expressed in percentages. Non-accrual loans are included in the calculation of average loans and leases while non-accrued interest thereon is excluded from the computation of yields earned.

	Year Ended December 31, 2002			Year Ended December 31, 2001
	Average Balance	Interest Income or Expense	Average Yield Or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans held for sale (1)	$4,992	$313	6.27%	$2,073	$146	7.04%
Loans and leases held for investment (1)(2)(3)	863,230	63,257	7.33	860,971	72,430	8.41
Investment securities (1)	190,612	6,792	3.56	159,105	9,055	5.69
Federal funds sold	119,680	1,800	1.50	85,532	3,099	3.62
Interest-bearing deposits with other banks	533	18	3.38	1,483	86	5.80
Other earning assets(4)	7,711	471	6.11	8,536	497	5.82

Total interest-earning assets	1,186,758	72,651	6.12	1,117,700	85,313	7.63
Non-earning assets:
Cash and due from banks	66,155			64,200
Other assets	140,492			134,348

Total assets	$1,393,405			$1,316,248

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits
Interest-bearing demand	$204,092	1,958	0.96	$157,313	2,319	1.47
Money market	173,309	2,197	1.27	167,726	4,055	2.42
Savings	118,230	887	0.75	111,443	1,383	1.24
Time certificates of deposit	341,279	10,828	3.17	390,999	19,852	5.08

Total interest-bearing deposits	836,910	15,870	1.90	827,481	27,609	3.34
Short-term borrowings	8,329	158	1.90	7,896	299	3.79
Long-term debt	38,146	2,099	5.50	19,414	1,308	6.74

Total interest-bearing liabilities	883,385	18,127	2.05	854,791	29,216	3.42
Non-interest-bearing liabilities:
Demand deposits	348,063			291,402
Other liabilities	15,330			22,244

Total liabilities	1,246,778			1,168,437
Shareholders’ equity	146,627			147,811

Total liabilities and shareholders’ equity	$1,393,405			$1,316,248

Net interest income		$54,524			$56,097

Net interest margin			4.59%			5.02%

(1)	Yields on loans and leases and securities have not been adjusted to a tax-equivalent basis because the impact is not material.
(2)	Includes average non-accrual loans and leases of $1.6 million in 2002 and $1.5 million in 2001.
(3)	Net loan and lease fees of $683,000 for 2002 and $714,000 for 2001 are included in the yield computations.
(4)	Includes Federal Reserve Bank stock and Federal Home Loan Bank stock.

The following table shows, for the years indicated, changes in interest income and interest expense and the amount of change attributable to variances in volume, rates and the combination of volume and rates based on the relative changes of volume and rates.

	Year Ended December 31, 2002 Compared to Year Ended December 31, 2001
	Net Change	Rate	Volume	Mix
	(In thousands)
Interest income:
Loans held for sale	$167	$(16)	$206	$(23)
Loans and leases held for investment	(9,173)	(9,339)	190	(24)
Investment securities	(2,263)	(3,386)	1,793	(670)
Federal funds sold	(1,299)	(1,813)	1,237	(723)
Interest-bearing deposits with other banks	(68)	(36)	(55)	23
Other earning assets	(26)	24	(48)	(2)

Total interest income	(12,662)	(14,566)	3,323	(1,419)
Interest expense:
Interest-bearing demand	(361)	(810)	690	(241)
Money market	(1,858)	(1,929)	135	(64)
Savings	(496)	(547)	84	(33)
Time certificates of deposit	(9,024)	(7,446)	(2,524)	946
Short-term borrowings	(141)	(149)	16	(8)
Long-term debt	791	(240)	1,262	(231)

Total interest expense	(11,089)	(11,121)	(337)	369

Net interest income	$(1,573)	$(3,445)	$3,660	$(1,788)

Provision for Loan and Lease Losses

The credit to the allowance for loan and lease losses totaling $485,000 for 2002 was a decline of $5.2 million, or 110.2%, from the provision for loan and lease losses totaling $4.7 million during 2001. The credit to the allowance in 2002 reflected an increase to the allowance for loan and lease losses from net recoveries during the period totaling $572,000, or 0.07% of average loans and leases held for investment. In 2001, the provision for loan and lease losses reflected the impact of net charge-offs totaling $5.1 million, or 0.60% of loans and leases held for investment. The principal source of these charge-offs in 2001 and net recoveries in 2002 related to loans charged off by Cerritos Valley Bank.

Credit risk characteristics in the loan and lease portfolio changed moderately between periods as the proportion of relatively higher risk commercial, commercial real estate mortgage and construction loan and lease receivables grew as a percentage of the total loan and lease portfolio, requiring a slightly higher allowance for loan and lease losses in those categories.

We made no changes in loan and lease loss methodology during the period which significantly affected the provision or allowance for loan and lease losses. The provisions were, however, significantly affected by the level of recoveries experienced in 2002 and the net charge-offs in 2001 associated with Cerritos Valley Bank, which in combination with the credits and charges to the provision recorded in 2002 and 2001 resulted in the allowance for loan and lease losses at 2002 and 2001 remaining stable at 1.42% of total loans and leases held for investment at those dates. See “Financial Condition—Allowance for Loan and Lease Losses.”

Non-Interest Income

The following table presents, for the years indicated, the major categories of non-interest income:

	Year Ended December 31,		Increase (Decrease)
	2002	2001
	(In thousands)
Service charges and fees on deposit accounts	$6,370	$4,916	$1,454
Referral and other loan-related fees	2,780	1,257	1,523
Loan servicing income	468	592	(124)
Gain on sale of loans, net	957	674	283
Commissions on sales of investment products	765	771	(6)
Gain on sale of investment securities, net	1,075	1,710	(635)
Increase in cash surrender value of life insurance	1,360	979	381
Gain on sale of branches, net of expenses	254	—	254
Other income	1,428	1,728	(300)

Total non-interest income	$15,457	$12,627	$2,830

Non-interest income increased by $2.8 million, or 22.4%, to $15.5 million in 2002 from $12.6 million in 2001. The increase in service charges and fees on deposit accounts was primarily due to revenue earned from implementation of a new “courtesy overdraft” product and fees earned thereon. The increase in referral and other loan-related fees resulted from a newly initiated program of loan referrals to third-party lenders, and prepayment penalties earned on long-term commercial real estate loans.

Non-Interest Expense

The following table presents, for the years indicated, the major categories of non-interest expense:

	Year Ended December 31,		Increase (Decrease)
	2002	2001
	(In thousands)
Salaries and employee benefits	$27,707	$23,491	$4,216
Occupancy and equipment	7,937	7,889	48
Data and item processing	5,134	4,718	416
Amortization of core deposit intangible and favorable lease rights	2,484	2,895	(411)
Communications and postage	2,014	2,074	(60)
Professional fees	2,527	3,694	(1,167)
Administration	1,830	1,483	347
Loan-related costs	1,064	1,334	(270)
Advertising and business development	1,075	1,365	(290)
Stationery and supplies	891	1,058	(167)
Amortization of goodwill	—	3,637	(3,637)
Merger expenses	1,606	500	1,106
Other	2,039	3,695	(1,656)

Total non-interest expense	$56,308	$57,833	$(1,525)

Total non-interest expense decreased $1.5 million, or 2.6%, to $56.3 million in 2002 from $57.8 million in 2001. The decrease in non-interest expense was primarily due to a decrease of $4.0 million in intangible amortization, a decrease of $1.7 million in other expenses and a $1.2 million decrease in professional fees; offset by an increase in merger costs of $1.1 million and a $3.4 million accrual for executive stock grant compensation costs.

Professional fees in 2001 were significant due to corporate governance, bank regulatory and bank related issues associated with the loan portfolio and operational losses of Cerritos Valley Bank during that year.

Amortization of intangibles decreased to $2.5 million in 2002 from $6.5 million in 2001 primarily as a result of adopting SFAS No. 142 effective January 1, 2002, when we ceased amortizing goodwill. The amortization of intangibles includes $72,000 related to the amortization of favorable lease rights in each of the years ended December 31, 2002 and 2001.

Provision for Income Taxes

We recorded tax provisions of $4.8 million in 2002 and $5.5 million in 2001. Our effective tax rates were 34.0% and 89.7% for 2002 and 2001, respectively, as compared to the expected effective tax rate of 42.1%. The difference from the expected rate in 2002 is largely due to the nontaxable nature of income from municipal securities and BOLI. Additionally, the expected tax rate in 2001 was impacted by the establishment of a $2.1 million deferred tax asset valuation allowance and the non-deductibility of goodwill amortization.

Financial Condition

Our total assets at March 31, 2004 were $1.385 billion compared to $1.397 billion at December 31, 2003. Our earning assets at March 31, 2004 totaled $1.187 billion compared to $1.212 billion at December 31, 2003. Total deposits at March 31, 2004 and December 31, 2003 were $1.147 billion compared to $1.137 billion. Our total assets at December 31, 2003 were $1.397 billion compared to $1.406 billion at December 31, 2002. Our earning assets at December 31, 2003 totaled $1.212 billion compared to $1.216 billion at December 31, 2002. Total deposits at December 31, 2003 were $1.137 billion compared to $1.193 billion at December 31, 2002. The decrease in total assets, earning assets and deposits was largely attributable to the November 2003 sale of five branches of Placer Sierra Bank holding deposits of approximately $50.0 million.

Loans and Leases

The following table sets forth the amount of our loans and leases outstanding at the end of each of the periods indicated. We had no foreign loans or energy-related loans as of the dates indicated.

	March 31, 2004	December 31,
		2003	2002	2001	2000	1999
	(In thousands)
Loans and leases held for investment:
Real estate - mortgage	$690,425	$665,738	$581,735	$594,409	$601,697	$489,600
Real estate - construction	115,986	116,052	78,466	60,476	59,342	29,868
Commercial	126,600	132,979	169,673	157,157	135,270	89,226
Consumer	10,692	11,086	15,061	22,650	22,050	19,882
Leases receivable and other	25,935	27,571	31,758	38,451	1,504	318

Total gross loans and leases held for investment	969,638	953,426	876,693	873,143	819,863	628,894
Less: allowance for loan and lease losses	(12,805)	(13,343)	(12,450)	(12,363)	(12,739)	(8,027)
Deferred loan and lease fees, net	(1,057)	(628)	(286)	(445)	(1,600)	(1,721)

Total net loans and leases held for investment	$955,776	$939,455	$863,957	$860,335	$805,524	$619,146

Loans held for sale, at lower of cost or market	$555	$67	$9,680	$3,295	$544	$—

Our lending portfolio grew between December 31, 2003 and March 31, 2004 due to a period of low interest rates where demand for credit was greater in long-term fixed rate products including single family and commercial real estate mortgage loans. Our total loans and leases held for investment at March 31, 2004 were

$969.6 million compared to $953.4 million at December 31, 2003, an increase of $16.2 million, or 1.7%. Our lending portfolio grew year to year between December 31, 2002 and 2003 despite unprecedented loan pay-offs by real estate borrowers who refinanced their properties during 2003 at the lowest rates in almost 45 years. Our total loans and leases held for investment at December 31, 2003 were $953.4 million, compared to $876.7 million at December 31, 2002, an increase of $76.7 million, or 8.8%.

Real estate mortgage loans held for investment grew during the first quarter of 2004 by $24.7 million, or 3.7%, to $690.4 million at March 31, 2004 from $665.7 million at December 31, 2003, and grew in 2003 by $84.0 million, or 14.4%, from $581.7 million at December 31, 2002. Growth occurred primarily in commercial real estate and home equity loans in the three months ended March 31, 2004 and during 2003. We anticipate that growth in this lending category will slow in a rising rate environment; however, we cannot assure you that this will occur.

Real estate-construction loans held for investment declined during the first quarter of 2004 by $66,000 to $116.0 million at March 31, 2004 from $116.1 million at December 31, 2003, and grew in 2003 by $37.6 million, or 47.9%, from $78.5 million at December 31, 2002. The decline in the three months ended March 31, 2004 resulted from weather related building slowdowns. Growth in 2003 occurred principally in owner-occupied residential construction loans, a product we began marketing heavily in 2002, and in commercial real estate construction loans. We expect the decline from the first quarter to reverse as we direct additional resources into this area and as weather and economic conditions improve. We might also expect some slowing in growth rates of these products in a rising interest rate environment; however, we cannot assure you that this will occur.

Commercial loans held for investment declined during the first quarter of 2004 by $6.4 million, or 4.8%, to $126.6 million at March 31, 2004 from $133.0 million at December 31, 2003, and declined in 2003 by $36.7 million, or 21.6%, from $169.7 million at December 31, 2002. The decline in both periods was the result of normal amortization of commercial term loans, usage rates on lines of credit at lower than historic norms and lower demand for new commercial loans. We expect the decline to reverse as we direct additional resources into this area, economic conditions improve, and utilization rates on new and existing lines of credit increase in a rising rate environment; however, we cannot assure you that this will occur.

Leases receivable and other loans declined during the first quarter of 2004 by $1.6 million, or 5.9%, to $25.9 million at March 31, 2004 from $27.6 million at December 31, 2003, and declined by $4.2 million, or 13.2%, from $31.8 million at December 31, 2002. The decline in both periods principally related to scheduled repayments exceeding the volume of originations. Originations declined due to weaker demand for equipment. We expect the decline to reverse as economic conditions improve; however, we cannot assure you that this will occur.

Consumer loans declined by $394,000, or 3.6%, to $10.7 million at March 31, 2004 from $11.1 million at December 31, 2003, and declined in 2003 by $4.0 million, or 26.4%, from $15.1 million at December 31, 2002. Consumer loans are predominantly automobile-related. The decrease is principally the result of our inability to compete profitably with rates and terms offered by captive finance subsidiaries of major automobile manufacturers. We would anticipate that growth in this lending category would increase in a rising rate environment; however, we cannot assure you that this will occur.

As of March 31, 2004 and December 31, 2003, in management’s judgment, a concentration of loans existed in loans collateralized by real estate. At those dates, real estate-related loans comprised 83.2% and 82.1%, respectively, of total loans. Although management believes the loans within this concentration have no more than the normal risk of collectibility, a substantial decline in the performance of the economy in general or a decline in real estate values in the bank’s primary market areas, in particular, could have an adverse impact on collectibility, increase the level of real estate-related non-performing loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We believe that our commercial real estate loan underwriting policies and practices result in prudent extensions of credit, but recognize that our lending activities result in relatively high reported commercial real estate lending levels. Commercial real estate loans include certain loans which represent low-to-moderate risks and certain loans which represent higher risks.

We set limitations on our exposure in commercial real estate lending activities and employ monitoring tools and reporting consistent with sound industry practices. We segment our commercial real estate mortgage and construction loan portfolio into low-to-moderate risk and higher risk loan categories and limit the aggregate of higher risk commercial real estate mortgage and construction loans outstanding to no more than 300% of the sum of Tier 1 capital plus the allowance for loan and lease losses. We further limit our total commercial real estate loans to no more than 500% of the sum of Tier 1 capital plus the allowance for loan and lease losses.

Higher risk commercial real estate mortgage and construction loans are defined as non-owner occupied construction and land development loans, non-farm non-residential commercial real estate mortgage loans with loan-to-value ratios over 50%, multi-family real estate mortgage loans with loan-to-value ratios over 50% and SBA 504 real estate mortgage loans with loan-to-value ratios over 50%. At March 31, 2004 this category of loans comprised 27.1% of our total loan and lease portfolio.

The following table shows the amounts of loans and leases held for investment outstanding as of March 31, 2004 which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less. The table also presents, for loans and leases with maturities over one year, an analysis with respect to fixed interest rate loans and leases and floating interest rate loans and leases.

		Maturity			Rate Structure for Loans Maturing over One Year
	One Year or Less	One through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate
		(In thousands)			(In thousands)
Real estate - mortgage	$16,008	$64,762	$609,655	$690,425	$438,698	$235,719
Real estate - construction	51,524	20,148	44,314	115,986	36,144	28,318
Commercial	45,317	61,419	19,864	126,600	39,866	41,417
Consumer	1,667	5,847	3,178	10,692	4,973	4,052
Leases receivable and other	1,928	24,007	—	25,935	21,670	2,337

Total	$116,444	$176,183	$677,011	$969,638	$541,351	$311,843

The following table shows the amounts of loans and leases held for investment outstanding as of December 31, 2003, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less. The table also presents, for loans and leases with maturities over one year, an analysis with respect to fixed interest rate loans and leases and floating interest rate loans and leases.

	Maturity				Rate Structure for Loans Maturing over One Year
	One Year or Less	One through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate
	(In thousands)				(In thousands)
Real estate - mortgage	$14,052	$58,902	$592,784	$665,738	$405,379	$246,307
Real estate - construction	60,053	25,970	30,029	116,052	36,105	19,894
Commercial	48,272	64,127	20,580	132,979	43,222	41,485
Consumer	1,394	6,273	3,419	11,086	7,491	2,201
Leases receivable and other	1,154	25,909	508	27,571	23,637	2,780

Total	$124,925	$181,181	$647,320	$953,426	$515,834	$312,667

Non-Performing Assets

Generally, loans and leases are placed on non-accrual status when they become 90 days or more past due or at such earlier time as management determines timely recognition of interest to be in doubt. Accrual of interest is discontinued on a loan or lease when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. The following table summarizes the loans and leases for which the accrual of interest has been discontinued and loans and leases more than 90 days past due and still accruing interest, including those loans and leases that have been restructured, and other real estate owned, which we refer to as OREO:

	March 31,	December 31,
	2004	2003	2002	2001	2000	1999
	(In thousands)
Non-accrual loans and leases, not restructured	$1,625	$2,981	$3,646	$4,566	$3,747	$957
Accruing loans and leases past due 90 days or more	—	—	—	—	—	—
Restructured loans and leases	—	—	—	—	—	—

Total non-performing loans (NPLs)	1,625	2,981	3,646	4,566	3,747	957
OREO	805	805	1,514	1,619	1,264	—

Total non-performing assets (NPAs)	$2,430	$3,786	$5,160	$6,185	$5,011	$957

Selected ratios:
NPLs to total loans and leases held for investment	0.17%	0.31%	0.42%	0.52%	0.46%	0.15%
NPAs to total assets	0.18	0.27	0.37	0.46	0.38	0.10

Impaired Loans and Leases

Impaired loans and leases are commercial, commercial real-estate, other real-estate related and individually significant mortgage and consumer loans and leases for which it is probable that we will not be able to collect all amounts due according to the original contractual terms of the loan or lease agreement. The category of impaired loans and leases is not coextensive with the category of non-accrual loans and leases, although the two categories overlap. Non-accrual loans and leases include impaired loans and leases which are not reviewed on an individual basis for impairment, and are those loans or leases on which the accrual of interest is discontinued when collectibility of principal and interest is uncertain or payments of principal or interest have become contractually past due 90 days. Management may choose to place a loan or lease on non-accrual status due to payment delinquency or uncertain collectibility, while not classifying the loan or lease as impaired if it is probable that we will collect all amounts due in accordance with the original contractual terms of the loan or lease or the loan or lease is not a commercial, commercial real estate, other real estate related or an individually significant mortgage or consumer loan or lease.

In determining whether or not a loan or lease is impaired, we apply our normal loan and lease review procedures on a case-by-case basis taking into consideration the circumstances surrounding the loan or lease and borrower, including the collateral value, the reasons for the delay, the borrower’s prior payment record, the amount of the shortfall in relation to the principal and interest owed and the length of the delay. We measure impairment on a loan-by-loan basis using either the present value of expected future cash flows discounted at the loan’s or lease’s effective interest rate or at the fair value of the collateral if the loan or lease is collateral dependent, less estimated selling costs. Loans or leases for which an insignificant shortfall in amount of payments is anticipated, but where we expect to collect all amounts due, are not considered impaired.

Loans and leases aggregating $1.7 million at March 31, 2004, $3.0 million at December 31, 2003 and $4.1 million at December 31, 2002 have been designated as impaired. The total allowance for loan and lease losses related to these loans and leases was $350,000 at March 31, 2004, $1.1 million at December 31, 2003 and $671,000 at December 31, 2002.

The amount of interest income that we would have recorded on non-accrual and impaired loans and leases had the loans and leases been current totaled $39,000 for the first quarter of 2004, $162,000 for 2003, $181,000 for 2002 and $397,000 for 2001. All payments received on loans classified as non-accrual are applied first to principal; accordingly, interest income on such loans and leases was not significant for the quarters ended March 31, 2004 and 2003 or the years ended December 31, 2003, 2002 and 2001.

At March 31, 2004 and December 31, 2003, we had one OREO property with an aggregate carrying value of $805,000. Management believes the property is readily marketable. During 2003, properties with a total carrying value of $709,000 were removed from OREO; specifically, one OREO property with a carrying value of $446,000 was sold at a gain of $1,000 while a second property was written down by $263,000. At December 31, 2002, we had $1.5 million in OREO properties compared to $1.6 million at December 31, 2001.

We record all OREO properties at amounts which are approximately equal to the fair market value of the properties based on current independent appraisals reduced by estimated selling costs.

At March 31, 2004, we had no loans not disclosed above as non-accrual loans, as to which management has serious doubts as to the ability of the borrower to comply with the present loan repayment terms.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is maintained at a level which, in management’s judgment, is adequate to absorb loan and lease losses inherent in the loan and lease portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan and lease portfolio, historical loss experience, and other significant factors affecting loan and lease portfolio collectibility. These other significant factors include the level and trends in delinquent, non-accrual and adversely classified loans and leases, trends in volume and terms of loans and leases, levels and trends in credit concentrations, effects of changes in underwriting standards, policies, procedures and practices, national and local economic trends and conditions, changes in capabilities and experience of lending management and staff and other external factors including industry conditions, competition and regulatory requirements.

Our methodology for evaluating the adequacy of the allowance for loan and lease losses has two basic elements: first the identification of impaired loans and leases and the measurement of impairment for each individual loan identified; and second, a method for estimating an allowance for all other loans and leases.

A loan or lease is considered impaired when it is probable that we will be unable to collect all contractual principal and interest payments due in accordance with terms of the loan or lease agreement. Losses on individually identified impaired loans or leases that are not collateral dependent are measured based on the present value of expected future cash flows discounted at the original effective interest rate of each loan or lease. For loans that are collateral dependent, impairment is measured based on the fair value of the collateral less estimated selling costs.

In estimating the general allowance for loan and lease losses, we group the balance of the loan and lease portfolio into segments that have common characteristics, such as loan or lease type, collateral type or risk rating. Loans typically segregated by risk rating are those that have been assigned risk ratings using regulatory definitions of “special mention,” “substandard,” and “doubtful”. Loans graded “loss” are generally charged off immediately.

For each general allowance portfolio segment, we apply loss factors to calculate the required allowance. These loss factors are based upon three years of historical loss rates, adjusted for qualitative factors affecting loan and lease portfolio collectibility as described above. Qualitative adjustment factors are expressed in basis points and adjust historical loss factors downward up to 40 basis points and upward up to 75 basis points.

The specific allowance for impaired loans and leases and the general allowance are combined to determine the required allowance for loan and lease losses. The amount calculated is compared to the actual allowance for loan and lease losses at each quarter end and any shortfall is covered by an additional provision for loan and lease losses. As a practical matter, our allowance methodology may show that an unallocated allowance exists at quarter end. Any such amounts exceeding a minor percentage of the allowance will be removed from the allowance for loan and lease losses by a credit to the allowance for loan and lease losses as of quarter end.

The table below summarizes loans and leases held for investment, average loans and leases held for investment, non-performing loans and leases and changes in the allowance for loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense:

	Three Months Ended March 31,	Year Ended December 31,
	2004	2003	2002	2001	2000	1999
	(Dollars in thousands)
Allowance for loan and lease losses:
Beginning balance	$13,343	$12,450	$12,363	$12,739	$8,027	$3,207
Balance acquired (1)	—	—	—	—	2,547	4,104
Loans charged off during period:
Real estate - mortgage	—	—	79	1,615	1,622	102
Real estate - construction	—	—	—	—	—	—
Commercial	1,392	258	1,074	4,301	94	297
Consumer	9	68	214	53	296	26
Leases receivable and other	—	716	355	64	88	85

Total	1,401	1,042	1,722	6,033	2,100	510
Recoveries:
Real estate - mortgage	38	326	808	310	105	29
Real estate - construction	—	—	—	—	—	—
Commercial	290	1,549	1,317	511	61	100
Consumer	4	20	7	16	30	1
Leases receivable and other	11	46	162	73	100	36

Total	343	1,941	2,294	910	296	166
Net loans and leases charged off (recovered)	1,058	(899)	(572)	5,123	1,804	344
Provision for (credit to) the allowance for loan and lease losses	520	(6)	(485)	4,747	3,969	1,060

Ending balance	$12,805	$13,343	$12,450	$12,363	$12,739	$8,027

Loans and leases held for investment	$968,581	$952,798	$876,407	$872,698	$818,263	$627,173
Average loans and leases held for investment	963,176	878,060	863,230	860,971	776,310	345,704
Non-performing loans and leases	1,625	2,981	3,646	4,566	3,747	957
Selected ratios:
Net charge-offs (recoveries) to average loans and leases held for investment	0.44%	(0.10)%	(0.07)%	0.60%	0.23%	0.10%
Provision for (credit to) the allowance for loan and lease losses to average loans and leases held for investment	0.22	0.00	(0.06)	0.55	0.51	0.31
Allowance for loan and lease losses to loans and leases held for investment at end of period	1.32	1.40	1.42	1.42	1.56	1.28
Allowance for loan and lease losses to non-performing loans and leases	788.00	447.60	341.47	270.76	339.98	838.77

(1)	In 2000, balance acquired with acquisition of Sacramento Commercial Bank. In 1999, balance acquired with acquisition of Placer Sierra Bank.

The allowance for loan and lease losses of $12.8 million at March 31, 2004 represented 1.32% of total loans and leases held for investment, net of deferred fees and costs, and 788.0% of non-performing loans and leases as of that date. At December 31, 2003, the allowance for loan and lease losses totaled $13.3 million, or 1.40% of total loans and leases held for investment, net of deferred fees and costs, and 447.6% of non-performing loans and leases as of that date. At December 31, 2002, the allowance for loan and lease losses totaled $12.5 million, or 1.42% of total loans and leases held for investment, net of deferred fees and costs, and 341.5% of non- performing loans and leases. Net charge-offs to average loans and leases held for investment were 0.44% for the quarter ended March 31, 2004 compared to net recoveries of 0.10% for the year ended December 31, 2003. This increase is primarily related to the charge-off of a single sizeable commercial loan. Net recoveries to average loans and leases increased to 0.10% for the year ended December 31, 2003, from 0.07% for the year ended December 31, 2002. Net recoveries of loans and leases in 2003 increased both in dollars and as a percentage of average loans and leases held for investment, and supports the decline in the allowance for loan and leases as a percentage of total loans and leases held for investment. See “Critical Accounting Policies,” and Note 4 of the “Notes to Consolidated Financial Statements.”

Charge-offs of leases and other loans increased to $716,000 in 2003 from $355,000 in 2002 and $64,000 in 2001. The increase in 2003 is related to the growth of the lease receivable portfolio from $1.5 million at December 31, 2000 to $27.6 million at December 31, 2003. The growth in the bank’s lease receivable portfolio resulted from efforts to diversify the loan and lease portfolio through the purchase of leases from other originating financial institutions.

Commercial loan charge-offs of $1.4 million in the first quarter of 2004 were noticeably higher than the $258,000 in 2003, or the $1.1 million in 2002. Commercial loan charge-offs in 2001 totaled $4.3 million. The first quarter 2004 charge-off is related primarily to credits to one commercial borrower. The decrease in 2003 is related in part to the decline in commercial loans, from $172.8 million at December 31, 2002 to $133.0 million at December 31, 2003 to $126.6 million at March 31, 2004. Also contributing to the decline in 2003 commercial loan charge-offs were the results of efforts made, beginning in the third quarter of 2000, to eliminate from the commercial loan portfolio borrowers believed to be less likely to withstand a potential economic downturn.

In allocating our allowance for loan and lease losses, management has considered the credit risk in the various loan and lease categories in the bank’s portfolio. As such, the allocations of the allowance for loan and lease losses are based upon average historical net loan and lease loss experience and the other factors discussed above. While every effort has been made to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness that does not exist. The following table indicates management’s allocation of the allowance and the percent of loans in each category to total loans and leases as of each of the following dates:

	At March 31, 2004		At December 31,
			2003		2002		2001		2000		1999
	Allocation of the Allowance	Percent of Loans in Each Category in Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate- mortgage	$4,827	71.2%	$4,619	69.8%	$6,356	66.3%	$6,463	68.1%	$7,036	73.4%	$1,864	77.8%
Real estate- construction	1,139	12.0	883	12.2	886	9.0	762	6.9	961	7.2	588	4.7
Commercial	5,334	13.1	6,081	13.9	3,940	19.7	4,203	18.0	3,214	16.5	3,225	14.2
Consumer	106	1.1	159	1.2	337	1.7	313	2.6	280	2.7	540	3.2
Leases receivable	760	2.6	826	2.9	559	3.3	231	4.4	47	0.2	—	0.1
Unallocated	639	0.0	775	0.0	372	0.0	391	0.0	1,201	0.0	1,810	0.0

Total	$12,805	100.0%	$13,343	100.0%	$12,450	100.0%	$12,363	100.0%	$12,739	100.0%	$8,027	100.0%

In 2003, the bank’s allowance methodology was revised to divide the portfolio segment for loans risk rated “substandard” into two segments, one segment secured by real estate collateral and one segment not secured by real estate collateral. Historical loss rates, adjusted for the qualitative factors previously discussed, were calculated and applied to these two portfolio segments. This methodology revision is the primary reason for the decrease in the allowance allocated to real estate-mortgage loans to $4.6 million at December 31, 2003, from $6.4 million at December 31, 2002, and the increase in the allowance allocated to commercial loans to $6.1 million at December 31, 2003, from $3.9 million at December 31, 2002.

Allowance for Losses Related to Undisbursed Loan and Lease Commitments

We maintain a separate allowance for losses related to undisbursed loan and lease commitments. Management estimates the amount of probable losses by applying the loss factors used in our allowance for loan and lease loss methodology to our estimate of the expected usage of undisbursed commitments for each loan and lease type. The allowance for undisbursed loan and lease commitments totaled $237,000, $487,000 and $426,000 and represented 0.1%, 0.2% and 0.3% of unfunded loan and lease commitments at March 31, 2004 and December 31, 2003 and 2002, respectively.

Investment Securities Available for Sale

The carrying value of our investment securities at March 31, 2004 totaled $145.4 million compared to $219.3 million at December 31, 2003, $222.8 million at December 31, 2002 and $142.3 million at December 31, 2001. We decreased our investment portfolio during the first quarter of 2004 to generate liquidity to fund the $16.2 million increase in the loan portfolio during the quarter, provide liquidity for a seasonal decline in deposit levels, better position the company for a rising rate environment, and provide liquidity to fund anticipated loan portfolio growth for the balance of 2004. The increases experienced, year over year, from 2001 through 2003 are a result of growth in deposits in 2002 and a decline in the bank’s loan to deposit ratio. Our portfolio of investment securities during 2003, 2002, and 2001 consisted primarily of U.S. Government agencies and obligations of states and political subdivisions.

We manage our investment portfolio principally to provide liquidity and balance our overall interest rate risk. To a lesser extent, we manage our investment portfolio to provide earnings with a view to minimizing credit risk.

The carrying value of our portfolio of investment securities at March 31, 2004 and December 31, 2003, 2002 and 2001 was as follows:

	Estimated Market Value
	At March 31,	At December 31,
	2004	2003	2002	2001
	(In thousands)
U.S. Treasury securities	$1,998	$1,998	$20,359	$57,611
U.S. Government agencies	125,825	199,615	185,103	69,860
Obligations of states and political subdivisions	12,175	12,278	12,415	12,301
Other securities	5,438	5,411	4,889	2,524

Total available-for-sale	$145,436	$219,302	$222,766	$142,296

The following table shows the maturities of investment securities at March 31, 2004, and the weighted average yields of such securities, excluding the benefit of tax-exempt securities:

	March 31, 2004
	Within One Year		After One Year but within Five Years		After Five Years but within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. Treasury securities	$1,998	0.89%	$—	0.00%	$—	0.00%	$—	0.00%
U.S. Government agencies	10,603	3.42	9,925	3.83	105,297	5.16	—	0.00
Obligations of states and political subdivisions	321	4.62	4,700	4.58	6,898	4.85	256	5.09
Other securities	—	0.00	—	0.00	590	2.91	758	2.00

Total available-for-sale	$12,922	3.06%	$14,625	4.07%	$112,785	5.13%	$1,014	2.78%

At March 31, 2004, other securities of $5.4 million included $4.1 million of equity securities for which there is no maturity date.

The following table shows the maturities of investment securities at December 31, 2003, and the weighted average yields of such securities, excluding the benefit of tax-exempt securities:

	December 31, 2003
	Within One Year		After One Year but within Five Years		After Five Years but within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. Treasury securities	$1,998	1.02%	$—	0.00%	$—	0.00%	$—	0.00%
U.S. Government agencies	22,232	3.24	4,867	3.55	172,516	5.33	—	0.00
Obligations of states and political subdivisions	323	4.62	4,739	4.71	6,966	4.85	250	5.09
Other securities	—	0.00	—	0.00	591	2.91	786	2.03

Total available-for-sale	$24,553	3.08%	$9,606	4.12%	$180,073	5.30%	$1,036	2.77%

At December 31, 2003, other securities of $5.4 million included $4.0 million of equity securities for which there is no maturity date.

Additional information concerning investment securities is provided in Note 3 of the notes to our consolidated financial statements contained elsewhere in this prospectus.

Deposits

Total deposits were $1.147 billion at March 31, 2004 compared to $1.137 billion at December 31, 2003 and $1.193 billion at December 31, 2002. The decrease in total deposits since December 31, 2002 is attributed primarily to the sale of deposits at six branches, offset by an increase in core deposits at the bank. Non-interest-bearing demand deposits increased to $390.0 million at March 31, 2004 after declining to $378.6 million at December 31, 2003 from $385.2 million at December 31, 2002. The ratio of non-interest-bearing deposits to total deposits was 34.0% at March 31, 2004, 33.3% at December 31, 2003 and 32.3% at December 31, 2002. Interest-bearing deposits are comprised of money market accounts, regular savings accounts, time deposits of under $100,000 and time deposits of $100,000 or more.

The following table shows the average amount and average rate paid on the categories of deposits for each of the periods indicated:

	Three Months Ended March 31, 2004		Year Ended December 31,
			2003		2002		2001
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Interest-bearing demand	$190,922	0.34%	$200,095	0.43%	$204,092	0.96%	$157,313	1.47%
Money market	202,912	0.60	211,171	0.72	173,309	1.27	167,726	2.42
Savings	130,880	0.35	130,191	0.44	118,230	0.75	111,443	1.24
Time	228,627	1.66	263,794	2.07	341,279	3.17	390,999	5.08
Non-interest-bearing deposits	371,796	0.00	382,900	0.00	348,063	0.00	291,402	0.00

Total	$1,125,137	0.54%	$1,188,151	0.71%	$1,184,973	1.33%	$1,118,883	2.47%

Additionally, the following table shows the maturities of time certificates of deposit and other time deposits of $100,000 or more at March 31, 2004:

March 31, 2004
(In thousands)
Due in three months or less	$18,856
Due in over three months through six months	21,128
Due in over six months through twelve months	34,654
Due in over twelve months	13,906

Total	$88,544

Junior Subordinated Deferrable Interest Debentures

Placer Statutory Trust II and Southland Statutory Trust I are Connecticut business trusts formed by us with capital of $774,000 and $372,000, respectively, for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by us. During the fourth quarter of 2001, Placer Statutory Trust II issued 25,000 and Southland Statutory Trust I issued 12,000 Floating Rate Capital Trust Pass-Through Securities, or the trust preferred securities, with a liquidation value of $1,000 per security, for gross proceeds of $37.0 million. The entire proceeds of the issuances were invested by Placer Statutory Trust II and Southland Statutory Trust I in $38.1 million of Floating Rate Junior Subordinated Deferrable Interest Debentures, or the subordinated debentures, issued by us, with identical maturity, repricing and payment terms as the trust preferred securities. The subordinated debentures represent the sole assets of Placer Statutory Trust II and Southland Statutory Trust I. The subordinated debentures mature on December 18, 2031, and bear an interest rate at March 31, 2004 of 4.71% (based on 3-month LIBOR plus 3.60%), with repricing occurring and interest payments due quarterly. The subordinated debentures are redeemable by us, subject to our receipt of prior approval from the FRB, on any March 18 or December 18 on or after December 18, 2006. The redemption price is par plus accrued and unpaid interest, except in the case of redemption under a special event which is defined in the debenture occurring prior to December 18, 2006. The trust preferred securities are subject to mandatory redemption to the extent of any early redemption of the subordinated debentures and upon maturity of the subordinated debentures on December 18, 2031.

Holders of the trust preferred securities are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security at an interest rate at March 31, 2004 of 4.71%. For each successive period beginning on March 18 of each year, the rate will be adjusted to equal the 3-month LIBOR plus 3.60%; provided, however, that prior to December 8, 2006, such annual rate shall not exceed 12.50%. Placer Statutory Trust II and Southland Statutory Trust I have the option to defer payment of the distributions for a period of up to five years, as long as they are not in default on the payment of interest on the subordinated debentures. We have guaranteed, on a subordinated basis, distributions and other payments due on the trust preferred securities. For financial reporting purposes, our investments in the trusts are accounted for under the equity method and are included in other assets on the accompanying consolidated balance sheet. The subordinated debentures issued and guaranteed by us and held by the trusts are reflected on our consolidated balance sheet in accordance with provisions of Interpretation No. 46 issued by the Financial Accounting Standards Board, or FASB, No. 46, Consolidation of Variable Interest Entities. Under applicable regulatory guidelines, all of the trust preferred securities currently qualify as Tier 1 capital. For further information relating to capital requirements, see Note 13 of the notes to our consolidated financial statements included elsewhere in this prospectus.

Capital Resources

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of “core” or “Tier 1” capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to adjusted total assets (leverage ratio) of at least 4% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan and lease losses and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets by a risk factor, which ranges from zero for cash assets and certain government obligations to 100% for some types of loans, and adding the products together.

	March 31, 2004	December 31, 2003
Leverage Ratio
Placer Sierra Bancshares and subsidiaries	9.8%	9.2%
Minimum regulatory requirement	4.0%	4.0%

Placer Sierra Bank	8.8%	7.9%
Minimum requirement for “Well-Capitalized” institution	5.0%	5.0%
Minimum regulatory requirement	4.0%	4.0%

Bank of Orange County	9.7%	9.6%
Minimum requirement for “Well-Capitalized” institution	5.0%	5.0%
Minimum regulatory requirement	4.0%	4.0%

Tier 1 Risk-Based Capital Ratio
Placer Sierra Bancshares and subsidiaries	12.5%	12.3%
Minimum regulatory requirement	4.0%	4.0%

Placer Sierra Bank	11.5%	11.4%
Minimum requirement for “Well-Capitalized” institution	6.0%	6.0%
Minimum regulatory requirement	4.0%	4.0%

Bank of Orange County	11.7%	11.4%
Minimum requirement for “Well-Capitalized” institution	6.0%	6.0%
Minimum regulatory requirement	4.0%	4.0%

Total Risk-Based Capital Ratio
Placer Sierra Bancshares and subsidiaries	13.7%	13.6%
Minimum regulatory requirement	8.0%	8.0%

Placer Sierra Bank	12.7%	12.6%
Minimum requirement for “Well-Capitalized” institution	10.0%	10.0%
Minimum regulatory requirement	8.0%	8.0%

Bank of Orange County	12.9%	12.6%
Minimum requirement for “Well-Capitalized” institution	10.0%	10.0%
Minimum regulatory requirement	8.0%	8.0%

Contractual Obligations

The following table sets forth our significant contractual obligations at March 31, 2004:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(In thousands)
Junior subordinated deferrable interest debentures	$38,146	$—	$—	$—	$38,146
Operating lease obligations	6,688	2,102	2,339	1,001	1,246
Purchase obligations (1)	7,812	3,550	3,632	630	—

Total	$52,646	$5,652	$5,971	$1,631	$39,392

(1)	These obligations are for outsourced item processing, data processing and automated teller machine, or ATM, transaction processing.

The following table sets forth our other significant commitments at March 31, 2004:

	Amount of Commitment Expiring Per Period
Other Commitments	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(In thousands)
Commitments to extend credit	$291,923	$105,619	$30,522	$3,515	$152,267
Standby letters of credit	3,664	3,214	450	—	—

Total	$295,587	$108,833	$30,972	$3,515	$152,267

Liquidity

Based on our existing business plan, management believes that our level of liquid assets is sufficient to meet our current and presently anticipated funding needs on a consolidated basis.

On a stand-alone basis, we currently rely on dividends from our subsidiary bank as the main source of liquidity. We plan to use the net proceeds we receive from this offering for general corporate purposes, working capital, financing internal growth, and possible future acquisitions of financial institutions, branch offices and loan portfolios. We do not currently have plans to contribute any of the proceeds of this offering to the bank. At December 31, 2003, the amount available for dividends from the bank without regulatory approval was $19.5 million. We require liquidity for the payment of interest on the subordinated debentures, for operating expenses, principally salaries and benefits, and for the payment of dividends to our shareholders.

The bank relies on deposits as the principal source of funds and, therefore, must be in a position to service depositors’ needs as they arise. Management attempts to maintain a loan-to-deposit ratio (total loans held for sale plus total loans and leases held for investment to total deposits) below approximately 90% and a liquidity ratio (liquid assets, including cash and due from banks, Federal funds sold and investment securities not pledged as collateral expressed as a percentage of total deposits) above approximately 15%. The loan-to-deposit ratio was 84.4% at March 31, 2004, 83.8% at December 31, 2003 and 73.5% at December 31, 2002. The liquidity ratio was 21.7% at March 31, 2004, 21.3%, at December 31, 2003 and 27.6% at December 31, 2002.

Our deposits tend to be cyclical, decreasing at the beginning of the year and ramping up during the balance of the year. In addition, while fluctuations in the balances of a few large depositors may cause temporary increases and decreases in liquidity from time to time, we have not experienced difficulty in dealing with such fluctuations from existing liquidity sources.

Based upon our existing business plan, management believes that the level of liquid assets is sufficient to meet the bank’s current and presently anticipated funding needs. Liquid assets of the bank represented approximately 21.4% of total assets at March 31, 2004. Management believes that if the level of liquid assets (our primary liquidity) does not meet our liquidity needs, other available sources of liquid assets (our secondary liquidity), including the purchase of Federal funds, sales of securities under agreements to repurchase, sales of loans, discount window borrowings from the Federal Reserve Bank and $42.3 million under a line of credit with the Federal Home Loan Bank of San Francisco at March 31, 2004, could be employed to meet those current and presently anticipated funding needs.

Our liquidity may be impacted negatively, however, by several other factors, including expenses associated with unforeseen or pending litigation and costs of any required environmental remediation.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Our market risk arises primarily from interest rate risk inherent in our lending and deposit taking activities. To that end, management actively monitors and manages our interest rate risk exposure. We do not have any market risk sensitive instruments entered into for trading purposes. We manage our interest rate sensitivity by matching the re-pricing opportunities on our earning assets to those on our funding liabilities. Management uses various asset/liability strategies to manage the re-pricing characteristics of our assets and liabilities designed to ensure that exposure to interest rate fluctuations is limited within our guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits and managing the deployment of our securities are used to reduce mismatches in interest rate re-pricing opportunities of portfolio assets and their funding sources.

Interest rate risk is addressed by our Asset Liability Management Committee, or the ALCO, which is comprised of certain members of our senior management and a board member. The ALCO monitors interest rate risk by analyzing the potential impact on the net portfolio of equity value and net interest income from potential changes in interest rates, and considers the impact of alternative strategies or changes in balance sheet structure. The ALCO manages our balance sheet in part to maintain the potential impact on net portfolio value and net interest income within acceptable ranges despite changes in interest rates.

Our exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO and our board of directors. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine our change in net portfolio value and net interest income in the event of hypothetical changes in interest rates. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate changes are not within board-approved limits, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board-approved limits.

Market Value of Portfolio Equity

We measure the impact of market interest rate changes on the net present value of estimated cash flows from our assets, liabilities and off-balance sheet items, defined as market value of portfolio equity, using a simulation model. This simulation model assesses the changes in the market value of interest rate sensitive financial instruments that would occur in response to an instantaneous and sustained increase or decrease (shock) in market interest rates.

The following table presents forecasted changes in net portfolio value using a base market rate and the estimated change to the base scenario given an immediate and sustained upward and downward movement in interest rates of 100 and 200 basis points at March 31, 2004.

Market Value of Portfolio Equity

(Dollars in thousands)

Interest Rate Scenario	Market Value	Percentage Change from Base	Percentage of Total Assets	Percentage of Portfolio Equity Book Value
Up 200 basis points	$226,466	(5.97)%	16.35%	133.44%
Up 100 basis points	232,656	(3.40)	16.80	137.09
BASE	240,848	—	17.39	141.91
Down 100 basis points	242,844	0.83	17.53	143.09
Down 200 basis points	241,288	0.18	17.42	142.17

The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, asset prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions we may undertake in response to changes in interest rates. Actual amounts may differ from the projections set forth above should market conditions vary from the underlying assumptions.

Net Interest Income Simulation

In order to measure interest rate risk at March 31, 2004, we used a simulation model to project changes in net interest income that result from forecasted changes in interest rates. This analysis calculates the difference between net interest income forecasted using a rising and a falling interest rate scenario and a net interest income forecast using a base market interest rate derived from the current treasury yield curve. The income simulation model includes various assumptions regarding the re-pricing relationships for each of our products. Many of our assets are floating rate loans, which are assumed to re-price immediately, and to the same extent as the change in market rates according to their contracted index. Some loans and investment vehicles include the opportunity of prepayment (embedded options), and accordingly the simulation model uses national indexes to estimate these prepayments and reinvest their proceeds at current yields. Our non-term deposit products re-price more slowly, usually changing less than the change in market rates and at our discretion.

This analysis indicates the impact of changes in net interest income for the given set of rate changes and assumptions. It assumes no growth in the balance sheet and that its structure will remain similar to the structure at year end. It does not account for all factors that impact this analysis, including changes by management to mitigate the impact of interest rate changes or secondary impacts such as changes to our credit risk profile as interest rates change. Furthermore, loan prepayment rate estimates and spread relationships change regularly. Interest rate changes create changes in actual loan prepayment rates that will differ from the market estimates incorporated in this analysis. Changes that vary significantly from the assumptions may have significant effects on our net interest income.

For the rising and falling interest rate scenarios, the base market interest rate forecast was increased or decreased on an instantaneous and sustained basis.

Sensitivity of Net Interest Income

March 31, 2004

(Dollars in thousands)

Interest Rate Scenario	Adjusted Net Interest Income	Percentage Change from Base	Net Interest Margin Percent	Net Interest Margin Change (in basis points)
Up 200 basis points	$60,348	5.10%	5.07%	25
Up 100 basis points	58,669	2.18	4.93	11
BASE	57,418	—	4.82	—
Down 100 basis points	54,763	(4.62)	4.60	(22)
Down 200 basis points	52,501	(8.56)	4.41	(41)

Gap Analysis

Another way to measure the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to re-pricing in specified time periods.

The following table sets forth the distribution of re-pricing opportunities of our interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (that is, interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, the ratio of cumulative interest-earning assets to cumulative interest-bearing liabilities and the cumulative gap as a percentage of total assets and total interest-earning assets as of March 31, 2004. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may re-price in accordance with their contractual terms. The interest rate relationships between the re-priceable assets and re-priceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on our net interest margins.

	March 31, 2004 Amounts Maturing or Re-pricing in
	3 Months or Less	Over 3 Months to 12 Months	Over 1 Year to 5 Years	Over 5 Years	Non-Sensitive(1)	Total
	(Dollars in thousands)
ASSETS
Cash and due from banks	$—	$—	$—	$—	$68,298	$68,298
Federal funds sold	65,364	—	—	—	—	65,364
Investment securities available-for-sale	12,601	321	14,625	113,799	4,090	145,436
Loans and leases held for sale	—	—	—	555	—	555
Loans and leases held for investment	257,562	87,597	194,841	428,581	—	968,581
Other assets(2)	—	—	—	—	136,960	136,960

Total assets	$335,527	$87,918	$209,466	$542,935	$209,348	$1,385,194

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing demand deposits	$—	$—	$—	$—	$390,008	$390,008
Interest-bearing demand, money market and savings	517,241	—	—	—	—	517,241
Time certificates of deposit	65,826	136,676	33,480	3,864	—	239,846
Short-term debt	12,269	—	—	—	—	12,269
Long-term debt	38,146	—	—	—	—	38,146
Other liabilities	—	—	—	—	17,970	17,970
Shareholders’ equity	—	—	—	—	169,714	169,714

Total liabilities and shareholders’ equity	$633,482	$136,676	$33,480	$3,864	$577,692	$1,385,194

Period gap	$(297,955)	$(48,758)	$175,986	$539,071	$(368,344)
Cumulative interest-earning assets	335,527	423,445	632,911	1,175,846
Cumulative interest-bearing liabilities	633,482	770,158	803,638	807,502
Cumulative gap	(297,955)	(346,713)	(170,727)	368,344
Cumulative interest-earning assets to cumulative interest-bearing liabilities	53.0	55.0	78.8	145.6

	March 31, 2004 Amounts Maturing or Re-pricing in
	3 Months or Less	Over 3 Months to 12 Months	Over 1 Year to 5 Years	Over 5 Years	Non-Sensitive(1)	Total
	(Dollars in thousands)
Cumulative gap as a percent of:
Total assets	(21.5)	(25.0)	(12.3)	26.6
Interest-earning assets	(25.3)	(29.4)	(14.5)	31.2

(1)	Assets or liabilities and equity which are not interest rate-sensitive.
(2)	Allowance for loan and lease losses of $12.8 million as of March 31, 2004 is included in other assets.

At March 31, 2004, we had $436.2 million in assets and $770.2 million in liabilities re-pricing within one year. This means that $334.0 million more of our interest rate sensitive liabilities than our interest rate sensitive assets will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest-earning assets to interest-bearing liabilities maturing or re-pricing within one year at March 31, 2004 is 56.6%. In theory, this analysis indicates that at March 31, 2004, if interest rates were to increase, the gap would tend to result in a lower net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of re-pricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as basis risk, and generally relates to the re-pricing characteristics of short-term funding sources such as certificates of deposit.

Gap analysis has certain limitations. Measuring the volume of re-pricing or maturing assets and liabilities does not always measure the full impact on the portfolio value of equity or net interest income. Gap analysis does not account for rate caps on products; dynamic changes such as increasing prepayment speeds as interest rates decrease, basis risk, embedded options or the benefit of no-rate funding sources. The relation between product rate re-pricing and market rate changes (basis risk) is not the same for all products. The majority of interest-earning assets generally re-price along with a movement in market rates, while non-term deposit rates in general move more slowly and usually incorporate only a fraction of the change in market rates. Products categorized as non-rate sensitive, such as our non-interest-bearing demand deposits, in the gap analysis behave like long term fixed rate funding sources. Both of these factors tend to make our actual behavior more asset sensitive than is indicated in the gap analysis. In fact, we have experienced higher net interest income when rates rise, and lower net interest income when rates fall, in contrast to what is indicated by the gap analysis. Therefore, management uses income simulation, net interest income rate shocks and market value of portfolio equity as its primary interest rate risk management tools.

Recent Accounting Pronouncements

On April 30, 2003, the Financial Accounting Standards Board, or FASB, issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies the accounting for derivative instruments by providing guidance related to circumstances under which a contract with a net investment meets the characteristics of a derivative as discussed in SFAS No. 133. The statement also clarifies when a derivative contains a financing component. The statement is intended to result in more consistent reporting for derivative contracts and must be applied prospectively for contracts entered into or modified after June 30, 2003, except for hedging relationships designated after June 30, 2003. In management’s opinion, adoption of this statement did not have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For mandatorily redeemable financial instruments of a nonpublic entity, this statement shall be effective for existing or new contracts for fiscal periods beginning after December 15, 2004. We adopted the provisions of this statement on July 1, 2003 and, in management’s opinion, adoption of this statement did not have a material effect on our consolidated financial position, results of operations or cash flows.

In December 2003, the FASB revised FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. We adopted FIN 46 on December 31, 2003. Adoption of this standard required us to deconsolidate our investment in Placer Statutory Trust II made in October 2001 and our investment in Southland Trust I. The deconsolidation of Placer Statutory Trust II and Southland Trust I, each of which was formed in connection with the issuance of trust preferred securities, appears to be an unintended consequence of FIN 46. In management’s opinion, the effect of deconsolidation on our consolidated financial position, results of operations and cash flows was not material.

In July 2003, the FRB issued a supervisory letter instructing bank holding companies to continue to include trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. In May 2004, the FRB requested comment on a proposed rule that would permit trust preferred securities to continue to be included as Tier 1 capital of bank holding companies, subject to stricter quantative limitations. The proposal provides a three-year transition period for bank holding companies to meet the new, stricter limitations.

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-03, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, or SOP 03-03. This SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP does not apply to loans originated by the entity. This SOP limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. This SOP prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Management has not completed its evaluation of the impact this pronouncement may have on our consolidated financial position, results of operations and cash flows.

Inflation

The majority of our assets and liabilities are monetary items held by us, the dollar value of which is not affected by inflation. Only a small portion of total assets is in premises and equipment. The lower inflation rate of recent years have not had the positive impact on us that was felt in many other industries. Our small fixed asset investment minimizes any material misstatement of asset values and depreciation expenses that may result from fluctuating market values due to inflation. Higher inflation rates may increase operating expenses or have other adverse effects on borrowers of the banks, making collection on extensions of credit more difficult for us. Rates of interest paid or charged generally rise if the marketplace believes inflation rates will increase.

BUSINESS

Overview

We are a California-based bank holding company for Placer Sierra Bank, referred to in this prospectus as the bank, which is a California state-chartered commercial bank. We provide a broad array of financial services to small- to medium-sized businesses, their owners and employees and to consumers. Through our 23 Northern California branches, we serve a five county area including Placer, Sacramento and El Dorado counties, commonly known as the greater Sacramento metropolitan region, and the adjacent counties of Sierra and Nevada. Through our 9 Southern California branches, we serve both Los Angeles and Orange counties. Placer Sierra Bank, the largest community bank headquartered in the greater Sacramento metropolitan region, has provided financial services to commercial and consumer customers in Northern California for over 57 years. Its Bank of Orange County Division has provided these services in Southern California for over 24 years. We offer our customers the resources of a large financial institution together with the resourcefulness and responsive customer service of a community bank. Through our branches and the use of technology, we offer a broad array of deposit products and services for both commercial and consumer customers, including electronic banking, cash management services, electronic bill payment and investment services. We emphasize relationship banking and focus on generating low cost deposits. We provide a comprehensive set of loan products such as commercial loans and leases, lines of credit, commercial real estate loans, Small Business Administration, or SBA, loans, residential mortgage loans, home equity lines of credit and construction loans. Our local decision making together with our substantial lending limits is intended to give us a competitive advantage and provide a fast and efficient lending process. As of March 31, 2004, the combined lending limits of Placer Sierra Bank and Bank of Orange County were $52.4 million for secured loans and $31.4 million for unsecured loans. At March 31, 2004, we had total assets of $1.385 billion, loans and leases of $968.6 million, deposits of $1.147 billion and shareholders’ equity of $169.7 million.

Our bank derives its income primarily from interest received on real estate-related loans and leases, commercial loans and leases and consumer loans and leases and, to a lesser extent, fees from the sale and referral of loans, interest on investment securities and fees received in connection with servicing loans and deposit products and through a subsidiary, Central Square Company, Inc., from the sale of investment products through a third-party provider. The bank’s major operating expense is the interest it pays on deposits and borrowings and general operating expenses.

Recent Development—Acquisition of Bank of Orange County

In May 2004, we acquired Bank of Orange County and its holding company, Southland. Bank of Orange County Division has nine full service branches in Artesia, Downey, Fullerton, Fountain Valley, Norwalk, Orange, Santa Fe Springs, Glendale and Huntington Park, California. Specialty departments include a Real Estate Department in Santa Fe Springs, and a “Preferred Lender Status” SBA Department operating out of offices in Norwalk, California. Bank of Orange County Division has served the business and professional marketplace for over 24 years. Pursuant to the acquisition, Southland merged into Placer Sierra Bancshares and Bank of Orange County became a Placer Sierra Bancshares subsidiary. In July 2004, Bank of Orange County was merged into our wholly-owned subsidiary, Placer Sierra Bank and operates as a division of Placer Sierra Bank under the name of Bank of Orange County. Ronald W. Bachli, the Chairman and CEO of Placer Sierra Bancshares, and David Hooston, the Chief Financial Officer of Placer Sierra Bancshares, have also served in similar capacities at Southland. Their understanding and familiarity with Bank of Orange County’s operations, loan portfolio, customer base, and management, as well as their knowledge of the operating environment in Orange and Los Angeles counties are expected to facilitate a smooth integration and enhance the growth opportunities of the combined banks. The transaction was structured as a stock-for-stock merger. California Community Financial Institutions Fund Limited Partnership was the holder of approximately 99.8% of Southland’s outstanding common stock and, as a result of the merger, became the holder of approximately 95.7% of our outstanding common stock immediately after giving effect to the merger. As of June 15, 2004, the Fund owned 95.3% of our outstanding common stock.

Our History

As described above, the selling shareholder, the Fund, owns 95.3% of our outstanding common stock, after giving effect to the issuance of our common stock to the Fund in connection with the Southland merger. Placer Sierra Bank was previously a wholly-owned subsidiary of Placer Capital Co., or PCC, which was a wholly-owned subsidiary of California Community Bancshares, Inc., or CCB. PCC was incorporated in 1999 by the Fund, for the purpose of acquiring Placer Sierra Bank. In December 1999, PCC became a wholly-owned subsidiary of CCB. The Fund, in a separate transaction and through an intermediate subsidiary, acquired Sacramento Commercial Bank, or SCB, in March 2000. Immediately after the Sacramento Commercial Bank acquisition, the intermediate subsidiary was merged into CCB and SCB became a wholly-owned subsidiary of CCB. In March 2001, SCB was merged into Placer Sierra Bank and SCB has continued to market and operate in downtown Sacramento under the name Sacramento Commercial Bank, a division of Placer Sierra Bank.

CCB was restructured in December 2001, which resulted in, among other organizational changes, the formation of Placer Sierra Bancshares and Southland Capital Co., as wholly-owned subsidiaries of CCB. Pursuant to the restructuring, PCC merged into CCB, as a result of which CCB directly acquired all of the shares of Placer Sierra Bank. CCB then contributed all of the shares of Placer Sierra Bank to us, making Placer Sierra Bank our wholly-owned subsidiary. After completing a cash-out merger whereby all the CCB shareholders other than the Fund received cash in exchange for their shares of CCB stock, CCB adopted a plan of liquidation and distributed its assets, primarily our common stock and SCC common stock, to its sole shareholder, the Fund. Consequently, we became a wholly-owned subsidiary of the Fund at that time.

Business Strategy

Our goal is to be the premier community banking company for the long-term benefit of our shareholders, customers and employees by increasing shareholder value and providing high-quality customer service. Our principal operating strategy is to continue our asset and earnings growth rates by:

•	Expanding core growth. We intend to improve core growth through relationship banking and advanced technology. Specifically, our goal is to:

•	Recruit aggressively and retain experienced commercial bankers who bring with them a portfolio of loyal loan and deposit customers. Over the past three years, we have been successful in attracting from other community banks, bankers who enjoy a following of customers including closely held family businesses. These relationships typically include lines of credit for on-going business operations, deposit accounts that require cash management services and the opportunity to provide services such as home equity lines and investment products.

•	Increase our portfolio of variable interest rate loan products, specifically commercial and industrial, consumer and certain types of construction loans. We offer tailored and flexible loan products, including commercial and consumer loan products such as commercial loans, home equity lines of credit, construction loans and mortgages and SBA guaranteed loans.

•	Utilize our customer relationship management software to increase profitability. Our installation of customer relationship software, expected to be fully functional in 2004, is designed to allow the bank to understand better who our most profitable customers are and to make every effort to retain them, to identify customers with similar qualities and cross-sell to them products and services we believe will be most beneficial to them, and to improve the profitability of our less profitable customers. Additionally, our retail and commercial bankers will continue to analyze all customers and prospective customers for cross-selling of profitable products and services.

•	Capitalize on our deposit franchise. Our commercial bankers will continue to target “net depositors,” or customers whose deposit balances exceed their total borrowings, such as property managers, non-profit organizations and private schools. In addition, our retail sellers and referrers will utilize customer profile analytics to focus on organic growth while we will continue to strive for deposit growth from new customers in the communities we serve through use of direct mail and advertising. We offer competitive online banking and cash management services, including our Account LinkTM online financial management product for individuals and sole proprietors and our Intelligent BankerTM online corporate cash management solution (including real time information and imaged checks), and comprehensive demand and time deposit products designed to meet the varying needs of our commercial customers and the lifestyles of our consumer customers.

•	Maintaining high credit quality. As a result of our high credit quality, we have experienced low levels of non-performing assets and loan and lease losses. We intend to maintain our high credit quality by continuing to utilize stringent but efficient underwriting and credit risk management practices.

•	Effectively managing our balance sheet. We utilize our customer deposits, borrowings and other interest-bearing liabilities in combination with actively managing the bank’s investment and loan portfolio mix and duration to maximize our net interest margin while limiting interest rate and market risks.

•	Expanding within our geographic markets. We intend to focus on high growth metropolitan areas in our California markets to attract additional small- to medium-size businesses. We plan to open additional branch locations in order to better serve the needs of the fast growing communities in our market areas. We expect this expansion to take place in 2004 and continue through 2006.

•	Increasing our non-interest income through increased investment product sales, sales and referrals of loans to secondary markets and through the utilization of our management customer information software. Our bankers regularly analyze our consumer and commercial customers in order to identify additional potential financial needs. In addition, our new customer information software is designed to allow us to sell products which enhance bank profitability while meeting our customers’ needs.

•	Maintaining and increasing our customer base by positioning ourselves as a premier community financial institution in our market areas. Our goal is to enhance our ties to the communities we serve and, over the next three years, continue to build and capitalize on our reputation in the communities we serve by, among other things:

•	Continuing to leverage our integrated, customer-centered, sales and service culture as we strive to provide high-quality service combined with needs-based selling. As we strive to distinguish ourselves from our competitors, we combine our needs-based sales culture with a highly inspected set of service standards which we require our branch employees to deliver. Managers’ incentive compensation is contingent upon, among other things, our employees’ delivery of a pre-determined level of service. We utilize a third-party service to “shop” our branches regularly and assess the level of customer service being provided.

•	Attracting, developing and retaining a group of employees skilled in the financial services industry and establishing ourselves as an employer of choice in our market areas. We believe that skilled employees and management are the foundation of a successful company. We will strive to continue to develop and sustain a corporate culture that embraces, promotes, professionally develops, nurtures, educates and supports all employees in a dynamic environment.

•	Assessing branches on an on-going basis. We will continue to refine the methodology that we use to analyze each branch for, among other things, profitability, optimal location, configuration and staffing. Management regularly reviews whether branches should be relocated, closed or otherwise restructured.

Our business strategies, however, are not without risks. In particular, the success of our business strategy depends in large part upon the strength of our management team. The loss of the services of any one of them could have a material adverse affect on our business. In addition, given the concentration and focus of our business in California, changes in economic conditions and in particular an economic slowdown in California could have a material adverse affect on our business. We would be particularly affected by a downturn in the real estate market due to the fact that a large portion of our loan portfolio is collateralized by various types of real estate. As of March 31, 2004, after giving effect to the Southland acquisition, approximately 83.2% of the book value of our loan portfolio consisted of loans collateralized by various types of real estate and substantially all of our real property collateral is located in California. Any growth and expansion we pursue may strain our ability to manage our operations and our financial resources.

Management

We have assembled a management team with depth and breadth of experience in the financial services industry. In addition to operating experience, our management team has extensive experience in finance, acquisitions, consolidations and turn-arounds. Our management team, comprised principally of California natives or long-time residents, several of whom have worked together for a number of years, includes:

•	Ronald W. Bachli, Esq., Chairman of the Board and Chief Executive Officer of Placer Sierra Bancshares and of Placer Sierra Bank;

•	David E. Hooston, Chief Financial Officer of Placer Sierra Bancshares and Treasurer of Placer Sierra Bank;

•	Randall E. Reynoso, President and Chief Operating Officer of Placer Sierra Bank;

•	James A. Sundquist, Executive Vice President and Chief Financial Officer of Placer Sierra Bank;

•	Robert H. Muttera, Executive Vice President and Chief Credit Officer of Placer Sierra Bank;

•	K. Lynn Matsuda, Executive Vice President and Director of Operations of Placer Sierra Bank;

•	Kevin J. Barri, Executive Vice President, Retail Banking Division Manager of Placer Sierra Bank; and

•	Robert C. Campbell, Jr., President, Bank of Orange County Division.

Mr. Bachli and Mr. Hooston have worked together in one capacity or another for over 19 years and have a combined 62 years of experience serving the financial services industry in both Northern and Southern California. Mr. Reynoso has over 24 years of banking experience, including 18 years at Westamerica Bank in various levels of senior management, including senior vice president and regional sales manager of 30 branches in a seven county region overlapping our market area. Mr. Sundquist and Mr. Muttera each have over 24 years of banking experience and have been working together for that entire period. In 1983, they were members of the founding group of Sacramento Commercial Bank, which was acquired by Placer Sierra Bank in 2001. Prior to founding Sacramento Commercial Bank, Mr. Sundquist and Mr. Muttera worked together at First Commercial Bank in Sacramento. During her nine-year tenure at The Money Store, now a division of Wachovia Bank, Ms. Matsuda served in a number of capacities, including Vice President and Manager of the Mortgage Loan Servicing Customer Service Group, and prior to that, she held significant positions in management and operations at the Bank of California over a period of 22 years. Mr. Barri, a recent addition to our team, was with Bank of America for over nine years. At Bank of America, Mr. Barri served as Senior Vice President, Consumer Market Manager and Banking Center Manager, among other positions. Mr. Campbell has over 40 years of banking experience in California, including serving as President, Chief Executive Officer and Director of Security First Bank as well as Senior Vice President of California State Bank and Executive Vice President of Bank of Anaheim and Valencia Bank.

Market Area and Opportunity

We serve our commercial and consumer customers in Northern and Southern California throughout a seven county area. In Northern California, we serve Placer, Sacramento and El Dorado counties in the greater Sacramento metropolitan region as well as the adjacent Sierra and Nevada counties. In these Northern California counties, we serve three primary markets:

•	South Placer County, in which we have eight locations,

•	Sacramento County, in which we have three locations, and

•	Nevada County and North Placer County, in which we have seven locations.

In Southern California, we serve the commercial and consumer banking needs of our customers through full service branches in two counties:

•	Los Angeles County, in which we have six locations, and

•	Orange County, in which we have three locations.

The bank’s primary Northern California operations are in the Sacramento region, one of the fastest growing markets in the country. The Sacramento region has established itself as one of the strongest economies in California, and recent data shows that this trend is continuing. The six county region’s population, which includes El Dorado, Placer, Sacramento, Sutter, Yolo and Yuba counties (we do business in three of these), reached over 1.8 million by 2000, making Sacramento the 25th largest metropolitan region in the United States as of that date. Since 1995, the annual population growth rate has been 2.4%, mostly due to migration from other California and U.S. urban areas. Placer County alone has seen a 43.8% growth in population over the last decade, well above the national growth rate of 13.1%. Placer County was also rated number one in job growth among urban counties nationally for the twelve month period ended March 31, 2003, according to the United States Department of Labor Bureau of Labor Statistics.

High growth rates in the Sacramento region’s labor force and employment are due to several factors, including a higher percentage of the population available for employment as persons relocate to take advantage of economic opportunities in the region. Another factor is a fairly low unemployment rate, which averaged approximately 5.2% in April 2004 in the Primary Sacramento Metropolitan Statistical Area (El Dorado, Placer and Sacramento counties), where the majority of the regional population reside. The average national unemployment rate in April 2004 was approximately 5.6%.

Over the last decade, many technology companies, including Hewlett-Packard, have either moved to or expanded into South Placer and Sacramento counties as the San Francisco Bay Area became a higher cost place to reside or do business. Principal non-governmental employers in the region include:

• Apple Computer • Campbell Soup Company • Hewlett-Packard • Intel	• Kaiser Permanente Hospitals • PRIDE Industries • Raley’s/Bel Air stores • Sacramento Bee	• SBC Communications • Shriners Hospital • Sutter Memorial Hospital • Teichert Incorporated • USAA Insurance

One of the region’s economic assets is its readily available and affordable housing. The attraction and retention of a quality labor force at reasonable wage rates depends, in part, on housing availability. According to the Sacramento Area Commercial Trade Association, new housing construction permits have steadily increased over the past five years, with a new all-time record of 20,774 permits issued in 2002, an increase of 63% over the five year period. Single-family permits, making up 79% of the total permits issued in 2002, rose to 16,472, an increase of 67% over the same period. As reported by the Building Industry Association of Superior California, sales of new homes in the 126 new home communities tracked by the association were 30% higher in February 2004 than in February 2003. The prices of new homes in the Sacramento region are still considered very affordable as compared to California’s other major metropolitan areas. Half of the new homes in the Sacramento region are in the $175,000 to $250,000 range, as compared to the California median home price of $405,720 as of January 2004, according to information from the California Association of Realtors.

Deposit growth has followed population growth. For the twelve months ended June 30, 2003, Placer County alone saw deposits grow 14.9% to $3.8 billion, exceeding the U.S. deposit growth of 11.4%. In the greater Sacramento metropolitan region, a market influenced by Placer County, the deposit growth as reported by the FDIC for the same period ended June 30, 2003, grew 10.7% to $20.3 billion.

In addition, the bank’s Bank of Orange County Division serves the Los Angeles and Orange county areas. Los Angeles and Orange counties are the first and second largest counties, respectively, in California. In terms of numeric population growth, from 2001 to 2002, Los Angeles County ranked first and Orange County ranked seventh out of over 3,000 U.S. counties. Although housing costs in Los Angeles and Orange counties are not low, the population in these counties continues to grow. In terms of unemployment, in April 2004, the Orange County unemployment rate of 3.3% ranked second only to Washington D.C. for lowest unemployment rate among metropolitan areas with populations over 1 million. Principal employers in Los Angeles and Orange counties include:

• Albertsons Inc. • Bank of America Corp. • Boeing Co. • Hilton Hotels Corp. • Mattel Inc. • Nestle USA Inc.	• Northrup Grumman Corp. • Raytheon Corp. • SBC Communications • St. Joseph Health System • Target Corp. • Tenet Healthcare Corp.	• Times Mirror Co. • Universal Studios Inc. • University of California, Irvine • University of California, Los Angeles • University of Southern California • Walt Disney Co.

Like our markets in Northern California, in addition to population growth, our Southern California markets have experienced deposit growth. For the twelve months ended June 30, 2003, the FDIC reports that Los Angeles County experienced a 14.6% deposit growth rate, to $189.9 billion, and Orange County deposits increased by 13.3%, to $50.2 billion, exceeding the U.S. deposit growth rate of 11.4% for the same period.

The bank is committed to community activities in the markets we serve. We continue to invest in community-based efforts supporting children, diversity, education, affordable housing, the arts and other social issues. Our bank’s donations programs contribute to organizations that we believe make a positive impact in the communities we serve. Many of our senior executives and bankers serve on philanthropic boards and volunteer time to community groups.

Future Growth

We intend to pursue growth opportunities either through new branches in strategic markets, through the acquisition of community banks in strategic markets or through the acquisition of branch locations that may come available in markets we wish to penetrate. We intend to use the marketing and administrative service umbrella of our existing branch network in order to avail ourselves of opportunities for consolidation and the rationalization of operating expenses. We believe that this infrastructure may assist us in streamlining the administration of acquired banks and providing back-office services at the holding company level in order to lower costs, achieve operating efficiencies and integrate acquired banks into us. Our bank holding company structure provides flexibility for the future expansion of our banking business through the possible acquisition of other financial institutions. The acquisition of additional banks or branches will be subject to regulatory approvals and other requirements. In addition, our holding company structure makes it easier to raise additional capital for the bank and for any additional subsidiary banks that we may acquire in the future.

Business Activities

We provide banking and other financial services throughout our targeted Northern and Southern California markets to consumers and to small- and medium-sized businesses, including the owners and employees of those businesses. We offer a broad range of banking products and services including many types of commercial and personal checking and savings accounts and other consumer banking products, including electronic banking products. We offer on-line, real-time cash management services such as check imaging, statement imaging, electronic bill payment, wire transfers and automated clearinghouse debits and credits, among others.

We also originate a variety of loans including secured and unsecured commercial and consumer loans, commercial and residential real estate mortgage loans, SBA loans and construction loans. Special services or requests beyond the lending limits of the bank are arranged through correspondent banks. We have a network of ATMs and offer access to ATM networks through other major banks. The bank issues MasterCard and Visa credit and debit cards through a correspondent bank and is also a merchant depository for cardholder drafts under Visa and MasterCard. We provide investment products through a third-party and international banking services through correspondent banks.

Historically we have maintained high asset quality, as evidenced by our low levels of non-performing loans and leases and net loan and lease charge-offs. The following table presents, for the years indicated, the bank’s non-performing loans and leases as a percentage of total loans and leases and our net loan and lease charge-offs as a percentage of total loans and leases held for investment:

	At or for the Three Months Ended March 31,	At or for the Year Ended December 31,
	2004	2003	2002	2001
Non-performing loans and leases	0.17%	0.31%	0.42%	0.52%
Net loan and lease recoveries (charge-offs)	(0.44)%	0.10%	0.07%	(0.60)%

We recognize that certain types of loans and leases are inherently more risky than others. For instance, the commercial real estate loans we make are riskier than home mortgages because they are generally larger and often rely on income from multiple business tenants. Commercial term loans to businesses are riskier than auto loans to consumers because they are generally larger and depend upon success of often complex businesses. Unsecured loans are inherently more risky than collateralized loans. Through the bank, we concentrate our lending activities in three principal areas:

Real Estate Loans.    Real estate loans are comprised of construction loans, miniperm and long-term loans collateralized by first deeds of trust on specific properties, home mortgages and equity lines of credit. Construction loans are comprised of two types:

•	loans on residential and income-producing properties that generally have terms of less than two years and typically bear an interest rate that floats with the prime rate or another established index, and

•	loans for construction of owner-occupied single-family residences. The bank offers options including 12- to 18-month loans at fixed or adjustable rates, and “all-in-one” construction and long-term loans at fixed or adjustable rates.

Home mortgages are principally comprised of 15- and 30- year fixed and adjustable rate loans collateralized by first deeds of trust on owner-occupied one to four family residences. The miniperm loans and long-term loans finance the purchase and/or ownership of income producing properties. Miniperm loans are generally made with an amortization schedule ranging from 15 to 25 years with a lump sum balloon payment due in one to 10 years. Equity lines of credit are revolving lines of credit collateralized by junior deeds of trust on real properties. They bear a rate of interest that floats with the prime rate and have maturities of ten years.

Our real estate portfolio is subject to certain risks, including:

•	a possible downturn in the California economy,

•	sensitivity to interest rate risk,

•	reduction in real estate values, and

•	continued increase in competitive pricing and loan structure.

We strive to reduce the exposure to these risks by:

•	reviewing each real estate loan request and renewal individually,

•	separating the real estate loan origination, marketing and sales process from the underwriting and credit approval process, and

•	strict adherence to written loan policies, including, among other factors, minimum collateral requirements, maximum loan-to-value ratio requirements and minimum debt service requirements.

Commercial Loans and Leases.    Commercial loans and leases are made to finance operations, to provide working capital or for specific purposes, such as to finance the purchase of fixed assets, equipment or inventory. Our policies provide specific guidelines regarding required debt coverage and other important financial ratios. Commercial loans include lines of credit and commercial term loans. Lines of credit are extended to businesses or consumers based on the financial strength and integrity of the borrower and generally (with some exceptions) are collateralized by short-term assets such as accounts receivable or inventory and have a maturity of one year or less. Such lines of credit bear an interest rate that floats with the prime rate or another established index. Commercial term loans are typically made to finance the acquisition of fixed assets, refinance short-term debt originally used to purchase fixed assets or, in rare cases, to finance the purchase of businesses. Commercial term loans generally have terms from one to five years. They may be collateralized by the asset being acquired or other available assets and bear interest which either floats with the prime rate or another established index or is fixed for the term of the loan.

Our commercial loan and lease portfolio is subject to certain risks, including:

•	a possible downturn in the California economy,

•	deterioration of a commercial borrower’s financial capabilities, and

•	continued increase in competitive pricing and loan structure.

We strive to reduce the exposure to these risks by:

•	reviewing each loan and lease request and renewal individually,

•	separating the loan and lease origination, marketing and sales process from the underwriting and credit approval process, and

•	strict adherence to written loan and lease policies, including, among other factors, minimum collateral requirements, minimum debt service requirements and minimum financial reporting covenants in business loan agreements.

Consumer Loans.    We provide consumer loans, including personal loans, auto loans and leases, boat loans, home improvement loans, revolving lines of credit and other loans typically made by banks to individual borrowers.

Our consumer loan portfolio is subject to certain risks, including:

•	a possible downturn in the California economy,

•	reduction in real estate values, and

•	consumer bankruptcy laws which allow consumers to discharge certain debts.

We strive to reduce the exposure to these risks by:

•	reviewing each loan and lease request and renewal individually,

•	separating the loan and lease origination, marketing and sales process from the underwriting and credit approval process, and

•	strict adherence to written loan and lease policies, including, among other factors, minimum collateral requirements, maximum loan-to-value ratio requirements and maximum debt-to-income limits.

Each loan and lease request is reviewed on the basis of our ability to recover both principal and interest in view of the inherent risks. In addition, loans and leases based on short-term asset values are monitored on a monthly or quarterly basis. In general, we receive and review financial statements of borrowing customers on an ongoing basis during the term of the relationship and respond to any deterioration noted.

Lending Procedures and Credit Approval Process

We maintain a credit approval process which helps reduce our loan and lease losses and loan and lease workout costs. We segregate the loan and lease origination marketing process from the loan and lease underwriting and approval process. Loan and lease underwriting and approval is centralized at the bank’s Auburn, California administrative headquarters which provides for consistency, control, efficiency and better customer service. Loan and lease applications are obtained by business development officers and by branch personnel at the bank and submitted for processing and underwriting. Separate units are responsible for underwriting various types of loans and leases. The Business Lending Group underwrites commercial, commercial real estate and SBA loans and leases, the Residential Loan Department underwrites residential loans and the Consumer Loan Department underwrites consumer loans.

The manager of the Business Lending Group is authorized to approve any business loan or lease which meets a set of lending criteria determined by the bank, in an amount up to $1.0 million unsecured or $1.5 million secured. The manager of the Residential Loan Department of the bank is authorized to approve residential loans which meet a set of lending criteria determined by the bank, in an amount up to $500,000. The manager of the Consumer Loan Department of the bank is authorized to approve consumer loans which meet a set of lending criteria determined by the bank in an amount up to $250,000. The Chief Credit Officer and the President of the bank are each authorized to approve any loan or lease in an amount up to $1.5 million unsecured or $3.0 million secured, and acting together may approve any loan or lease in an amount up to $2.5 million unsecured or $5.0 million secured. The bank’s Executive Loan Committee is authorized to approve any loan or lease in an amount up to $4.0 million unsecured or $7.5 million secured. The bank’s Board Loan Committee is authorized to approve any loan or lease in an amount up to the bank’s “house lending limit,” set by Loan Policy at $10.0 million. Any loan or lease in excess of $10.0 million requires the approval of the bank’s board of directors.

Legal lending limits are calculated in conformance with applicable law, which prohibits a bank from lending to any one individual or entity or its related interests an aggregate amount which exceeds 15% of primary capital plus the allowance for loan and lease losses on an unsecured basis and 25% on a combined secured and unsecured basis. Our primary capital plus allowance for loan and lease losses at March 31, 2004 totaled $209.7 million for Placer Sierra Bank and Bank of Orange County combined. At March 31, 2004, the combined authorized legal lending limits of Placer Sierra Bank and Bank of Orange County were approximately $31.4 million for unsecured loans and $52.4 million for unsecured and secured loans and leases combined. Our largest borrower as of March 31, 2004 had an aggregate outstanding loan liability of approximately $9.0 million.

We seek to mitigate the risks inherent in our loan and lease portfolio by adhering to established underwriting practices. These practices include analysis of prior credit histories, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Our lending practices are reviewed quarterly by an outside loan review company with a view to ensuring that loans and leases are made in compliance with our lending policies and safe and sound banking practices. Although we believe that our underwriting criteria are appropriate for the various kinds of loans and leases we make, we may incur losses on loans and leases which meet our underwriting criteria, and these losses may exceed the amounts set aside as reserves for such losses in the allowance for loan and lease losses.

Deposit Products

We offer a broad array of online banking, cash management services and demand and time deposit products. Our 32-branch network enables us to offer a full range of deposits, loans and leases and personalized services to our targeted commercial and consumer customers.

Our competitive online banking and cash management services include our Account Link™ online financial management product for individuals and sole proprietors and our Intelligent Banker™ online corporate cash management solution for businesses. Account Link™ provides Internet access to financial management tools, permitting our consumer customers to obtain real-time account information, including balances and transaction history, transfer funds between accounts at the bank, pay bills online, access loans and credit lines, communicate by email with the bank and export information to financial management software for account reconciliation. Intelligent Banker™ provides our commercial customers with a 24 hour per day/seven day per week flexible electronic commerce solution that addresses the cash management challenges of our commercial customers. Intelligent Banker™ has customized security and employed access features and enables our commercial customers to conduct balance inquiries, review their account history and transactions details, transfer funds between accounts, initiate wire transfers, engage in approved transactions, and process stop payment instructions, check reorders and information requests. Account Link™ and Intelligent Banker™ use security and encryption software designed to afford secure online banking and cash management.

We offer a comprehensive suite of demand and time deposits designed to address the varying needs of our commercial customers and the lifestyles of our consumer customers. These products include corporate and consumer savings, checking, money market accounts and certificates of deposit. A number of these products are tailored to address the banking requirements of targeted portions of our customer base such as our checking products for senior citizens and our distinct commercial checking products for:

•	clubs, associations and not-for-profit organizations,

•	sole proprietors and other small businesses, and

•	qualified commercial customers.

As a community bank, the bank’s services are designed to make banking with us easy and convenient. Our traditional branch banking facilities offer a personalized level of service to our commercial and consumer customers. In addition, our ATMs, point-of-sale locations, online banking services, telephonic banking services, direct deposit, night drop, courier services and other deposit-related services accommodate the diverse needs of our commercial and consumer customers in the communities we serve.

Business Concentrations/Customers

No individual or single group of related accounts is considered material in relation to our assets or the bank’s assets or deposits, or in relation to the overall business of the bank or Placer Sierra Bancshares. However, approximately 83.2% of our loan and lease portfolio at March 31, 2004 consisted of real estate-related loans including construction loans, miniperm loans, real estate mortgage loans and commercial loans secured by real estate. Moreover, our business activities are currently focused in Placer, Sacramento, and El Dorado counties in the greater Sacramento metropolitan region and the adjacent counties of Nevada and Sierra in Northern California, as well as in Los Angeles and Orange counties in Southern California. Consequently, our financial condition, results of operations and cash flows are dependent upon the general trends in the California economy and, in particular, the residential and commercial real estate markets. In addition, the concentration of our operations in the greater Sacramento metropolitan region and in Los Angeles and Orange counties exposes us to greater risk than other banking companies with a wider geographic base in the event of catastrophes such as earthquakes, fires and floods in this region.

Competition

The banking business in California is highly competitive with respect to loans and deposits as well as other banking services. The market is dominated by a relatively small number of large financial institutions with a large number of offices and full-service operations over a wide geographic area. Among the advantages those institutions have in comparison to us are their ability to finance and engage in wide ranging advertising campaigns and to allocate their investment assets to regions of higher yield and demand. They also may offer certain services which are not offered directly by us. By virtue of their greater total capitalization, the major financial institutions have substantially higher lending limits than we do. We also compete with community and regional banks from other areas that are moving into our market. Other entities in both the public and private sectors seeking to raise capital through the issuance and sale of debt or equity securities also provide competition for us in the acquisition of deposits. We also compete with money market funds and issuers of other money market instruments. In recent years, increased competition has also developed from specialized finance and non-finance companies that offer wholesale finance, credit card and other consumer finance service, including on-line banking services and personal finance software. Competition for deposit and loan products remains strong from both banking and non-banking firms and this competition directly affects the rates of those products and the terms on which they are offered to consumers.

Technological innovation continues to contribute to greater competition in domestic and international financial services markets. Technological innovation has, for example, made it possible for non-depository institutions to offer customers automated transfer payment services previously limited to traditional banking products. In addition, customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer, ATMs, self-service branches and in-store branches.

Mergers between financial institutions have placed additional pressure on banks to consolidate their operations, reduce expenses and increase revenues to remain competitive. In addition, competition has intensified due to federal and state interstate banking laws, which permit banking organizations to expand geographically with fewer restrictions than in the past. These laws allow banks to merge with other banks across state lines, thereby enabling banks to establish or expand banking operations in our market. The competitive environment is also significantly impacted by federal and state legislation which make it easier for non-bank financial institutions to compete with us.

Economic factors, along with legislative and technological changes, will have an ongoing impact on the competitive environment within the financial services industry. As an active participant in financial markets, we strive to anticipate and adapt to dynamic competitive conditions, but we cannot assure you as to their impact on our future business, financial condition, results of operations or cash flows or as to our continued ability to anticipate and adapt to changing conditions. In order to compete with other competitors in our primary service area, we attempt to use to the fullest extent possible the flexibility which our independent status permits, including an emphasis on specialized services, local promotional activity and personal contacts.

Employees

As of June 15, 2004, Placer Sierra Bancshares on a consolidated basis had approximately 406 full time equivalent employees.

Technology

We offer the technology provided by the major financial institutions with the responsiveness of a community bank. We offer electronic services such as check imaging, statement imaging, electronic bill-pay, ATMs, wire transfers, and automated clearinghouse debits and credits through our online banking products.

Additionally, we outsource our core and item processing which reduces our process management time and expense, allows us to take advantage of the advanced technology utilized by our vendor and allows us to provide a full complement of technologically advanced products.

Environmental Compliance

Although we do not expect that compliance with federal, state and local provisions relating to the protection of the environment will have a material effect on our or the bank’s financial position, results of operations and cash flows, we have discovered an environmental issue relating to a property owned by a subsidiary of the bank. In the process of selling the property, we learned that a small parcel of the property was used as a gasoline station in the early 1970s. We retained an environmental consulting company to conduct both Phase I and Phase II environmental studies, the results of which have been reviewed and accepted by the California Regional Water Quality Control Board, or the Control Board. Monitoring wells have been installed on the property and, in accordance with the Control Board’s requirements, a monitoring report was submitted to the Control Board. The monitoring report indicates low levels of diesel and benzene have slowly migrated from the soil to the water and, although additional testing and measurements will be required in the Spring of 2004, we believe it is likely that the Control Board will require soil abatement. The cost of soil abatement is currently estimated to be between $450,000 and $570,000, and we recorded a reserve in the first quarter of 2004 of $450,000. We have made demands that the predecessor oil company operator assume full responsibility for remediation of the site, reimburse our costs to date in responding to environmental conditions at the site and provide written assurance of remediation of the site to the Regional Water Quality Control Board, Lahonton Region. We do not know what the final cost of abatement will be. The final cost could be more or less than anticipated and further testing could reveal additional contamination. Although we cannot be certain, we do not expect our expenditures for the monitoring and the cost of soil abatement to have a material adverse effect on our business, financial condition, results of operations and cash flows.

Properties

Our corporate headquarters are based in Sacramento, California. The bank conducts its business from administrative offices in Auburn, California and from 32 branch banking offices. We own the properties on which six of our banking offices, the data center and a caretakers house are located. We also own the property known as the Roseville Square SBA Service Center and the Huntington Park Banking Center. Our Auburn, California administrative offices and the balance of our branches are operated on properties leased by the bank.

The following table provides certain information with respect to our owned properties in Northern and Southern California:

Northern California	Square Footage
Auburn	5,600
Auburn Data Center (1)	8,500
Caretakers House (2)	700
Glenbrook (3)	5,310
Granite Bay	2,400
Loomis	3,044
North Auburn	3,108
Roseville Square Branch (4)	4,732
Roseville Square SBA Service Center	3,060

Southern California
Huntington Park (5)	13,350

The following table provides certain information with respect to our leased properties in Northern and Southern California:

Northern California	Square Footage	Current Lease Term Expiration Date	Renewal Option(s) Final Expiration Date
Alta Sierra	2,275	12/31/08	—
Auburn administrative offices (6)(7)	55,200	06/27/16	—
Cameron Park	2,600	02/28/07	—
Cool	860	09/30/04	—
Downieville	600	09/30/06	—
El Dorado Hills	1,800	11/30/04	11/30/09
Folsom	2,100	12/31/04	12/31/07
Forest Hill	1,500	3/31/05	—
Lake of the Pines (ATM only)	100	06/30/07	—
Lincoln	2,665	07/31/06	07/31/11
Lincoln Hills	2,385	02/28/05	02/28/10
Meadow Vista	1,792	04/30/08	—
Newcastle	2,117	09/30/06	—
Orangevale (8)	3,600	04/30/11	04/30/21
Penn Valley	2,496	08/31/06	08/31/11
Placerville	2,100	07/31/07	—
Rocklin	1,272	12/31/04	—
Sacramento (9)	26,233	12/31/04	—
West Roseville	2,387	03/31/05	03/31/07

Southern California
Anaheim	6,564	09/30/10	09/30/20
Artesia	6,529	04/30/06	03/10/08
Downey	8,246	01/31/06	02/01/21
Fountain Valley	4,659	06/30/10	—
Fullerton	5,594	12/31/06	12/31/21
Glendale	3,500	03/01/08	02/28/18
Norwalk	13,000	07/30/07	—
Orange	2,979	04/01/05	12/31/14
Orange	7,350	06/01/07	5/31/12
Santa Fe Springs	2,708	05/31/07	—
Santa Fe Springs	1,127	06/30/01	—
Santa Fe Springs	3,486	07/31/05	07/31/15

We believe that all of our properties are maintained in good operating condition and are suitable and adequate for our operational needs.

(1)	We lease to an outside tenant approximately 7,200 square feet of this space.
(2)	We lease this house to a bank employee.
(3)	We lease to an outside tenant approximately 2,850 square feet of this space.
(4)	We lease to outside tenants approximately 1,693 square feet of this space.
(5)	We lease to outside tenants approximately 8,855 square feet of this space.
(6)	We lease the land and own two office buildings (36,500 square feet) and four warehouse (18,700 square feet).
(7)	We sublease to an outside tenant approximately 2,500 square feet of this space.
(8)	We lease the land and own the building with respect to this location.
(9)	We sublease to an outside tenant approximately 6,324 square feet of this space.

Legal Proceedings

We are involved in legal proceedings which may expose us to liability. Bank of Orange County was named as one of three defendants in a suit brought by Chateau Holdings, Ltd. d/b/a Chateau Marmont Hotel and Hollywood Standard, LLC, seeking damages for alleged unauthorized payment orders in the amount of approximately $14 million plus interest, stemming from actions taken by a co-defendant, Kelly Ebert. Mr. Ebert, the plaintiffs’ former controller, ordered funds transferred from Chateau Marmont’s account at Bank of Orange County to the account of the third defendant, CD-ROM Travel Planners, Inc. Mr. Ebert was convicted of wire fraud in connection with these transfers. The initial suit against the co-defendants, Mr. Ebert and CD-ROM Travel Planners, Inc., was filed on March 26, 2003 in the United States District Court, Central District of California. Bank of Orange County was added to the suit on May 23, 2003. The bank has received a court order dismissing the case against Bank of Orange County with prejudice, although the plaintiffs have a right to appeal this order.

In addition, we have settled in principle a suit involving the Reed Slatkin Investment Club, in which Bank of Orange County was one of four named defendants. The complaint was filed on September 5, 2002 in the United States District Court, Central District of California by the trustee of the bankruptcy estate of Reed Slatkin and a group of individuals and entities, naming Bank of Orange County, Union Bank of California, Comerica Bank-California and Imperial Management Incorporated as defendants and alleging, among other things, aiding and abetting fraud, breach of fiduciary duty, fraud and negligence. The initial complaint sought damages of $250 million plus interest and punitive damages as well as compensatory damages on behalf of the subclass plaintiffs of $25 million plus punitive damages. The banks were named in the suit based on the various banks’ alleged support of and participation in Mr. Slatkin’s fraudulent activities discovered in 2001, and the banks’ alleged role as administrator for investors’ custodial accounts. Bank of Orange County was being sued as the direct successor-in-interest to Pacific Inland Bank, or PIB, which was acquired by Bank of Orange County in 1999. PIB sold its trust assets to another bank that is also a defendant in the case in October 1993. The claims against Bank of Orange County were based on alleged acts and omissions of PIB that occurred on or before the sale of the trust assets. Upon execution and delivery of definitive settlement documents and approval of the settlement by the court, we expect the action to be dismissed. Pursuant to the settlement we will contribute $200,000.

In the event the plaintiffs appeal the dismissal of Bank of Orange County in the Chateau Holdings case and/or definitive settlement documents are not signed by the parties and approved by the court in the Reed Slatkin case, we intend to vigorously defend these cases. In such event, we believe our liability is limited and covered by insurance. However, no assurance can be given that these cases will not be appealed or will be finally settled, as applicable, or that our liability, if any, will be covered by insurance. Any losses suffered by us in either case that are not covered by insurance, may have a material adverse effect on our future profitability and may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may, from time to time, be involved in other legal proceedings in the ordinary course of business. We do not believe that any of the other pending legal proceedings in which we are currently involved are reasonably likely, either individually or taken as a whole, to materially harm our business, financial condition, results of operations or cash flows.

SUPERVISION AND REGULATION

General

Placer Sierra Bancshares

As a bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended, which we refer to as the BHCA, and are registered with and subject to the supervision of the FRB. It is the policy of the FRB, that each bank holding company serve as a source of financial and managerial strength to its subsidiary banks. The FRB has the authority to examine us and our subsidiaries.

The BHCA requires us to obtain the prior approval of the FRB before acquisition of all or substantially all of the assets of any bank or ownership or control of the voting shares of any bank if, after giving effect to the acquisition, we would own or control, directly or indirectly, more than 5% of the voting shares of that bank. Recent amendments to the BHCA expand the circumstances under which a bank holding company may acquire control of or all or substantially all of the assets of a bank located outside the State of California.

We may not engage in any business other than managing or controlling banks or furnishing services to our subsidiaries, with the exception of certain activities which, in the opinion of the FRB, are so closely related to banking or to managing or controlling banks as to be incidental to banking. In addition, we are generally prohibited from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company unless that company is engaged in such authorized activities and the Federal Reserve approves the acquisition.

We and our subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or provision of services. For example, with certain exceptions, the bank may not condition an extension of credit on a customer obtaining other services provided by us, the bank or any other subsidiary of ours, or on a promise by the customer not to obtain other services from a competitor. In addition, federal law imposes certain restrictions on transactions between the bank and its affiliates. As affiliates, we and the bank are subject, with certain exceptions, to the provisions of federal law imposing limitations on and requiring collateral for extensions of credit by the bank to any affiliate.

The Bank

As a California state-chartered bank, the bank is subject to regulation, supervision and periodic examination by the DFI. As a member of the Federal Reserve System, the bank also is subject to regulation, supervision and periodic examination by the Federal Reserve Bank of San Francisco. The bank’s deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases. Insured banks are subject to FDIC regulations applicable to all insured institutions.

The regulations of these state and federal bank regulatory agencies govern, or will govern, most aspects of the bank’s businesses and operations, including the scope of its business, its investments, its reserves against deposits, the nature and amount of any collateral for loans and leases, the timing of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the payment of interest on certain deposits. The bank is also subject to the requirements and restrictions of various consumer laws, regulations and the Community Reinvestment Act, or CRA.

Payment of Dividends

Placer Sierra Bancshares

Our shareholders are entitled to receive dividends when and as declared by our Board of Directors, out of funds legally available therefor, subject to the dividends preference, if any, on preferred shares that may be outstanding and also subject to the restrictions of the California General Corporation Law.

Our principal sources of cash revenue are dividends received from the bank. The bank’s ability to make dividend payments to us is subject to state and federal regulatory restrictions.

Placer Sierra Bank

Under state law, the board of directors of a California state chartered bank may declare a cash dividend, subject to the restriction that the amount available for the payment of cash dividends is limited to the lesser of the bank’s retained earnings, or the bank’s net income for the latest three fiscal years, less dividends previously paid during that period, or, with the approval of the Commissioner of the DFI, to the greater of the retained earnings of the bank, the net income of the bank for its last fiscal year or the net income of the bank for its current fiscal year.

FRB regulations also govern the payment of dividends by a state member bank. Under FRB regulations, dividends may not be paid unless both capital and earnings limitations have been met. First, no dividend may be paid if it would result in a withdrawal of capital or exceed the member bank’s net profits then on hand, after deducting its losses and bad debts. Exceptions to this limitation are available only upon the prior approval of the FRB and the approval of two-thirds of the member bank’s shareholders which, in the case of the bank, would require our approval, as sole shareholder of the bank. Second, a state member bank may not pay a dividend without the prior written approval of the FRB if the total of all dividends declared in one calendar year, including the proposed dividend, exceeds the total of net income for that year plus the preceding two calendar years less any required transfers to surplus under state or federal law.

The FRB has broad authority to prohibit a bank from engaging in banking practices which it considers to be unsafe or unsound. It is possible, depending upon the financial condition of the bank in question and other factors, that the FRB may assert that the payment of dividends or other payments by a member bank is considered an unsafe or unsound banking practice and therefore, implement corrective action to address such a practice.

Accordingly, the future payment of cash dividends by the bank to us will generally depend not only on the bank’s earnings during any fiscal period but also on the bank meeting certain capital requirements and maintaining an adequate allowance for loan and lease losses.

Change in Control

The BHCA, and the Change in Bank Control Act of 1978, as amended, together with regulations of the FRB, require that, depending on the particular circumstances, either FRB approval must be obtained or notice must be furnished to the FRB and not disapproved prior to any person or entity acquiring “control” of a state member bank, such as the bank, subject to exemptions for some transactions. Control is conclusively presumed to exist if an individual or entity acquires 25% or more of any class of voting securities of the bank. Control is rebuttably presumed to exist if an entity acquires 10% or more but less than 25% of any class of voting securities and either the entity has registered securities under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or no other person will own a greater percentage of that class of voting securities immediately after the transaction.

Capital Standards

The FRB and the FDIC have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are reported as off-balance-sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance-sheet items are multiplied by one of several risk adjustment percentages, which range from 0.0% for assets with low credit risk, such as certain U.S. government securities, to 100.0% for assets with relatively higher credit risk, such as business loans.

A banking organization’s risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off-balance-sheet items. The regulators measure risk-adjusted assets and off-balance-sheet items against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists of common stock, retained earnings, noncumulative perpetual preferred stock and minority interests in certain subsidiaries, less most other intangible assets. Tier 2 capital may consist of a limited amount of the allowance for loan and lease losses and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Since December 31, 1992, the FRB and the FDIC have required a minimum ratio of qualifying total capital to risk-adjusted assets and off-balance-sheet items of 8.0%, and a minimum ratio of Tier 1 capital to risk-adjusted assets and off-balance-sheet items of 4.0%.

In addition to the risk-based guidelines, the FRB and FDIC require banking organizations to maintain a minimum amount of Tier 1 capital to average total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 3.0%. It is improbable, however, that an institution with a 3.0% leverage ratio would receive the highest rating by the regulators since a strong capital position is a significant part of the regulators’ ratings. For all banking organizations not rated in the highest category, the minimum leverage ratio is at least 100 to 200 basis points above the 3.0% minimum. Thus, the effective minimum leverage ratio, for all practical purposes, is at least 4.0% or 5.0%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the FRB and FDIC have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

A bank that does not achieve and maintain the required capital levels may be issued a capital directive by the FDIC to ensure the maintenance of required capital levels. As discussed above, we are required to maintain certain levels of capital, as is the bank. The regulatory capital guidelines as well as our actual capitalization on a consolidated basis and for the banks as of March 31, 2004 is as follows:

Leverage Ratio
Placer Sierra Bancshares and subsidiaries	9.8%
Minimum regulatory requirement	4.0%

Placer Sierra Bank	8.8%
Minimum requirement for “Well-Capitalized” institution	5.0%
Minimum regulatory requirement	4.0%

Bank of Orange County	9.7%
Minimum requirement for “Well-Capitalized” institution	5.0%
Minimum regulatory requirement	4.0%

Tier 1 Risk-Based Capital Ratio
Placer Sierra Bancshares and subsidiaries	12.5%
Minimum regulatory requirement	4.0%

Placer Sierra Bank	11.5%
Minimum requirement for “Well-Capitalized” institution	6.0%
Minimum regulatory requirement	4.0%

Bank of Orange County	11.7%
Minimum requirement for “Well-Capitalized” institution	6.0%
Minimum regulatory requirement	4.0%

Total Risk-Based Capital Ratio
Placer Sierra Bancshares and subsidiaries	13.7%
Minimum regulatory requirement	8.0%

Placer Sierra Bank	12.7%
Minimum requirement for “Well-Capitalized” institution	10.0%
Minimum regulatory requirement	8.0%

Bank of Orange County	12.9%
Minimum requirement for “Well-Capitalized” institution	10.0%
Minimum regulatory requirement	8.0%

Prompt Corrective Action

Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including those institutions that fall below one or more prescribed minimum capital ratios described above. An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Additionally, a holding company’s inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company.

Premiums for Deposit Insurance

Through the Bank Insurance Fund, or BIF, the FDIC insures our customer deposits up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the FDIC’s determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

FDIC-insured depository institutions pay an assessment rate equal to the rate assessed on deposits insured by the Savings Association Insurance Fund.

The assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. Due to continued growth in deposits and some recent bank failures, the BIF is nearing its minimum ratio of 1.25% of insured deposits as mandated by law. If the ratio drops below 1.25%, it is likely the FDIC will be required to assess premiums on all banks. Any increase in assessments or the assessment rate could have a material adverse effect on our business, financial condition, results of operations or cash flows, depending on the amount of the increase. Furthermore, the FDIC is authorized to raise insurance premiums under certain circumstances.

The FDIC is authorized to terminate a depository institution’s deposit insurance upon a finding by the FDIC that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution’s regulatory agency. The termination of deposit insurance for the bank would have a material adverse effect on our business, financial condition, results of operations or cash flows.

All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FDIC established the FICO assessment rates effective for the first quarter of 2004 at approximately 1.54 cents for each $100 of assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC’s insurance funds and do not vary depending on a depository institution’s capitalization or supervisory evaluations.

Federal Home Loan Bank System

The bank is a member of the Federal Home Loan Bank of San Francisco, or FHLB-SF. Among other benefits, each Federal Home Loan Bank, or FHLB, serves as a reserve or central bank for its members within its assigned region. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. Each FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the Board of Directors of the individual FHLB. As an FHLB member, the bank is required to own capital stock in an FHLB in an amount equal to the greater of:

•	1% of its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year, or

•	5% of its FHLB advances or borrowings.

A new capital plan of the FHLB-SF was approved by the Federal Housing Finance Board and was implemented on April 1, 2004. The new capital plan incorporates a single class of stock with a par value of $100 per share, and may be issued, exchanged, redeemed, and repurchased only at par value. Each member is required to own stock in amount equal to the greater of:

•	a membership stock requirement with an initial cap of $25 million (100% of “membership asset value” as defined), or

•	an activity based stock requirement (based on percentage of outstanding advances).

The new capital stock is redeemable on five years’ written notice, subject to certain conditions.

Federal Reserve System

The FRB requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non-personal time deposits. At March 31, 2004, we were in compliance with these requirements.

Impact of Monetary Policies

The earnings and growth of the bank are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment. The earnings of the bank are affected not only by general economic conditions but also by the monetary and fiscal policies of the United States and federal agencies, particularly the FRB. The FRB can and does implement national monetary policy, such as seeking to curb inflation and combat recession, by its open market operations in United States Government securities and by its control of the discount rates applicable to borrowings by banks from the FRB. The actions of the FRB in these areas influence the growth of bank loans and leases, investments and deposits and affect the interest rates charged on loans and leases and paid on deposits. The FRB’s policies have had a significant effect on the operating results of commercial banks and are expected to continue to do so in the future. The nature and timing of any future changes in monetary policies are not predictable.

Extensions of Credit to Insiders and Transactions with Affiliates

The Federal Reserve Act and FRB Regulation O, which are applicable to state member banks, place limitations and conditions on loans or extensions of credit to:

•	a bank’s or bank holding company’s executive officers, directors and principal shareholders (i.e., in most cases, those persons who own, control or have power to vote more than 10% of any class of voting securities),

•	any company controlled by any such executive officer, director or shareholder, or

•	any political or campaign committee controlled by such executive officer, director or principal shareholder.

Loans and leases extended to any of the above persons must comply with loan-to-one-borrower limits, require prior full board approval when aggregate extensions of credit to the person exceed specified amounts, must be made on substantially the same terms (including interest rates and collateral) as, and follow credit-underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with non-insiders, and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, Regulation O provides that the aggregate limit on extensions of credit to all insiders of a bank as a group cannot exceed the bank’s unimpaired capital and unimpaired surplus. Regulation O also prohibits a bank from paying an overdraft on an account of an executive officer or director, except pursuant to a written pre-authorized interest-bearing extension of credit plan that specifies a method of repayment or a written pre-authorized transfer of funds from another account of the officer or director at the bank.

Consumer Protection Laws and Regulations

The bank regulatory agencies are focusing greater attention on compliance with consumer protection laws and their implementing regulations. Examination and enforcement have become more intense in nature, and insured institutions have been advised to monitor carefully compliance with such laws and regulations. The bank is subject to many federal consumer protection statutes and regulations, some of which are discussed below.

The CRA is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal regulatory agencies, in examining insured depository institutions, to assess a bank’s record of helping meet the credit needs of its entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, mergers or acquisitions, or holding company formations. The agencies use the CRA assessment factors in order to provide a rating to the financial institution. The ratings range from a high of “outstanding” to a low of “substantial noncompliance.” In its last examination for CRA compliance, as of March 3, 2003, the bank was rated “satisfactory.”

The Equal Credit Opportunity Act, or ECOA, generally prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act.

The Truth in Lending Act, or TILA, is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology to express rates and payments, including the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule, among other things.

The Fair Housing Act, or FH Act, regulates many practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap or familial status. A number of lending practices have been found by the courts to be, or may be considered, illegal under the FH Act, including some that are not specifically mentioned in the FH Act itself.

The Home Mortgage Disclosure Act, or HMDA, grew out of public concern over credit shortages in certain urban neighborhoods and provides public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The HMDA also includes a “fair lending” aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes.

Finally, the Real Estate Settlement Procedures Act, or RESPA, requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. Also, RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts. Penalties under the above laws may include fines, reimbursements and other penalties. Due to heightened regulatory concern related to compliance with the CRA, TILA, FH Act, ECOA, HMDA and RESPA generally, the bank may incur additional compliance costs or be required to expend additional funds for investments in its local community.

Recent and Proposed Legislation

Our operations and the operations of the bank are subject to extensive regulation by federal, state, and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of their respective operations. Because our business and the business of the bank is highly regulated, the laws, rules and regulations applicable to each of them are subject to regular modification and change.

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory agencies.

Sarbanes-Oxley Act

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. The Act applies to publicly reporting companies and portions of the Act apply to companies not previously subject to the Act upon filing by the companies of a registration statement under the Securities Act. We will become subject to all of the provisions of the Act upon commencement of the offering. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the bill restricts provision of both auditing and consulting services by accounting firms. To maintain auditor independence, any non-audit services being provided to an audit client will require pre-approval by our audit committee members. In addition, the audit partners must be rotated.

The Act also requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, or SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Act, legal counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

Longer prison terms and increased penalties will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives are restricted. The Act accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of our financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the SEC to prescribe rules requiring inclusion of an internal control report and assessment by management in the annual report to shareholders. In addition, the Act requires that each financial report required to be prepared in accordance with (or reconciled to) accounting principles generally accepted in the United States of America and filed with the SEC reflect all material correcting adjustments that are identified by a “registered public accounting firm” in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the SEC.

Following the effective date of the registration statement of which this prospectus is a part, as directed by Section 302(a) of the Act, our chief executive officer and chief financial officer each will be required to provide certification relating to the contents of our annual and quarterly reports and our disclosure controls and procedures and our internal controls over financial reporting.

USA PATRIOT Act

In the wake of the tragic events of September 11th, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, referred to as the USA PATRIOT Act. Under the USA PATRIOT Act, financial institutions are subject to prohibitions regarding specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps:

•	To conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction,

•	To ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions,

•	To ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner, and

•	To ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

Under the USA PATRIOT Act, financial institutions were given 180 days from enactment to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

•	The development of internal policies, procedures, and controls,

•	The designation of a compliance officer,

•	An ongoing employee training program, and

•	An independent audit function to test the programs.

On July 25, 2002, the board of directors of the bank adopted comprehensive policies and procedures to address the requirements of the USA PATRIOT Act.

Financial Services Modernization Legislation

On November 12, 1999 the Gramm-Leach-Bliley Act of 1999, also known as the Financial Services Modernization Act, was signed into law. The Financial Services Modernization Act is intended to modernize the banking industry by removing barriers to affiliation among banks, insurance companies, the securities industry and other financial service providers. It provides financial organizations with the flexibility of structuring such affiliations through a holding company structure or through a financial subsidiary of a bank, subject to certain limitations. The Financial Services Modernization Act establishes a new type of bank holding company known as a financial holding company that may engage in an expanded list of activities that are financial in nature, which include securities and insurance brokerage, securities underwriting, insurance underwriting and merchant banking.

The Financial Services Modernization Act also sets forth a system of functional regulation that makes the FRB the “umbrella supervisor” for holding companies, while providing for the supervision of the holding company’s subsidiaries by other federal and state agencies. A bank holding company may not become a financial holding company if any of its subsidiary financial institutions are not well-capitalized or well-managed. Further, each bank subsidiary of the holding company must have received at least a satisfactory CRA rating. The Financial Services Modernization Act also expands the types of financial activities a national bank may conduct through a financial subsidiary, addresses state regulation of insurance, provides privacy protection for nonpublic customer information of financial institutions, modernizes the FHLB system and makes miscellaneous regulatory improvements. The FRB and the Secretary of the Treasury must coordinate their supervision regarding approval of new financial activities to be conducted through a financial holding company or through a financial subsidiary of a bank. While the provisions of the Financial Services Modernization Act regarding activities that may be conducted through a financial subsidiary directly apply only to national banks, those provisions indirectly apply to state-chartered banks.

In addition, the bank is subject to other provisions of the Financial Services Modernization Act, including those relating to CRA, privacy and safe-guarding confidential customer information, regardless of whether we elect to become a financial holding company or to conduct activities through a financial subsidiary of the bank. We do not, however, currently intend to file a notice with the FRB to become a financial holding company or to engage in expanded financial activities through a financial subsidiary of the bank.

We do not believe that the Financial Services Modernization Act will have a material adverse effect on our or the bank’s operations in the near term. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this Act may have the result of increasing the amount of competition that we and the bank face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than us and the bank.

Safety and Soundness Standards

The Federal Deposit Insurance Corporation Improvement Act, or FDICIA, imposes certain specific restrictions on transactions and requires federal banking regulators to adopt overall safety and soundness standards for depository institutions related to internal control, loan underwriting and documentation and asset growth. Among other things, FDICIA limits the interest rates paid on deposits by undercapitalized institutions, restricts the use of brokered deposits, limits the aggregate extensions of credit by a depository institution to an executive officer, director, principal shareholder or related interest, and reduces deposit insurance coverage for deposits offered by undercapitalized institutions for deposits by certain employee benefits accounts. The federal banking agencies may require an institution to submit to an acceptable compliance plan as well as have the flexibility to pursue other more appropriate or effective courses of action given the specific circumstances and severity of an institution’s noncompliance with one or more standards.

California Financial Information Privacy Act

The California Financial Information Privacy Act, which was enacted in 2003, requires a financial institution to provide specific information to a consumer related to the sharing of that consumer’s nonpublic personal information. The bill would allow a consumer to direct the financial institution not to share his or her nonpublic personal information with affiliated or nonaffiliated companies with which a financial institution has contracted to provide financial products and services, and would require that permission from each such consumer be acquired by a financial institution prior to sharing such information. These provisions are more restrictive than the privacy provisions of the Financial Services Modernization Act, and would require the bank to adopt new policies, procedures and disclosure documentation if implemented as enacted. The cost of complying with this legislation is not predictable at this time.

In December 2003, the U.S. Congress adopted, and President Bush signed, the Fair and Accurate Transactions Act, referred to as the FACT Act. One of the provisions of the FACT Act provides that, when the implementing regulations have been issued and become effective, the FACT Act will preempt elements of the California Financial Information Privacy Act. The FACT Act requires the FRB and the Federal Trade Commission to issue final regulations within nine months of the effectiveness of the FACT Act, and that those regulations must become effective within six months of issuance. The provisions of the regulations that will implement the FACT Act, and the timing of their effect on the bank, cannot be determined at this time.

Other

Various other legislation, including proposals to overhaul the bank regulatory system and to limit the investments that a depository institution may make with insured funds, is introduced into Congress or the California Legislature from time to time. We cannot determine the ultimate effect that any potential legislation, if enacted, or regulations promulgated thereunder, would have upon the business, financial condition, results of operations or cash flows of us or the bank.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors, executive officers and key employees:

Name	Age	Position
Ronald W. Bachli, Esq. (1)	63	Chairman of the Board and Chief Executive Officer of Placer Sierra Bancshares and Placer Sierra Bank
David E. Hooston	47	Chief Financial Officer of Placer Sierra Bancshares and Treasurer of Placer Sierra Bank
Randall E. Reynoso	46	President and Chief Operating Officer and a Director of Placer Sierra Bank
James A. Sundquist	49	Executive Vice President and Chief Financial Officer of Placer Sierra Bank
Robert H. Muttera	51	Executive Vice President and Chief Credit Officer of Placer Sierra Bank
K. Lynn Matsuda	52	Executive Vice President and Director of Operations of Placer Sierra Bank
Kevin J. Barri	35	Executive Vice President, Retail Banking Division Manager of Placer Sierra Bank
Robert C. Campbell, Jr.	62	President, Bank of Orange County Division
Robert J. Kushner, CPA (1)(2)	53	Director
Larry D. Mitchell (1)(2)	61	Director
Dwayne A. Shackelford (1)(2)	60	Director
William J. Slaton (1)(2)	56	Director
Robert H. Smiley, Ph.D. (1)(2)	61	Director

(1)	Member of the executive committee.

(2)	Member of the audit, compensation and governance and nominating committees.

Our Executive Officers

Ronald W. Bachli, Esq.    Mr. Bachli, who has over 43 years of experience serving the financial services industry, was appointed to serve as the President and a Director of Placer Sierra Bancshares in November 2001. Mr. Bachli was elevated from President to Chairman and Chief Executive Officer in December 2002. Mr. Bachli was appointed to serve as the Chairman of Placer Sierra Bank in August 1999 and became the bank’s Chief Executive Officer in August 2003. From January 1999 to December 2002, Mr. Bachli was the President of Belvedere. Mr. Bachli served as the President and Chief Executive Officer of California Community Bancshares, or CCB from September 1999 through February 2001 and again from November to December 2001. From November 2001 to January 2003, Mr. Bachli also served as the President, Chief Executive Officer and a Director of Southland Capital Co., or SCC, the holding company for Bank of Orange County. From September 2000 to January 2003, Mr. Bachli served as the Chairman of the Board of Directors of Bank of Orange County. Prior to joining Belvedere Capital Partners LLC, Mr. Bachli was a senior banking partner in the San Francisco- based law firm Lillick & Charles LLP, which, in 2001, merged with Nixon Peabody LLP, our counsel. Mr. Bachli, a native of Sacramento, received his Bachelor of Science degree, in Finance, from the University of San Francisco and his Juris Doctor degree from the University of San Francisco School of Law.

David E. Hooston.    Mr. Hooston, who has over 19 years of experience serving the financial services industry, has been the Chief Financial Officer of Placer Sierra Bancshares and Treasurer of Placer Sierra Bank since January of 2003. From January 2002 until December 2002, Mr. Hooston served as Chief Financial Officer of Placer Sierra Bancshares and Southland Capital and Treasurer of Placer Sierra Bank and Bank of Orange County and also served as a portfolio manager with Belvedere and, from February 2000 until December 2001, he served as Chief Financial Officer of CCB. From June 1999 until February 2000, Mr. Hooston was a consultant to Belvedere and, from February 1998 until May 1999, he was President and Chief Operating Officer of California Financial Bancorp, a bank holding company subsidiary of the Fund. Mr. Hooston, a Certified Public Accountant, worked for the accounting firm of Pricewaterhouse and Co. from August 1979 to August 1984. He received his Bachelor of Arts degree, in Business Economics, from the University of California at Santa Barbara.

Randall E. Reynoso.    Mr. Reynoso has been President and Chief Operating Officer of Placer Sierra Bank and its division, Sacramento Commercial Bank, since October 2003. Mr. Reynoso joined Placer Sierra Bank in March 2000, as Senior Vice President and Commercial Banking Manager. He has 24 years of banking experience, 18 of which were at Westamerica Bank in various levels of senior management, including serving as Senior Vice President and Regional Sales Manager of an eight county area which overlapped our market area. Prior to Westamerica Bank, Mr. Reynoso was with Bank of California where he served initially as a management intern and subsequently as an analyst in the commercial banking department. A native of Sacramento, Mr. Reynoso has served on the boards of directors or served as a volunteer to several philanthropic organizations in the area. Mr. Reynoso is also a senior fellow of the distinguished American Leadership Forum. Mr. Reynoso received his Bachelor of Science degree, in Finance, from California State University, Sacramento.

James A. Sundquist.    Mr. Sundquist, who has over 24 years of banking experience, has been the Executive Vice President and Chief Financial Officer of Placer Sierra Bank since April 2000. Prior to assuming this role, Mr. Sundquist served as Executive Vice President and Chief Financial Officer of Sacramento Commercial Bank, which he, Mr. Muttera and several others founded in 1983 and which merged with Placer Sierra Bank in 2001. Prior to founding Sacramento Commercial Bank, he served as Vice President and Controller at First Commercial Bank in Sacramento. Prior to becoming a banker, Mr. Sundquist was a Certified Public Accountant with the firm of Ernst & Ernst. He is a member of the California Society of Certified Public Accountants, and the American Institute of Certified Public Accountants, as well as a former member of the boards of directors of several Sacramento-based civic organizations. Mr. Sundquist received his Bachelor of Science in Accounting, with a minor in Economics, from California State University, Sacramento.

Robert H. Muttera.    Mr. Muttera, who also has over 24 years of banking experience, is Executive Vice President and Chief Credit Officer of Placer Sierra Bank, a position he has held since July 2000. Prior to assuming this role, Mr. Muttera served as Executive Vice President and Chief Credit Officer of Sacramento Commercial Bank, which he, Mr. Sundquist and several others founded in 1983 and which merged with Placer Sierra Bank in 2001. Prior to founding Sacramento Commercial Bank, he served as Vice President and Senior Commercial Loan Officer at First Commercial Bank in Sacramento. Prior to becoming a banker, Mr. Muttera was a Certified Public Accountant with the firm of Ernst & Ernst, where he specialized in audits of financial institutions. He is a former member of the California Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and is a former director of several Sacramento-based civic organizations. Mr. Muttera received his Bachelor of Science degree, in Accounting, from California State University, Sacramento.

K. Lynn Matsuda.    Ms. Matsuda, who has over 32 years of banking experience, has been Executive Vice President and Director of Operations of Placer Sierra Bank since October 2003. Prior to joining Placer Sierra

Bank, from September 1994 to October 2003, Ms. Matsuda was employed in various capacities at The Money Store, a division of Wachovia Bank which focuses on consumer lending/ residential mortgages, serving as Vice President/Manager of the mortgage loan servicing customer service group, Vice President/Director of the commercial division of the quality resource department and Vice President/Manager of the commercial division of the customer service group. From July 1972 to August 1994, Ms. Matsuda served as the Vice President/Manager of the commercial service center of Bank of California. Ms. Matsuda is a member of the Board of Trustees of the California Quality and Service Counsel, a Certified Senior Examiner for the California State Awards Program, Chairperson of the Organization Start-Up Committee for the Sacramento Area Council for Excellence, and a member of the American Society for Quality. Ms. Matsuda is a graduate of the California Banking School.

Kevin J. Barri.    Mr. Barri, who has over 12 years of banking experience, has been Executive Vice President and Retail Banking Division Manager of Placer Sierra Bank since June 2004. Prior to joining us, Mr. Barri was a Senior Vice President with Bank of America where he also served in various other capacities, including from January 2002 to June 2004, as Consumer Market Manager, responsible for the marketing and sales production of 31 banking centers in Northern California, from January 1999 to December 2001, as Banking Center Manager and, prior to January 1999, in various other management positions. While at Bank of America, Mr. Barri won numerous internal awards including Gold Club Honors and Spring Focus Awards and was the local Bank of America Coordinator for United Way and Junior Diabetes Foundation. Mr. Barri received his Bachelor of Science Degree, in Business Administration Management, from California State University, Fresno.

Robert C. Campbell, Jr.    Mr. Campbell, who has over 40 years of banking experience, was President and Chief Executive Officer of Bank of Orange County, from October 2000 to July 2004 and, in connection with the merger of Bank of Orange County into Placer Sierra Bank in July 2004, became President of the Bank of Orange County Division of Placer Sierra Bank. Mr. Campbell also served as a Director of Bank of Orange County from October 2000 to May 2004. Mr. Campbell joined Bank of Orange County in January 2000, as President and Chief Operating Officer. Prior to joining Bank of Orange County, Mr. Campbell served as the President, Chief Executive Officer and Director of Security First Bank from January 1997 through January 2000. Prior to Security First Bank, Mr. Campbell served as Senior Vice President and Manager for California State Bank for the period September 1994 through January 1997. Prior to California State Bank, Mr. Campbell served as Executive Vice President, Chief Credit Officer and Director for Bank of Anaheim from August 1984 through September 1994. Prior to Bank of Anaheim, Mr. Campbell served as Executive Vice President and Chief Credit Officer for Valencia Bank from May 1975 through August 1984. Mr. Campbell holds a Master of Arts from the Claremont Graduate School, and is a graduate of the Pacific Coast Banking School.

Our Directors

In addition to Mr. Bachli, our board of directors is comprised of the following individuals:

Robert J. Kushner, CPA.    Mr. Kushner is the founding partner of Kushner, Smith, Joanou & Gregson, LLP, an accounting firm he founded in Irvine, California in 1979. From 1972 to 1979 he was employed by two international accounting firms where he assisted in the preparation of audited financial statements principally in the financial services area, including banks, finance companies, as well as other publicly held companies. In addition, Mr. Kushner served in various capacities with the California State Board of Accountancy related primarily to enforcement issues and technical research involving complaints against licensees from 1983 to 1992. Mr. Kushner became a Certified Public Accountant in 1977 and is a member of both the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Kushner has been a director of Placer Sierra Bancshares since December 2002, chairing our compensation committee, and a director of Placer Sierra Bank since August 2003. Mr. Kushner received his Bachelor of Science degree, in Accounting and Finance, from the University of Southern California.

Larry D. Mitchell.    Mr. Mitchell was employed by The Hewlett-Packard Company, or HP, for 29 years, retiring in 1997 as General Manager of HP’s Roseville Site, in which capacity he served for more than five years. From 1988 to 1990, Mr. Mitchell was General Manager of HP’s Roseville PC Division, from 1982 to 1988 was General Manager of its Roseville Terminals Division and from 1980 to 1982 was General Manager—HP Puerto Rico. Prior to that, Mr. Mitchell held various senior management positions with HP. Mr. Mitchell has served as a director of Placer Sierra Bancshares since December 2002 and as a director of Placer Sierra Bank since September 1999. In addition, Mr. Mitchell currently serves as a director of Finisar Corp (NASDAQ: FNSR) and is a member of the Finisar audit committee. Mr. Mitchell is also active in the community, serving as a volunteer director of PRIDE Industries, UCD/GSM, UCD Medical Center/Transplant Hope and ALF. Mr. Mitchell received his Bachelor of Arts degree, in Engineering Science, from Dartmouth College and holds an MBA degree from Stanford University.

Dwayne A. Shackelford.    Mr. Shackelford has been actively involved since 1989 in various aspects of real estate negotiation including lease, debt and equity restructurings, bankruptcy consulting and purchase and sale negotiations. He is a consultant to Huntley, Mullaney and Spargo, LLC, a firm which provides financial restructuring services for the retail and restaurant sectors. In addition he serves as Vice President of Chartwell Holdings, a real estate development company with involvement in property acquisition and management, entitlement and sales. From 1986 to 1989, Mr. Shackelford was Vice President and Regional Manager for Ivy Medical Group’s Sacramento operations. From 1969 to 1986, Mr. Shackelford worked for Exploration Logging, Inc., a worldwide oilfield engineering firm where he served as Controller, Chief Financial Officer, Group Vice President and Senior Vice President. Before joining Exploration Logging, Mr. Shackelford worked as a Certified Public Accountant for Coopers & Lybrand. Mr. Shackelford has served as a director of Placer Sierra Bancshares since December 2002, where he chairs the audit committee, and as a director of Placer Sierra Bank since September 1999. Mr. Shackelford is a member of both the American Institute of Certified Public Accountants and the Institute of Internal Auditors. He received his Bachelor of Science degree, in Accounting, and his MBA degree, from the California State University, Sacramento.

William J. Slaton.    Mr. Slaton is a retired public finance executive. He retired in 2003 from ePlus (NASDAQ: PLUS), a provider of supply chain management solutions where he had served as Vice President since 1990. Mr. Slaton’s public finance career spanned 25 years, during which time he specialized in arranging technology project financings. From 1978 to 1990 he held sales management positions with information technology leasing companies. From 1969 to 1977 Mr. Slaton held sales positions with IBM Corporation. He is currently an elected director of the Sacramento Municipal Utility District governing board. Mr. Slaton has served as a director of Placer Sierra Bancshares since December 2002 and as a director of Placer Sierra Bank since March 2000 and was formerly a director of Sacramento Commercial Bank. In addition, Mr. Slaton is a board member of KVIE, the Sacramento public television station, where he served as Chairman of the Board from 1977 to 1978 and from 1979 to 1980. Mr. Slaton has served for 30 years in various capacities in other county-appointed and volunteer community organizations, including the Sacramento Area Equal Opportunity Council, Weave Business Advisory Board, HOSTS (Helping One Student to Succeed) Tutoring Program and Point West Rotary. Mr. Slaton received his Bachelor of Business Administration degree, in Statistics, from the University of Texas.

Robert H. Smiley, Ph.D.    Dr. Smiley has been a Professor of Management at the University of California at Davis since 1989. He began his career at the Johnson Graduate School of Management, Cornell University, as a Professor of Economics and Policy. From 1989 to 2003, he served in Davis, California as Dean of the UC Davis Graduate School of Management. Dr. Smiley has served as a director of Placer Sierra Bancshares since December 2002 and as a director of Placer Sierra Bank since March 2000 and was formerly a director of Sacramento Commercial Bank. He also serves as a director and member of the audit committee of Calpine Containers Corporation and Delicato Family Vineyards. Dr. Smiley received his Bachelor of Science degree, in Engineering, and his Master’s degree, in Business Economics, from the University of California at Los Angeles. He received his Ph.D. degree in Economics from the Graduate School of Business at Stanford University.

Election of Directors and Officers

Our board of directors consists of six members. Directors serve for one year terms and at each annual meeting of shareholders the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the next annual meeting and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any.

Executive officers are elected by, and serve at the discretion of, the board.

Committees of the Board of Directors

Our board of directors has established four standing committees: an executive committee, an audit committee, a compensation committee and a governance and nominating committee. The following is a brief description of the committees.

Executive Committee.    Our executive committee is appointed by our board of directors to support the board of directors in the performance of its duties and responsibilities with respect to strategic and management matters and to act on behalf of the board, between meetings of the board of directors, to the full extent permitted by law.

The members of the executive committee are Mr. Slaton, as chair, and Messrs. Bachli, Kushner, Mitchell, Shackelford and Dr. Smiley.

Audit Committee.    Our audit committee is appointed by our board of directors to assist the board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our audit function and independent auditors, and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee.

Pursuant to the charter of the audit committee, the audit committee must consist of at least three directors who meet the independence and experience requirements of the Nasdaq National Market and the federal securities laws. The members of the audit committee, all of whom meet the independence requirements referred to above, are Mr. Shackelford, as chair, and Messrs. Kushner, Mitchell, Slaton and Dr. Smiley. Mr. Kushner qualifies as an audit committee financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee.    Our compensation committee is appointed to review and recommend policy relating to compensation and benefits of our directors and employees, and to be responsible for determining the compensation of our Chief Executive Officer and other executive officers. The compensation committee also administers the issuance of stock awards under our stock plan. The compensation committee reviews and evaluates, at least annually, its performance and that of its members, including compliance of the compensation committee with its charter. The compensation committee is also responsible for producing the annual report on executive compensation required to be included in our annual proxy materials under the federal securities laws.

Pursuant to the charter of the compensation committee, the compensation committee must consist of at least three directors who meet the independence requirements of the Nasdaq National Market and applicable standards of independence prescribed for purposes of any federal securities, tax and other laws relating to the committee’s duties and responsibilities, including Section 162(m) of the Internal Revenue Code. The members of the compensation committee, all of whom meet the independence requirements referred to above, are Robert J. Kushner (Chair) and Messrs. Mitchell, Shackelford, Slaton and Dr. Smiley.

Governance and Nominating Committee.    Our governance and nominating committee is appointed to assist our board of directors in promoting the best interests of the company and our shareholders through the implementation of sound corporate governance principles and practices. The committee seeks to accomplish this goal by, among other things,

•	assisting our board of directors in identifying individuals qualified to become board members,

•	recommending to our board of directors the director nominees for the next annual meeting of shareholders,

•	reviewing the qualifications and independence of the members of our board of directors and its various committees on a regular basis,

•	recommending to our board of directors corporate governance guidelines,

•	reviewing the committee’s charter for consistency with sound corporate governance practices and with any legal, regulatory or Nasdaq National Market requirements, and

•	leading our board of directors in its annual review of board performance.

Pursuant to the charter of the governance and nominating committee, the committee must consist of at least three directors who meet the Nasdaq National Market independence requirements and any standards of independence as may be prescribed under the federal securities laws relating to the committee’s duties and responsibilities. The members of the governance and nominating committee, all of whom meet the independence requirements referred to above, are Mr. Mitchell (chair) and Messrs. Kushner, Shackelford, Slaton and Dr. Smiley.

Compensation of Directors

Non-employee directors receive a monthly retainer in the amount of $5,000 as compensation for their service on the boards of directors and all board committees of us and the bank, including service as committee chairs. Additionally, either we or a predecessor of ours granted stock options to each of our non-employee directors, other than Dr. Smiley, prior to 2003. In 2003, we granted to Dr. Smiley options to purchase 10,677 shares of our common stock at an exercise price of $9.00 per share. All directors are reimbursed for the expenses they incur in attending meetings of the board or board committees.

Compensation Committee Interlocks and Insider Participation

The compensation committee of our board of directors consists of Mr. Kushner (chair) and Messrs. Mitchell, Shackelford, Slaton and Dr. Smiley, none of whom has been an officer or employee of Placer Sierra Bancshares or the bank at any time since our inception. No executive officer of Placer Sierra Bancshares serves as a member of the board of directors or the board compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee, and no such interlocking relationship existed during fiscal year 2003. Prior to the formation of the compensation committee in December 2002, the board of directors as a whole made decisions relating to the compensation of our executive officers.

Executive Compensation

The following table sets forth the compensation earned by our Chief Executive Officer, a former president and chief executive officer of the bank, and each of our, or the bank’s, other five most highly compensated executive officers, who we refer to as named executive officers, during the year ended December 31, 2003:

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Salary	Bonus(1)		All Other Compensation
Ronald W. Bachli	$600,384	$—		$1,012	(2)
Chairman of the Board and Chief Executive Officer
David E. Hooston	245,548	100,000		6,821	(3)
Chief Financial Officer of Placer Sierra Bancshares and Treasurer of Placer Sierra Bank
Randall E. Reynoso	216,667	94,700	(4)	394,089	(5)
President and Chief Operating Officer of Placer Sierra Bank
James A. Sundquist	180,000	78,700	(6)	6,069	(7)
Executive Vice President and Chief Financial Officer of Placer Sierra Bank
Robert H. Muttera	180,000	78,700	(6)	6,069	(7)
Executive Vice President and Chief Credit Officer of Placer Sierra Bank
Robert C. Campbell, Jr.(8)	209,258	80,000	(9)	6,909	(10)
President, Bank of Orange County Division
Harvey Ferguson(11)	294,089	120,200	(12)	281,198	(13)
Former President and Chief Executive Officer of Placer Sierra Bank

(1)	Reflects bonuses for 2003 accrued in 2003 but paid in 2004.
(2)	Includes $1,012 accrued as the premium paid by us with respect to term life insurance for Mr. Bachli’s benefit. Does not include a one-time signing bonus of $1.192 million accrued in 2002 and paid to Mr. Bachli in 2003 in connection with his employment agreement to cover the increase in his federal and state tax liabilities arising from his receipt of 166,666 shares of our common stock pursuant to his stock purchase and grant agreement and his receipt of the signing bonus. Also does not include the aggregate fair market value of the 166,666 shares of common stock granted to Mr. Bachli in connection with his employment agreement, which is $1.167 million, based on a per share price of $7.00. Does not include the $247,000 we accrued in 2003 as the present value of Mr. Bachli’s vested retirement benefits.
(3)	Includes $821 accrued as the premium paid by us with respect to term life insurance for Mr. Hooston’s benefit and a matching contribution payment of $6,000 paid by us pursuant to our 401(k) plan. Does not include a one-time signing bonus of $536,464 accrued in 2002 and paid to Mr. Hooston in 2003 in connection with his employment agreement to cover the increase in his federal and state tax liabilities arising from his receipt of 75,000 shares of our common stock pursuant to his stock purchase and grant agreement and his receipt of the signing bonus. Also does not include the aggregate fair market value of the 75,000 shares of common stock granted to Mr. Hooston in connection with his employment agreement, which is $525,000, based on a per share price of $7.00.
(4)	Does not include an $80,000 bonus accrued in 2002 but paid in 2003.
(5)

Includes a one-time signing bonus of $182,020 paid to Mr. Reynoso in consideration of entering into his employment agreement. Also includes the aggregate fair market value of the 25,000 shares of common stock granted to Mr. Reynoso in connection with his employment agreement, which is $206,000, based on a per share price of $8.24. Also includes $69 accrued as the premium paid by us with respect to term life insurance for Mr. Reynoso’s benefit and a matching contribution payment of $6,000 paid by us pursuant to our 401(k) plan.
(6)	Does not include a $64,000 bonus accrued in 2002 but paid in 2003.
(7)	Includes $69 accrued as the premium paid by us with respect to term life insurance and a matching contribution payment of $6,000 paid by us pursuant to our 401(k) plan.
(8)	Reflects compensation paid by Bank of Orange County, which we acquired in May 2004 and merged into Placer Sierra Bank in July 2004.
(9)	Does not include a $60,000 bonus accrued in 2002 but paid in 2003.
(10)	Includes $909 accrued as the premium paid by us with respect to term life insurance and a matching contribution payment of $6,000 paid by us pursuant to our 401(k) plan.
(11)	Mr. Ferguson’s service as President and Chief Executive Officer of the bank terminated on August 31, 2003.
(12)	Does not include a $90,000 bonus accrued in 2002 but paid in 2003.
(13)	Includes $198 accrued as the premium paid by us with respect to term life insurance and a matching contribution payment of $6,000 paid by us pursuant to our 401(k) plan. Also includes severance of $275,000 which was accrued in 2003 and paid in 2004.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to our named executive officers during our fiscal year ended December 31, 2003.

	Individual Grants				Potential Realizable Value as Assumed Annual Rates of Stock Appreciation for Option Term (1)
Name	Number of Securities Underlying Options	Percentage of Total Options Granted to Employees at December 31, 2003	Exercise Price Per Share	Expiration Date	5%	10%
Ronald W. Bachli	—	—	—	—	—	—
David E. Hooston.	—	—	—	—	—	—
Randall E. Reynoso	—	—	—	—	—	—
James A. Sundquist	—	—	—	—	—	—
Robert H. Muttera	—	—	—	—	—	—
Robert C. Campbell, Jr.(2)	23,008	22.0%	$7.82	12/16/13	$113,152	$286,750
Harvey Ferguson	—	—	—	—	—	—

(1)	Potential gains are net of exercise price but before taxes associated with exercise price. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, the timing of such exercises and the option holder’s continued employment through the vesting period. The amounts reflected in this table may not accurately reflect or predict the actual value of the stock options.
(2)	Options assumed by us in connection with the May 2004 merger of Southland into us.

Aggregate Option Exercises in 2003 and Year-End Option Values

The following table sets forth certain information with respect to option exercises and the total value of options held by each named executive officer as of December 31, 2003. The value realized upon the exercise of options and the value of the unexercised in-the-money options at year-end have been calculated based on an estimated initial public offering price of $20.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2003				Value of Unexercised In-the-Money Options at December 31, 2003
Name			Exercisable		Unexercisable		Exercisable	Unexercisable
Ronald W. Bachli	35,358	$388,938	22,598	(1)	—		$275,244	—
David E. Hooston.	43,395	$477,345	27,734	(1)	—		$337,800	—
Randall E. Reynoso	20,233	$222,563	15,990	(2)	16,465	(3)	$192,556	$188,691
James A. Sundquist	—	—	39,516	(4)	13,172	(5)	$452,857	$150,952
Robert H. Muttera	—	—	39,516	(4)	13,172	(5)	$452,857	$150,952
Robert C. Campbell, Jr.	—	—	50,054	(6)	30,910	(7)	$573,624	$370,795
Harvey Ferguson	—	—	71,125	(8)	—		$815,099	—

(1)	These options, assumed in connection with the May 2004 merger of Southland into us, were exercised in June 2004.
(2)	Includes 15,990 options assumed by us in connection with the May 2004 merger of Southland into us.
(3)	Includes 6,420 options assumed by us in connection with the May 2004 merger of Southland into us.
(4)	Includes 15,408 options assumed by us in connection with the May 2004 merger of Southland into us.
(5)	Includes 5,136 options assumed by us in connection with the May 2004 merger of Southland into us.
(6)	Includes 19,517 options assumed by us in connection with the May 2004 merger of Southland into us.
(7)	Includes 26,089 options assumed by us in connection with the May 2004 merger of Southland into us.
(8)	Includes 27,732 options assumed by us in connection with the May 2004 merger of Southland into us.

Employee Benefit Plans

Placer Sierra Bancshares 2002 Stock Option Plan

General.    Our 2002 Stock Option Plan provides for the grant of nonstatutory stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, called SARs, and restricted stock awards to employees, directors and independent contractors of Placer Sierra Bancshares and its affiliates. All of the awards granted under the plan to date have been nonstatutory stock options.

The objectives of the plan are to optimize our profitability and growth through annual and long-term incentives consistent with our goals, to link the personal interests of participants in the plan to those of our shareholders, to provide participants with an incentive for excellence in individual performance, and to promote teamwork among participants. The plan is further intended to provide flexibility in our ability to motivate, attract, and retain the services of participants who make significant contributions to our success and to allow participants to share in that success.

Administration.    Our board of directors has the authority to administer the plan but may delegate its administrative authority to one or more committees of the board of directors. The board or its designated committee is authorized under the plan to interpret the plan and to apply its provisions, to select persons eligible for participation in the plan, to make awards under the plan, to determine the terms and conditions of the awards under the plan and to take other actions necessary for the administration of the plan. All option, SAR and restricted stock awards made under the plan will be evidenced by an agreement which specifies the terms of the award, including number of shares subject to the award, the type of award, the grant price of the award, the vesting schedule, if applicable, and such other provisions as the board or its committee may determine.

Authorized Shares.    As of June 15, 2004, 2,240,614 shares of common stock are reserved for issuance under the plan, 729,557 of which are subject to outstanding option grants which have a weighted average exercise price of $9.06 per share. No shares of common stock are currently reserved for issuance pursuant to SARs or restricted stock awards. The total number of shares issuable upon exercise of all options and SARs and vesting of all restricted stock awards and the total number of shares provided for under any stock bonus plan shall not exceed 30% of the then outstanding shares of common stock. In the event that any outstanding award granted under the plan for any reason expires or is cancelled or otherwise terminated, the shares allocable to the unexercised portion of such award shall become available for purposes of the plan. If the outstanding shares of stock are increased, decreased, or changed into or exchanged for a different number or kind of our shares or securities through a reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation, or otherwise, an adjustment will be made in the number and class of shares that may be delivered under the plan, as is determined to be appropriate and equitable by the by the board or its committee, in its sole discretion, to prevent dilution or enlargement of rights.

Stock Options.    Stock options may be granted alone or in addition to other awards. Incentive stock options may only be granted to eligible employees. Options will not be considered incentive stock options if the options become exercisable for the first time in one calendar year for shares of stock with an aggregate fair market value of more than $100,000. Options granted under the plan must be granted at an exercise price not less than the 100% of the fair market value of our stock as of the date of grant. However, for employees who own more than 10% of the total combined voting power of all classes of our outstanding stock or of any of our subsidiaries, the exercise price of an incentive stock option must be at least 110% of fair market value of our stock on the date of grant. The exercise price may also be altered if we succeed to the business of another corporation through merger or consolidation, or through the acquisition of stock or assets of such corporation, provided the economic benefit provided by the new option is not greater than the economic benefit represented by the old option as of the date of the succession. The vesting of any option will be determined by the board or its committee in its sole discretion. The term of each option will be fixed by the board or its committee and specified in the stock option agreement, but no stock option maybe exercised more than 10 years after the date it is granted.

SARs.    SARs may be granted separately or in tandem with all or part of any stock option granted under the plan. A stock appreciation right granted separately from any stock option under the plan is called a freestanding SAR. A stock appreciation right granted in tandem with a stock option under the plan is called a tandem SAR. A tandem SAR may be exercised by an optionee, at the time or times and to the extent the related stock option is exercisable, by surrendering the applicable portion of the related stock option in accordance with procedures established by the board or its committee. The board or its committee can determine exercisability restrictions on freestanding SARs at the time of grant. Upon exercise, a SAR permits the holder to receive cash, shares of common stock, or a combination of cash or stock, as determined by the board or its committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the grant price, multiplied by the number of shares with respect to which the SAR is exercised. The grant price of free-standing SARS cannot be lower than the fair market value of the stock on the grant date. A tandem SAR will terminate and will no longer be exercisable upon the termination or exercise of the related stock option. A freestanding SAR will have the term determined by the board or its committee at the time of grant, which may be up to ten years.

Restricted Stock Awards.    The plan authorizes the committee to grant restricted stock to individuals with such restriction periods as the committee may designate. During the restriction period, the committee may require that the stock certificates evidencing restricted shares be held by us. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Restricted stock is forfeited upon termination of employment, unless otherwise provided by the committee. Other than these restrictions on transfer and any other restrictions the committee may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.

Change of Control.    All awards shall vest in full upon shareholder approval of, or if such event occurs without shareholder approval, upon the occurrence of:

•	the consummation of a plan of dissolution or liquidation of us,

•	the directors comprising board of directors as of January 31, 2004, or other members approved by the vote of at least a majority of this board, cease to comprise at least a majority of the members of the board,

•	the consummation of a plan of reorganization, merger or consolidation, unless a requisite continuity of ownership is met,

•	the sale of substantially all of our assets to another person, or

•	the acquisition by another person of stock representing more than 50% of the outstanding voting power of ours.

Termination; Amendment.    The plan contains provisions, which apply unless otherwise determined by the committee, regarding the vesting and post-termination exercisability, as applicable, of options, SARS and restricted stock held by an individual whose employment with us terminates by reason of death, disability, retirement or otherwise. If an employee’s employment terminates for cause, all awards expire immediately upon such termination. If employment terminates for any other reason, other than death or disability, the term of the option or SAR will expire three months after such termination but not later than the original expiration date, provided that the expiration may be extended by the board or its committee. The Board of Directors may amend, suspend or terminate the plan at any time and for any reason, subject only to shareholder approval when required by applicable laws or regulations.

Transferability.    Options and SARs are not transferable and can not be exercised by anyone else, other than by will or by the laws of decent and distribution. Shares of restricted stock may not be transferred, sold, pledged or assigned until they are fully vested, except as may otherwise be determined by the board of directors or its committee.

Performance-based awards.    The committee may also provide that awards shall vest or pay out based on the attainment of specified performance goals. If the award is intended to be a “qualified performance-based award,” these goals must be based on the attainment of specified levels of one or more of the following and other measures: earnings per share; cash flow, share price, pre- or after-tax income. These goals may be established on a company-wide basis or with respect to one or more subsidiaries or branches. A “qualified performance-based award” is a grant to a “covered employee” within the meaning of Section 162(m)(3) of the Internal Revenue Code in the year in which we would expect to be able to claim a tax deduction with respect to such performance unit awards, which the committee would like to qualify for the $1.0 million exemption from the limitation on deductibility of compensation with respect to any covered employee imposed by Section 162(m) of the Internal Revenue Code. The committee will specify the performance goals to which any “qualified performance-based award” will be subject. Awards are granted with the intent of meeting the criteria of Section 162(m) of the Internal Revenue Code for performance-based compensation.

Southland Capital Co. 2002 Stock Option Plan

Additionally, in connection with the Southland merger, we assumed options granted under the Southland Capital Co. 2002 Stock Option Plan, referred to in this prospectus as the Southland 2002 Stock Option Plan. The Southland 2002 Stock Option Plan provides for the grant of nonstatutory stock options and incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) to employees, directors and independent contractors. The plan is identical to our 2002 Option Plan except that it does not provide for the grant of stock appreciation rights, restricted stock awards, or performance-based awards. As of June 15, 2004, options to purchase 629,301 shares of our common stock at a weighted average exercise price of $7.82 were outstanding. Of these outstanding grants, options to purchase 7,378 shares were granted outside of the Southland 2002 Stock Option Plan. No additional grants will made under the Southland 2002 Stock Option Plan.

Employment and Severance Arrangements

We have entered into employment agreements with Messrs. Bachli, Hooston, Reynoso, Sundquist and Muttera. In addition, in further consideration for their employment, we have entered into stock purchase and grant agreements with Messrs. Bachli, Hooston and Reynoso. Each of Messrs. Bachli, Hooston and Reynoso agreed in their respective stock purchase and grant agreements that, to the extent requested by us or an underwriter of our securities, he would not sell or otherwise transfer or dispose, directly or indirectly, of any of the shares of stock he acquired under the stock purchase and grant agreement for up to 180 days following the effective date of a registration statement filed under the Securities Act, provided that all executive officers and directors then holding our common stock also enter into similar agreements.

Ronald W. Bachli.    Mr. Bachli is party to an employment agreement with us, pursuant to which he is to serve as our Chairman of the Board and Chief Executive Officer, and as Chairman of the Board and Chief Executive Officer of the bank for a period expiring December 31, 2006. The agreement may be extended for additional one year terms by us upon at least 60 days prior notice, which must be given by November 1 of each year the agreement is in effect. If we do not give timely notice of extension, the agreement will be deemed to have been terminated by us other than for cause, change in control, death or disability, as those terms are defined in the agreement. The employment agreement provides for an annual salary of $600,000, subject to annual review for increases at the discretion of our board of directors, and an automobile allowance of $900 per month. The agreement also provides that, upon retirement, we will pay to Mr. Bachli a retirement benefit of $200,000 per year for a period of ten years, commencing as of the later of the first day of the month following his retirement, or January 1, 2008. These retirement benefits vest in annual increments of 20% commencing January 1, 2003.

If we terminate Mr. Bachli’s employment other than for cause, death, or disability, or Mr. Bachli terminates his employment within two years of a change in control or at any time for good reason, in addition to Mr. Bachli becoming fully vested in his retirement benefits:

•	we are required to pay to Mr. Bachli a lump sum payment calculated to consist of his then current base salary, for the remaining unexpired term of his employment agreement,

•	all stock options previously granted to him under our stock option plans and held by him at the date of termination will be fully vested and be exercisable for three years after termination, and

•	he will receive any benefits that have vested by operation of law or under any written term of a plan, which we refer to as the vested benefits.

If Mr. Bachli’s employment is terminated by reason of his disability, he or by reason of his death, his estate or beneficiary will receive the same benefits described above, except that he, his estate or beneficiary will receive his accrued base salary through the date of termination, rather than receiving his base salary through the unexpired term of his employment agreement. If Mr. Bachli’s employment is terminated by us for cause or by him without good reason, he will be entitled to receive only his base salary through the date of termination, retirement benefits, to the extent vested, and other vested benefits.

As of December 31, 2003, we had accrued $247,000 as the present value of Mr. Bachli’s retirement benefits that vested in 2003. We have established a trust to hold a life insurance policy with an initial face amount of $3.6 million, for the purpose of paying our retirement obligations to Mr. Bachli. The cash surrender value of the policy was $299,000 at that date.

The agreement also provides that, in the event it is determined that any payment or distribution by us to or for the benefit of Mr. Bachli would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Mr. Bachli with respect to such excise tax, Mr. Bachli will be entitled, subject to specified limitations, to receive an additional payment, referred to as a gross-up payment, in an amount such that after payment by Mr. Bachli of all taxes, interest and penalties imposed with respect to such taxes, and excise tax imposed upon the gross-up payment, he will retain an amount of the gross-up payment equal to the excise tax imposed upon the original payments.

Pursuant to a stock purchase and grant agreement entered into with Mr. Bachli, as further consideration for his employment, we granted him 166,666 shares of our common stock valued at the fair market value of the common stock granted as of December 27, 2002, which our Board of Directors determined was $7.00 per share, based on a third-party valuation. The agreement also provided that, in further consideration of Mr. Bachli entering into the employment agreement with us, we would pay him a one-time signing bonus in an amount that we estimated would be sufficient to cover the amount of the increase in his income tax liabilities arising from receipt of the 166,666 shares of stock granted to him under the agreement and from his receipt of the signing bonus. In addition, we accelerated 25% of Mr. Bachli’s previously granted stock options, and Mr. Bachli exercised all of his then-vested options under the Placer Sierra Bancshares 2002 Stock Option Plan and purchased 35,358 shares of common stock at an exercise price of $9.00 per share. At the time of this exercise, Mr. Bachli also purchased, pursuant to the stock purchase and grant agreement, 83,333 additional shares of our common stock at a price of $9.00 per share. The total consideration paid to us by Mr. Bachli for the exercise of his options and for the purchase of these 83,333 additional shares was approximately $1.068 million, the amount we had initially estimated to be sufficient to offset the amount of his signing bonus. However, we accrued and paid Mr. Bachli a signing bonus in the amount of $1.192 million, which was determined to be the specific amount necessary in order to cover the full amount of the increase in his income tax liabilities arising from receipt of the 166,666 shares of stock granted to him under the stock purchase and grant agreement and from his receipt of the signing bonus.

David E. Hooston.    Mr. Hooston is party to an employment agreement with us, pursuant to which he is to serve as Chief Financial Officer of Placer Sierra Bancshares for a period expiring December 31, 2006. The terms of Mr. Hooston’s employment agreement are identical to the terms of Mr. Bachli’s employment agreement, except that his agreement:

•	provides for an initial annual salary of $240,000, subject to annual review for increases at the discretion of our Board of Directors,

•	does not contain a provision for the payment of retirement benefits, and

•	provides that in the event we require Mr. Hooston to relocate to Sacramento, we would pay the reasonable costs and expenses of the relocation, including reasonable moving and travel expenses and reasonable temporary dwelling costs (for a period not to exceed 60 days). We required Mr. Hooston to relocate to Sacramento in January 2004 and paid approximately $6,000 to Mr. Hooston in relocation expenses.

Pursuant to a stock purchase and grant agreement entered into with Mr. Hooston, as further consideration for his employment, we granted him 75,000 shares of our common stock, valued at $7.00 per share, the fair market value of the common stock granted as of December 27, 2002. The agreement also provided that, in further consideration of Mr. Hooston entering into the employment agreement with us, we would pay him a one-time signing bonus in an amount that we estimated would be sufficient to cover the amount of the increase in his income tax liabilities arising from receipt of the 75,000 shares of stock granted to him under the stock purchase and grant agreement and from his receipt of the signing bonus. In addition, Mr. Hooston exercised all of his then-vested options under the Placer Sierra Bancshares 2002 Stock Option Plan and purchased 43,395 shares of common stock at an exercise price of $9.00 per share. At the time of this exercise, Mr. Hooston also purchased, pursuant to the stock purchase and grant agreement, 11,111 additional shares of our common stock at a price of $9.00 per share. The total consideration paid to us by Mr. Hooston for the exercise of his options and for the purchase of these additional 11,111 shares was approximately $491,000, the amount we had initially estimated to be sufficient to offset the amount of his signing bonus. However, we accrued and paid Mr. Hooston a signing bonus in the amount of $536,464, which was determined to be the specific amount necessary in order to cover the full amount of the increase in his income tax liabilities arising from receipt of the 75,000 shares of stock granted to him under the stock purchase and grant agreement and from his receipt of the signing bonus.

Randall E. Reynoso.    Mr. Reynoso is party to an employment agreement with Placer Sierra Bank, pursuant to which Mr. Reynoso is to serve as the bank’s President and Chief Operating Officer for an initial three-year term ending on October 28, 2006. The term will be extended automatically for additional one year periods unless 60 days prior notice of non-renewal is given by either party. The employment agreement provides for an annual salary of $250,000, subject to annual review for increases by the board of directors of the bank commencing with January 1, 2005 and an automobile allowance of $900 per month. Mr. Reynoso is eligible to participate in any executive incentive plan which the bank may establish from time to time, and at the bank’s expense, in health and disability insurance benefits equivalent to the maximum benefits available under the bank’s group insurance programs. In the event that the agreement is terminated by the bank without cause or by Mr. Reynoso for good reason, Mr. Reynoso will receive a severance payment equal to his then current annual base salary, plus any incentive bonus prorated, if necessary, for a partial year of employment. In the event of a change in control of the bank and, during the 12 month period following the change in control, Mr. Reynoso elects to terminate his employment with the bank following a reduction in his duties or title, he will receive the severance benefits he would receive if the agreement were terminated by the bank without cause or by him for good reason. In the event that the agreement is terminated as a result of Mr. Reynoso’s disability, he will be entitled to the benefits afforded by the disability insurance coverage provided to him under the agreement, and all other benefits provided for under the agreement will cease as of the date of termination except as provided by law. Mr. Reynoso will also be entitled to vested benefits.

Pursuant to a stock purchase and grant agreement entered into with Mr. Reynoso, as further consideration for his employment, we granted him 25,000 shares of our common stock, valued at the fair market value of the common stock granted as of October 28, 2003, which our Board of Directors determined was $8.24 per share, based on a third party valuation. The agreement also provided that, in further consideration of Mr. Reynoso entering into the employment agreement with us, we would pay him a one-time signing bonus in an amount that we estimated would be sufficient to cover the amount of the increase in his income tax liabilities arising from receipt of the 25,000 shares of stock granted to him under the stock purchase and grant agreement and from his receipt of the signing bonus. In addition, we accelerated 2,152 shares of Mr. Reynoso’s previously granted stock options and Mr. Reynoso exercised his option to purchase 20,233 shares of our common stock at an exercise price of $9.00 per share, for an aggregate purchase price of $182,000, which offset his $182,020 signing bonus.

Robert C. Campbell, Jr.    Mr. Campbell is party to an employment agreement with us and with the bank pursuant to which he is to serve as President of the Bank of Orange County Division of Placer Sierra Bank for a three-year term ending on the third anniversary of the date of the agreement. The employment agreement provides for an annual base salary of $250,000, an automobile allowance of $900 per month and country club dues up to $5,500 per year. Pursuant to the employment agreement, Mr. Campbell is eligible to participate in any executive incentive plan or deferred compensation plan which the bank may establish from time to time. He also is eligible to participate in health and disability insurance benefits available under the bank’s group insurance program. In the event that the agreement is terminated by the bank without cause or by Mr. Campbell for good reason, Mr. Campbell will receive a severance payment equal to his then current annual base salary for the number of months remaining in his employment term, plus any incentive bonus prorated, if necessary, for a partial year of employment. Mr. Campbell will also be entitled to vested benefits and all stock options previously granted will vest and be exercisable for two years after the date of termination. In the event of a change of control of the bank after consummation of the merger with Bank of Orange County and, during the twelve month period following such change in control, Mr. Campbell elects to terminate his employment with the bank following a reduction in his duties or title, he will be entitled to receive the severance benefits he would receive if the agreement were terminated by the bank without cause or by him for good reason.

James A. Sundquist.    Mr. Sundquist is party to an employment agreement with Placer Sierra Bancshares pursuant to which he is to serve as Executive Vice President and Chief Financial Officer of the bank. The terms of Mr. Sundquist’s employment agreement are identical to the terms of Mr. Reynoso’s employment agreement, except that Mr. Sundquist’s agreement:

•	calls for an initial annual salary of $180,000,

•	provides that in the event that Mr. Sundquist participates in an executive incentive plan established by us, his level of participation will be no less favorable than the executive incentive compensation arrangements for ours or the bank’s other executives at the Executive Vice President level, and

•	in the event that the agreement is terminated by the bank without cause or by Mr. Sundquist upon a change in control or for good reason, all outstanding stock options previously granted to Mr. Sundquist under any stock option plan of ours or any of our affiliates will be fully vested and will be exercisable for two years after termination.

Robert H. Muttera.    Mr. Muttera is party to an employment agreement with the bank pursuant to which he is to serve as the bank’s Executive Vice President and Chief Credit Officer for an initial term ending on January 1, 2006. The other terms of Mr. Muttera’s employment agreement are identical to the terms of Mr. Sundquist’s employment agreement, except that Mr. Muttera’s agreement provides that if the bank establishes a bank executive incentive plan, Mr. Muttera will be eligible to participate in that plan, but does not provide that his level of participation will be no less favorable than the executive incentive compensation arrangements for our or the bank’s other executives at the Executive Vice President level.

Harvey Ferguson.    Effective September 1, 2003, the bank entered into an agreement with Harvey Ferguson pursuant to which he resigned as the bank’s President and Chief Executive Officer and agreed to remain employed as an advisor to the bank’s Chairman of the Board through December 31, 2003. Under this agreement, he received salary and severance compensation of $367,000, health, life and disability insurance benefits, a monthly car allowance of $900 and reimbursement of country club dues and was eligible to participate in our 2003 Executive Incentive Compensation Plan, under which he received $120,000. The agreement provided that all stock options held by him as of December 31, 2003 would be fully vested and exercisable until December 31, 2005. Mr. Ferguson had been party to an employment agreement with the bank under which, among other things, he was employed as its President and Chief Executive Officer for a three-year term expiring December 31, 2004 at an annual base salary of $275,000, was eligible to participate in its executive incentive and deferred compensation plans, received health, life and disability insurance benefits, a monthly car allowance of $900 and reimbursement of country club dues and was granted options to purchase 43,393 shares of our common stock at an exercise price of $9.00 per share. The employment agreement was superceded by the September 1, 2003 agreement.

Executive Incentive Bonus Plans

The bank provided an opportunity to Messrs. Reynoso, Sundquist and Muttera to earn bonuses for the 2003 fiscal year in the form of an executive incentive bonus plan for each of the officers. These plans allowed each of the officers to receive up to 45% of their respective base salaries in the event that the officer met individual performance measures specified in the officer’s plan; and the bank met certain performance measures for the year. If the officer met his specified annual performance measures, he would receive a bonus equal to 10% of the officer’s base salary, even if the bank failed to meet its performance measures. In addition, each plan provided that if the officer met his specified individual performance measures and:

•	if the bank had total cash earnings of $12.0 million, he would receive an additional bonus amount equal to 15% of his base salary,

•	if the bank had total cash earnings of $12.9 million, he would receive an additional bonus amount equal to 30% of his base salary, and

•	if the bank had total cash earnings of $13.5 million, he would receive an additional bonus amount equal to 35% of his base salary.

Amounts earned by Messrs. Reynoso, Sundquist and Muttera for the 2003 fiscal year under these executive incentive bonus plans are included in the Summary Compensation Table in the Bonus column. Messrs. Bachli and Hooston did not participate in a 2003 executive incentive bonus plan and it is not intended that Messrs. Bachli and Hooston will participate in an executive incentive bonus plan in the future. Additionally, our compensation committee has adopted a new executive incentive bonus plan for 2004.

Insurance

Each of Messrs. Hooston, Reynoso, Sundquist and Muttera is entitled to a death benefit pursuant to an Executive Survivor Benefit Plan in an amount equal to three times the participant’s final annual salary, less $50,000. We purchased life insurance on each of these executive officers in an amount sufficient to fund this benefit.

Limitation of Liability; Indemnification of Directors and Officers

As permitted by the California General Corporation Law, we have included in our articles of incorporation a provision to eliminate the personal liability of our directors to the full extent permissible under California law. Section 204 of the California Corporations Code permits a California corporation to eliminate or limit the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, other than:

•	for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,

•	for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director,

•	for any transaction from which the director derived an improper personal benefit,

•	for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, and

•	for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders.

The effect of this provision is to eliminate our rights and those of our shareholders (through shareholders’ derivative suits against us) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or the ability of our shareholders to seek non-monetary-based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.

Our by-laws provide that we are required to indemnify our officers and directors under certain circumstances, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. In addition, we have entered into indemnification agreements with each of our directors. The agreements indemnify each director in third-party proceedings, in which the director is made a party to or threatened to be made a party to, or otherwise involved in any proceeding (other than a proceeding which is an action by or in the right of us to procure a judgment in our favor), by reason of the fact that the director is or was our agent. We also indemnify each director that is made party to, or threatened to be made party to, or otherwise involved in, any proceeding which is an action by or in the right of us to procure a judgment in our favor by reason of the fact that the director is or was our agent.

At present, we are not aware of any pending or threatened litigation or proceeding involving our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our articles of incorporation and by-law provisions and indemnification agreements with our directors are necessary to attract and retain qualified persons as directors and officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Fund

The Fund is a private equity investment fund established in 1997 for the purpose of investing in California-based financial services companies and is managed by its general partner, Belvedere. As of June 15, 2004, the Fund owned 95.3% of our outstanding common stock, after giving effect to shares issued in connection with the Southland merger.

History.    Placer Sierra Bank was previously a wholly-owned subsidiary of Placer Capital Co., or PCC, which was a wholly-owned subsidiary of California Community Bancshares, or CCB. PCC was incorporated in 1999 by the Fund, for the purpose of acquiring Placer Sierra Bank. In December 1999, PCC became a wholly-owned subsidiary of CCB. The Fund, in a separate transaction and through an intermediate subsidiary, acquired Sacramento Commercial Bank, or SCB, in March 2000. Immediately after the Sacramento Commercial Bank acquisition, the intermediate subsidiary was merged into CCB and SCB became a wholly-owned subsidiary of CCB. In March 2001, SCB was merged into Placer Sierra Bank and SCB has continued to market and operate in downtown Sacramento under the name Sacramento Commercial Bank, a division of Placer Sierra Bank.

CCB was restructured in December 2001, which resulted in, among other organizational changes, the formation of Placer Sierra Bancshares and Southland Capital Co., as a wholly-owned subsidiaries of CCB. Pursuant to the restructuring, PCC merged into CCB, whereby CCB directly acquired all of the shares of Placer Sierra Bank. CCB then contributed all of the shares of Placer Sierra Bank to us, making Placer Sierra Bank our wholly-owned subsidiary. After completing a cash-out merger whereby all the CCB shareholders other than the Fund received cash in exchange for their shares of CCB stock, CCB adopted a plan of liquidation and distributed its assets, primarily our common stock and SCC common stock, to its sole shareholder, the Fund. As such we became a wholly-owned subsidiary of the Fund.

As part of the CCB restructuring in December 2001, SCC purchased 268,127 shares of our common stock for $3.0 million. On July 16, 2003, we repurchased the 268,127 shares of our common stock held by SCC for $3.3 million.

Southland Merger.    In May 2004, we acquired Bank of Orange County and its holding company, Southland Capital Co. Pursuant to the acquisition, Southland merged into Placer Sierra Bancshares and Bank of Orange County became a Placer Sierra Bancshares subsidiary. In July 2004, Bank of Orange County was merged into our wholly-owned subsidiary, Placer Sierra Bank and operates as a division of Placer Sierra Bank, under the name Bank of Orange County. The Fund was the holder of approximately 99.8% of Southland’s outstanding common stock and, immediately after giving effect to the merger, became the holder of approximately 95.7% of our outstanding common stock.

In connection with the execution of the merger agreement, the Fund entered into a shareholder agreement with us pursuant to which the Fund agreed:

•	upon our request, to execute a written consent approving the principal terms of the merger,

•	to not negotiate with third parties or enter into an agreement for the sale of us, Placer Sierra Bank, Southland, Bank of Orange County or our or their assets or to take specified actions that would have the effect of thwarting the Southland merger,

•	to commit to include in this offering such number of shares stock held by it as would cause it to be the beneficial owner of no more than 49.9% of our issued and outstanding common stock upon completion of this offering unless the managing underwriter for the offering advises Belvedere that, due to market factors, the proposed initial public offering should not be consummated or the number of shares of our stock to be underwritten should be limited (in which case, it will sell the maximum amount advisable by the managing underwriter), and

•	to indemnify us for losses that fall within a specified dollar range arising out of litigation, which we believe to be immaterial, pending against Bank of Orange County relating to dissenters’ rights in connection with its acquisition of Cerritos Valley Bank and to fund an escrow arrangement with $2.6 million upon completion of this offering to secure that indemnification obligation.

Registration Rights Agreement.    We are party to a registration rights agreement with the Fund in which we agreed to register shares of common stock held by the Fund. Pursuant to the agreement, upon written request by the Fund to register at least 50,000 shares of common stock, we will file, within 90 days after the receipt of the request, a registration statement registering the requested shares held by the Fund. Additionally, in the event we propose to register any of our shares of common stock under the Securities Act, we have agreed to notify the Fund of our intent, and upon its written request, register the shares of our common stock that the Fund has requested to be registered. In connection with this initial public offering of our shares of common stock, we have notified the Fund of our intent to register and, pursuant to its written request and in accordance with the terms of the registration rights agreement, 5,230,000 million shares, or 6,014,500 shares if the underwriters’ over-allotment option is exercised, of our common stock held by the Fund are included in this initial public offering. We have agreed to keep any subsequent registration statement filed pursuant to the registration rights agreement effective for a period of up to one year and, following this initial public offering, to use our best efforts to qualify and remain qualified to register securities on Form S-3 under the Securities Act. Thereafter, upon written request by the Fund, if it owns shares of our common stock anticipated to have an aggregate sale price in excess of $1.0 million, the Fund will have the right to register the shares of common stock it holds on a Form S-3. Following the completion of this offering, we expect to file, and have declared effective, a “shelf” registration statement that will cover the resale of the Fund’s remaining shares; provided that the sale of shares pursuant to that “shelf” registration will be subject to a 180-day lock-up period unless waived by Friedman, Billings, Ramsey & Co., Inc. In addition, we have agreed to pay certain expenses incurred in connection with any registration and to indemnify the Fund in connection with a registered sale of our common stock.

Management Rights Agreement.    We also are party to a management rights agreement with the Fund, which terminates on consummation of this offering, pursuant to which the Fund may consult with and advise us on significant business issues, examine our books and records, inspect our facilities, have a Fund representative attend our board of directors meetings, and receive information provided to other directors.

Belvedere Capital Partners LLC

Prior to joining us, Mr. Bachli was the President and a member of Belvedere, the general partner of the Fund. Mr. Bachli retains an economic interest in Belvedere attributable to Belvedere’s investment in the Fund and carried interest in the Fund. Based on Belvedere’s investment in the Fund, it is estimated that Mr. Bachli will receive approximately $620,000 from the proceeds received by the Fund upon its sale of our shares in this offering. In respect of his serving as President of Belvedere, Mr. Bachli received payments derived from the management fee paid by the Fund to Belvedere relating to the Fund’s capital commitments. Mr. Bachli is not entitled to receive any future compensation payments from Belvedere.

We previously entered into an agreement with Belvedere in March 2002 pursuant to which we agreed to reimburse Belvedere for payments advanced on behalf of and for the benefit of us to specific service providers and to engage Belvedere to provide representatives to serve as members of our board of directors, to provide managerial services and to identify, retain and manage contractors to provide services in support of business acquisition projects and ongoing business operations. No payments were ever made under this agreement and the agreement has been terminated.

Loans and Credit Arrangements by Placer Sierra Bank

Some of our directors and executive officers and their affiliates or associates are also customers of the bank. During the three years ending December 31, 2003 and the quarter ended March 31, 2004, we made loans and extended credit in the ordinary course of business to some of our directors and executive officers and their affiliates or associates. All of these loans and other credit arrangements were on substantially the same terms, including interest rates and collateral as, and were made under credit-underwriting procedures that were not less stringent than, those prevailing at the time for comparable transactions with persons unaffiliated with us. In our view, the loans, leases and other credit arrangements did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2003 and March 31, 2004, the aggregate principal outstanding amount of loans and other outstanding extensions of credit by the bank to our directors and executive officers was approximately $76,000 and $75,000, respectively and the aggregate principal outstanding amount of loans and other extensions of credit by the bank to affiliates of our directors and executive officers was approximately $863,000 and $870,000, respectively. The Federal Reserve Act and FRB Regulation O, which are applicable to state member banks, place limitations and conditions on loans or extensions of credit to a bank’s or bank holding company’s executive officers, directors and principal shareholders (that is, in most cases, those persons who own, control or have power to vote more than 10% of any class of voting securities), any company controlled by any such executive officer, director or shareholder, or any political or campaign committee controlled by such executive officer, director or principal shareholder. We expect to have such transactions or transactions on a similar basis with our directors and executive officers and their affiliates in the future.

PRINCIPAL AND SELLING SHAREHOLDERS

Based solely upon information furnished to us, the following table sets forth information regarding the beneficial ownership of our common stock as of June 15, 2004, and as adjusted to reflect the sale of the common stock offered hereby by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of our common stock,

•	each of our directors,

•	each of our executive officers listed in the “Summary Compensation Table” who own our common stock,

•	all directors and executive officers as a group, and

•	the selling shareholder selling shares of our common stock in this offering.

Except as indicated in the footnotes to this table and except as subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. You should keep the following points in mind as you read the information in the table:

•	The amounts and percentage of our common stock beneficially owned by a holder are reported on the basis of the regulations of the SEC that govern the determination of beneficial ownership of securities. Under these regulations, a person or group of persons is deemed to be a “beneficial owner” of a security if that person or group has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person or group of persons is also deemed to be a beneficial owner of any securities with respect to which that person or group has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same security and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

•	The percentage of our common stock outstanding is based on 13,812,649 shares of our common stock outstanding as of June 15, 2004, and 14,312,649 shares of our common stock outstanding after the offering (without giving effect to the exercise by the underwriters of the option to purchase from us a maximum of 75,000 additional shares to cover over-allotments), and shares of common stock deemed outstanding pursuant to the definition of beneficial ownership in the preceding paragraph, including shares which are not actually outstanding. These shares of common stock which are beneficially owned but not outstanding, are deemed to be outstanding when computing the percentage of ownership of each person or group of persons named above, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

	Beneficial Ownership of Common Stock Before Offering			Beneficial Ownership of Common Stock After Offering
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Shares	Shares to be Sold	Shares Beneficially Owned (1)	Percent of Shares
5% shareholder/selling shareholder
California Community Financial Institutions Fund Limited Partnership (2)	13,165,685	95.3%	5,230,000	7,935,685	55.4%
Directors and named executive officers
Ronald W. Bachli (3)	307,955	2.2%	—	368,955	2.6%
David E. Hooston	157,240	1.1%	—	172,240	1.2%
Robert J. Kushner (4)	37,293	*	—	37,293	*
Larry D. Mitchell (5)	27,113	*	—	27,113	*
Dwayne A. Shackelford (6)	24,480	*	—	24,480	*
William J. Slaton (7)	17,949	*	—	17,949	*
Robert H. Smiley (8)	15,279	*	—	15,279	*
Harvey Ferguson (9)	71,125	*	—	71,125	*
Randall Reynoso (10)	67,810	*	—	67,810	*
Robert C. Campbell, Jr. (11)	50,054	*	—	50,054	*
James A. Sundquist (12)	52,688	*	—	52,688	*
Robert H. Muttera (13)	52,688	*	—	52,688	*
All directors and executive officers as a group (13 persons, including the above) (14)	901,430	6.4%	—	977,430	6.7%

*	Less than 1%.
(1)	Includes 61,000 and 15,000 shares of common stock to be purchased by Messrs. Bachli and Hooston, respectively, in the offering. Other officers and directors also may elect to purchase shares of our common stock in the offering.
(2)	The address of Belvedere Capital Partners LLC and California Community Financial Institutions Fund Limited Partnership is One Maritime Plaza, Suite 825, San Francisco, CA 94111. All such shares are owned by the Fund. Belvedere is the general partner of the Fund. Mr. Bachli disclaims beneficial ownership of such shares; however, he has a pecuniary interest in Belvedere. See “Certain Relationships and Related Transactions.” Mr. Bachli has no voting or dispositive power in the shares owned by the Fund.
(3)	Does not include any shares of common stock held by the Fund, as to which Mr. Bachli disclaims beneficial ownership. However, Mr. Bachli has a pecuniary interest in Belvedere. See “Certain Relationships and Related Transactions.”
(4)	Includes 14,282 shares issuable upon the exercise of vested options.
(5)	Includes 10,174 shares issuable upon the exercise of vested options.
(6)	Includes 14,480 shares issuable upon the exercise of vested options.
(7)	Includes 5,957 shares issuable upon the exercise of vested options.
(8)	Includes 12,502 shares issuable upon the exercise of vested options.
(9)	Consists of 71,125 shares issuable upon the exercise of vested options.
(10)	Includes 22,577 shares issuable upon the exercise of vested options.
(11)	Consists of 50,054 shares issuable upon the exercise of vested options.
(12)	Consists of 52,688 shares issuable upon the exercise of vested options.
(13)	Consists of 49,395 shares issuable upon the exercise of vested options 3,293 shares issuable upon the exercise of options which vest within 60 days of June 15, 2004.
(14)	As of June 15, 2004, one officer not specifically listed above was the beneficial owner of 14,752 shares of our common stock issuable upon the exercise of vested options and 5,004 shares issuable upon the exercise of options which vest within 60 days of June 15, 2004.

DESCRIPTION OF CAPITAL STOCK

General

Upon completion of the offering, our authorized capital stock will consist of 100,000,000 shares of common stock, no par value per share, of which 14,312,649 shares will be outstanding, and 25,000,000 shares of preferred stock, no par value per share, none of which will be outstanding. The following description of our capital stock, certain provisions of our articles of incorporation, as amended, and our by-laws, as amended, is a summary and is qualified in its entirety by the provisions of the articles of incorporation, as amended, and by-laws, as amended, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

After giving effect to the sale of common stock offered in this offering, there will be 14,312,649 shares of common stock outstanding (14,387,649 shares if the underwriters’ over-allotment is exercised in full), assuming no exercise of stock options. As of June 15, 2004, there were outstanding options to purchase a total of 1,370,401 shares of common stock.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders, including the election of directors. Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available and are entitled to receive, pro rata, all of our assets available for distribution to such holders upon liquidation. Holders of our common stock have no preemptive, subscription or redemption rights.

Preferred Stock

Pursuant to our articles of incorporation, our board of directors is authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors. The board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and, under certain circumstances, make it more difficult for a third-party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.

Registration Rights

We are party to a registration rights agreement with the Fund in which we have agreed to register shares of common stock held by the Fund. Pursuant to the agreement, upon written request by the Fund to register at least 50,000 shares of common stock, we will file, within 90 days after the receipt of the request, a registration statement registering the requested shares held by the Fund. Additionally, in the event we propose to register any of our shares of common stock under the Securities Act, we have agreed to notify the Fund of our intent, and upon its written request, register the shares of our common stock that the Fund has requested be registered. We have notified the Fund of our intent to register shares of our common stock in this initial public offering, and pursuant to the Fund’s written request and in accordance with the terms of the registration rights agreement, 5,230,000 shares of our common stock held by the Fund are included in this initial public offering. We have agreed to keep any subsequent registration statement filed pursuant to the registration rights agreement effective for a period of up to one year and, following this initial public offering, to use our best efforts to qualify and remain qualified to register securities on Form S-3 under the Securities Act. Following the completion of this offering, we expect to file, and have declared effective, a “shelf” registration statement that will cover the resale of the Fund’s remaining shares. Upon written request by the Fund if it owns shares of our common stock anticipated to have an aggregate sale price in excess of $1.0 million, the Fund will have the right to register shares of common stock it holds on the shelf registration statement provided that the sale of shares pursuant to that “shelf” registration will be subject to a 180-day lock-up period unless waived by Friedman Billings Ramsey & Co., Inc.. In addition, we have agreed to pay certain expenses incurred in connection with any registration and to indemnify the Fund in connection with a registered sale of our common stock.

Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws

Blank Check Preferred Stock.    Pursuant to our articles of incorporation, our board of directors is authorized to issue “blank check” preferred stock, discussed in greater detail above.

Inability of Shareholders to Act by Written Consent.    California law provides that, unless prohibited by the articles of incorporation or by-laws, shareholder action can be taken in lieu of a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, except that unanimous written consent will be required for election of directors to non-vacant positions. Our bylaws have been amended to prohibit our shareholders from taking action by written consent in lieu of a meeting as to any matter that has not been approved by our board of directors.

Requirements for Advance Notification of Shareholder Nomination and Proposals.    Our by-laws require any shareholder who wishes to take any action at a meeting of our shareholders, including proposed nominations of persons for election to our board of directors, to give written notice thereof. At an annual or special meeting, shareholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although our by-laws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the conduct of particular types of business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amending Articles of Incorporation and By-laws.    Our articles of incorporation require the affirmative vote or written consent of two-thirds of the outstanding shares entitled to vote in order to amend or repeal certain anti-takeover provisions of our by-laws or articles of incorporation.

Consideration of Non-Monetary Factors in Certain Transactions.    Our amended and restated articles of incorporation allow our board of directors to oppose any offer, proposal or attempt by another person or entity to make any tender or other offer to acquire any of our securities, merge or consolidate us into another entity, purchase or otherwise acquire substantially all of our assets or make any transaction which would have the same effect or purpose. In deciding whether to oppose, recommend or remain neutral to these proposals, the board may consider a number of factors, including:

•	whether the price is adequate and acceptable based on the current market price of our securities and our historical and present operating results or financial condition,

•	whether a more favorable price could be obtained now or in the future from other offerors,

•	whether our continued existence as an independent corporation would affect our future value,

•	the impact the offer would have on our employees, depositors, clients and customers and the communities we serve, and

•	the present and historical financial position of the offeror, its reputation in the communities it serves and the social and/or economic effect the reputation and practices of the offeror or its management and affiliates would have on our employees, depositors, customers and the communities we serve.

Prevention of Greenmail.    In addition to any vote required by our articles of incorporation or by-laws, we may not engage in a purchase at a price greater than fair market value from an interested shareholder who has beneficially acquired any shares of our voting stock within two years or less of the proposed repurchase date unless holders of a majority of the voting shares, other than the interested party, vote affirmatively in favor of the repurchase. This additional affirmative vote will not be required, however, if the stock repurchase is made pursuant to a tender offer or exchange offer for a class of stock made available on the same basis to all holders of such class of stock or if the stock repurchase is made pursuant to an open market repurchase program approved by our board of directors and is effected on the open market rather than as the result of a privately negotiated transaction.

Effects of California Interested Party Business Combination Statute

Section 1203 of the California General Corporation Law provides that if an “interested party” of a corporation with shares held of record by 100 or more persons makes a tender offer or a written proposal to the corporation for approval of a merger, exchange or sale-of-assets reorganization or for certain other change in control transactions, a written opinion as to the fairness of the consideration to the shareholders of the corporation must be delivered to the shareholders. The opinion must be provided by a person who is not affiliated with the offeror and who, for compensation, engages in the business of advising others as to the value of properties, businesses, or securities. The term “interested party” means a person who is a party to the transaction and

•	directly or indirectly controls the corporation that is the subject of the tender offer or proposal,

•	is, or is directly or indirectly controlled by, an officer or director of the subject corporation, or

•	is an entity in which a material financial interest is held by any director or executive officer of the subject corporation.

The requirements of Section 1203 do not apply to a transaction as to which the California Commissioner of Corporations has issued a permit under Section 25113 or Section 25121 of the California Corporate Securities Law.

Various provisions described above may have the effect of delaying shareholder actions with respect to certain business combinations and the election of new members to our board of directors. As such, the provisions could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a shareholder who desires to undertake a business combination with us or elect a new director to our board.

Indemnification of Directors

Please see “Limitation of Liability; Indemnification of Directors and Officers” on page 104.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

Nasdaq National Market Listing

After the pricing of this offering, we expect that our common stock will be listed on the Nasdaq National Market under the symbol “PLSB.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot make any prediction as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

After this offering, there will be 14,312,649 shares of our common stock outstanding, if the underwriters’ over-allotment option is not exercised, and 14,387,649 shares if that option is exercised in full. In addition, as of June 15, 2004, 2,240,614 shares of our common stock were reserved under our 2002 Stock Option Plan for future issuance to our directors, officers, employees and consultants, in the form of stock options, restricted shares, performance shares or units and shares, of which 729,557 shares and an additional 11,543 shares of common stock issuable outside of the plan to past directors of our former parent company were subject to outstanding options with a weighted average exercise price of $9.06 per share. Additionally, as of June 15, 2004, options to purchase 621,923 shares of common stock pursuant to the Southland 2002 Stock Option Plan were outstanding and an additional 7,378 shares of common stock issuable outside of the plan were subject to outstanding options with a weighted average exercise price of $7.82 per share.

All of the shares of our common stock to be sold by us and the Fund in the offering will be freely tradable without restriction or further registration under the Securities Act, except for shares sold to affiliates of ours, which will be subject to the provisions of Rule 144 described below. In addition, under the registration rights agreement described in “Certain Relationships and Related Transactions — Registration Rights Agreement,” we are obligated to file with the SEC, a registration statement that will cover the resale of shares by the Fund to the extent that the Fund does not sell all of its shares in this offering. Pursuant to the registration rights agreement, upon written request by the Fund to register at least 50,000 shares of common stock, we will file, within 90 days after the receipt of the request, a registration statement registering the requested shares held by the Fund. Additionally, in the event we propose to register any of our shares of common stock under the Securities Act, we have agreed to notify the Fund of our intent, and upon its written request, register the shares of our common stock that the Fund has requested be registered. Following the completion of this offering, we expect to file, and have declared effective, a “shelf” registration statement that will cover the resale of the Fund’s remaining shares. Upon written request by the Fund, if it owns shares of our common stock anticipated to have an aggregate sale price in excess of $1.0 million, the Fund will have the right to register shares of common stock it holds on the shelf registration statement; provided, that the sale of shares pursuant to that shelf registration will be subject to the 180-day lock-up period discussed below unless waived by Friedman, Billings, Ramsey & Co., Inc.

The remaining outstanding shares of our common stock will be available for future sale subject to restrictions on the timing, manner and volume of sales imposed by the Securities Act, including Rule 144 under that Act, or otherwise generally, upon expiration of the lockup agreements with the underwriters described below. In general, under Rule 144, as currently in effect, any person (or persons whose shares are required to be aggregated), including an “affiliate” of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or

•	the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Under Rule 144, “affiliates” generally include individuals or entities that control, are controlled by, or are under common control with, us and may include directors or officers of us as well as significant shareholders of us.

In connection with the offering, we, our executive officers and directors and selected shareholders will agree not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for any shares of our common stock or any right to acquire shares of our common stock, for a period of 180 days from the date of this prospectus, subject to certain exceptions, including the filing of a “shelf” registration statement covering the remaining shares held by the Fund after completion of the offering. These restrictions will not apply to shares sold in this offering.

In addition, Friedman, Billings, Ramsey & Co., Inc., may at any time and without notice release all or any portion of the common stock subject to these lock-up agreements, although it has no present intention of doing so. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sale meets the conditions and restrictions of Rule 144 as described above.

Shortly after the offering, we intend to file with the SEC a registration statement on Form S-8 to register approximately 1.4 million shares of our common stock that are issuable under our stock option plan, the Southland stock option plan and pursuant to options granted outside of the plans, as described under “Management.” Following such registration, all shares of common stock issuable upon exercise of options or other awards granted under our stock plan will be freely tradable without restrictions under the Securities Act, except to the extent held by one of our affiliates (in which case they will be subject to the limitations of Rule 144 described above).

UNDERWRITING

The underwriters named below are acting through their representative, Friedman, Billing, Ramsey & Co., Inc. Subject to the terms and conditions set forth in the underwriting agreement among us, the selling shareholder and Friedman, Billings, Ramsey & Co., Inc., we and the Fund have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the number of shares of our common stock set forth opposite their names below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of our common stock is subject to certain conditions.

Underwriters	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.
Keefe, Bruyette & Woods, Inc.
RBC Capital Markets Corporation

Total	5,730,000

We and the Fund have granted the underwriters an option exercisable during the 30-day period after the date of this prospectus to purchase from us, at the initial offering price less underwriting discounts and commissions, up to an additional 75,000 and 784,500 shares, respectively, of our common stock for the sole purpose of covering over-allotments, if any. To the extent that the underwriters exercise the option, each underwriter will be committed, subject to certain conditions, to purchase that number of additional shares of common stock that is proportionate to such underwriter’s initial commitment.

Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all of the common stock offered by this prospectus, other than the shares subject to the over-allotment option, if any is purchased. We and the Fund have agreed to indemnify the underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities. We also have agreed to reimburse the underwriters for their reasonable and actually incurred out-of-pocket fees and expenses in connection with this offering, including a portion of their reasonable legal fees.

The underwriters initially propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such offering price less a concession not to exceed $             per share. The underwriters may allow, and such dealers may reallow, a concession not to exceed $             per share to certain other dealers. After our common stock is released for sale to the public, the underwriters may change the offering price and other selling terms.

At our request, the underwriters have reserved up to 2% of the common stock being offered by this prospectus for sale to our directors and executive officers at the initial public offering price. The sales will be made by the representative through a directed shares program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the second day following the date of this prospectus. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other common stock offered. Any directors and executive officers purchasing such reserved shares will be prohibited from disposing of or hedging such shares for a period of 180 days after the date of this prospectus.

The following table provides information regarding the per share and total underwriting discounts and commissions we and the Fund will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase from us up to an additional 75,000 shares and from the Fund up to an additional 784,500 shares to cover over-allotments.

	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
With respect to the shares sold by us
Per share	$	$
Total	$	$
With respect to the shares sold by the Fund
Per share	$	$
Total	$	$

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $2.5 million.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to a representative a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters have informed us that they do not intend to confirm sales of the common stock offered by this prospectus to any accounts over which they exercise discretionary authority.

We, our directors, officers and certain of our shareholders, including the Fund, have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus, subject to certain exceptions, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.

There is no established public trading market for the shares of our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors that will be considered in determining the initial public offering price will be:

•	prevailing market and general economic conditions,

•	the market capitalizations, trading histories and stages of development of other traded companies that the underwriters believe to be comparable to us,

•	our results of operations in recent periods,

•	our current financial position,

•	estimates of our business potential and prospects,

•	an assessment of our management,

•	the present state of our development, and

•	the availability for sale in the market of a significant number of shares of common stock.

We cannot assure you that an active trading market will develop for the common stock or that the common stock will trade in the market subsequent to the offering at or above the initial public offering price. After the pricing of this offering, we expect that our common stock will be listed on the Nasdaq National Market under the symbol “PLSB.” We cannot assure you, however, that we will be able to maintain the inclusion of our common stock in the Nasdaq National Market or that an active trading market will develop.

From time to time some of the underwriters have provided, and continue to provide, other investment banking services to us or our affiliates in the ordinary course of their respective businesses.

LEGAL MATTERS

The validity of the shares of common stock offered for sale in this offering will be passed upon for us by Nixon Peabody LLP, San Francisco, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Manatt, Phelps & Phillips, LLP, Palo Alto, California and for the selling shareholder by Wilson Sonsini Goodrich & Rosati, a Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements of Placer Sierra Bancshares and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003 included in this prospectus have been audited by Perry-Smith LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing. With respect to the above referenced financial statements, as they relate to the amounts included for Southland Capital Co. and subsidiary, such report is based solely on the report of KPMG LLP. In addition, with respect to 2001, as it relates to the amounts included for Cerritos Valley Bancorp and subsidiary, such report is based solely on the report of Grant Thornton LLP.

The consolidated financial statements of Southland Capital Co. and subsidiary as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003 (which have been pooled into the consolidated financial statements of Placer Sierra Bancshares, as a result of the acquisition of Southland Capital Co. as an entity under common control) have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which is included herein in reliance upon the authority of said firm as experts in accounting and auditing. With respect to 2001, as it relates to the amounts included for Cerritos Valley Bancorp and subsidiary, such report is based solely on the report of Grant Thornton LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission, or SEC, for the common stock we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. For further information with respect to us and our common stock, we refer you to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by such reference. A copy of the registration statement may be inspected by anyone without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public through the SEC’s internet site at http://www.sec.gov. Additional information about us is available on our internet site at www.placersierrabancshares.com.

Upon completion of the offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, will file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the addresses set forth above.

We intend to furnish our shareholders with annual reports containing financial statements audited and reported on by our independent auditors and quarterly reports containing unaudited interim financial information for each of the first three fiscal quarters of each fiscal year.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

Reports of Independent Registered Public Accounting Firms	F-2

Consolidated Balance Sheet at March 31, 2004 and December 31, 2003 and 2002	F-5

Consolidated Statement of Income For the Three Months Ended March 31, 2004 and 2003 and the Years Ended December 31, 2003, 2002 and 2001	F-6

Consolidated Statement of Changes in Shareholders’ Equity and Comprehensive Income For the Three Months Ended March 31, 2004 and the Years Ended December 2003, 2002 and 2001	F-7

Consolidated Statement of Cash Flows For the Three Months Ended March 31, 2004 and 2003 and the Years Ended December 31, 2003, 2002 and 2001	F-8

Notes to Consolidated Financial Statements For the Three Months Ended March 31, 2004 and 2003 and the Years Ended December 31, 2003, 2002 and 2001	F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors

Placer Sierra Bancshares and Subsidiaries

We have audited the accompanying consolidated balance sheet of Placer Sierra Bancshares and subsidiaries (the “Company”) as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated balance sheet of Southland Capital Co. as of December 31, 2003 and 2002 or the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, which reflect total assets of $446,316,000 and $410,803,000 as of December 31, 2003 and 2002, respectively, and net interest income of $20,607,000, $18,290,000 and $19,433,000 and net earnings (loss) of $6,096,000, $3,330,000 and $(554,000) for the years ended December 31, 2003, 2002 and 2001, respectively. Those statements were audited by other auditors whose report, dated May 21, 2004, has been furnished to us, and our opinion, insofar as it relates to the amounts included for Southland Capital Co. in the accompanying consolidated financial statements, is based solely on the report of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

The consolidated financial statements give retroactive effect to the merger of Placer Sierra Bancshares and Southland Capital Co. on May 25, 2004, which has been accounted for as a combination of companies under common control similar to a pooling of interests as described in Note 1 to the consolidated financial statements. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for as a combination of companies under common control similar to a pooling of interests in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of Placer Sierra Bancshares and subsidiaries after financial statements covering the date of the business combination are issued.

In our opinion, based on our audit and the report of the other auditors, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Placer Sierra Bancshares and subsidiaries as of December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America after financial statements are issued for a period which includes the date of consummation of the business combination.

/S/    PERRY-SMITH LLP

Sacramento, California

May 28, 2004

Report of Independent Registered Public Accounting Firm

The Board of Directors

Southland Capital Co.:

We have audited the accompanying consolidated balance sheets of Southland Capital Co. and subsidiary (the Company) as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 2001 consolidated financial statements of Cerritos Valley Bancorp and subsidiary, acquired by the Company in 2002, which statements reflect total assets constituting 24 percent and total revenues constituting 27 percent in 2001 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Cerritos Valley Bancorp and subsidiary, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southland Capital Co. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/S/    KPMG LLP

Los Angeles, California

May 21, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Cerritos Valley Bancorp

We have audited the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2001 of Cerritos Valley Bancorp and Subsidiary (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 2001 of Cerritos Valley Bancorp and Subsidiary in conformity with accounting principles generally accepted in the United States of America.

/S/    GRANT THORNTON LLP

Los Angeles, California

February 22, 2002, (except Note U,

  as to which the date is March 9, 2002)

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

March 31, 2004 and December 31, 2003 and 2002

(Dollars in thousands)

	March 31, 2004	December 31,
		2003	2002
	(Unaudited)
ASSETS
Cash and due from banks	$68,298	$55,776	$53,772
Federal funds sold	65,364	32,729	99,845
Interest bearing deposits with other banks	—	—	100
Investment securities available-for-sale (Notes 3 and 8)	145,436	219,302	222,766
Federal Reserve Bank and Federal Home Loan Bank stock	7,308	7,286	7,350
Loans held for sale	555	67	9,680
Loans and leases held for investment, net of allowance for loan and lease losses of $12,805 in 2004, $13,343 in 2003 and $12,450 in 2002 (Notes 4, 8, 11 and 17)	955,776	939,455	863,957
Premises and equipment, net (Note 5)	19,471	20,055	23,801
Cash surrender value of life insurance (Note 14)	26,789	26,834	25,276
Other real estate	805	805	1,514
Goodwill (Note 2)	72,639	72,639	72,639
Other intangible assets (Notes 2 and 15)	8,273	8,760	11,360
Other assets (Note 6)	14,480	13,238	13,535

Total assets	$1,385,194	$1,396,946	$1,405,595

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Non-interest bearing	$390,008	$378,611	$385,220
Interest bearing (Note 7)	757,087	758,549	807,897

Total deposits	1,147,095	1,137,160	1,193,117
Short-term borrowings (Notes 3, 4 and 8)	12,269	41,221	10,228
Accrued interest payable and other liabilities (Notes 9 and 14)	17,970	15,525	15,414
Junior subordinated deferrable interest debentures (Note 10)	38,146	38,146	38,146

Total liabilities	1,215,480	1,232,052	1,256,905

Commitments and contingencies (Note 11)

Shareholders’ equity (Notes 12 and 13):
Common stock, no par value; 100,000,000 shares authorized; 13,758,824, 13,683,493 and 13,407,401 shares issued and out-standing at March 31, 2004 and December 31, 2003 and 2002, respectively; 241,666 shares to be issued at December 31, 2002	143,443	142,777	140,698
Retained earnings	25,229	21,049	5,909
Accumulated other comprehensive income (Notes 3 and 18)	1,042	1,068	2,083

Total shareholders’ equity	169,714	164,894	148,690

Total liabilities and shareholders’ equity	$1,385,194	$1,396,946	$1,405,595

The accompanying notes are an integral part of these consolidated financial statements.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

For the Three Months Ended March 31, 2004 and 2003 and the

Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands, except per share data)

	Three Months Ended		Years Ended December 31,
	March 31, 2004	March 31, 2003	2003	2002	2001
	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans and leases held for investment	$15,069	$14,718	$58,067	$63,257	$72,430
Interest on loans held for sale	3	87	209	313	146
Interest on deposits with other banks	—	—	—	18	86
Interest and dividends on investment securities:
Taxable	2,212	2,084	8,848	6,715	9,151
Tax-exempt	132	136	539	548	401
Interest on federal funds sold	73	266	1,120	1,800	3,099

Total interest income	17,489	17,291	68,783	72,651	85,313

Interest expense:
Interest on deposits (Note 7)	1,524	2,494	8,405	15,870	27,609
Interest on short-term borrowings (Note 8)	89	19	100	158	277
Interest on junior subordinated deferrable interest debentures (Note 10)	446	487	1,770	2,099	1,330

Total interest expense	2,059	3,000	10,275	18,127	29,216

Net interest income	15,430	14,291	58,508	54,524	56,097
Provision for (credit to) the allowance for loan and lease losses (Note 4)	520	(310)	(6)	(485)	4,747

Net interest income after provision for (credit to) the allowance for loan and lease losses	14,910	14,601	58,514	55,009	51,350

Non-interest income:
Service charges and fees on deposit accounts	1,565	1,648	6,872	6,370	4,916
Referral and other loan-related fees	621	380	2,516	2,780	1,257
Loan servicing income	93	111	394	468	592
Gain on sale of loans, net	70	183	642	957	674
Commissions on sales of investment products	218	182	759	765	771
Gain on sale of investment securities available-for-sale, net (Note 3)	206	87	760	1,075	1,710
Increase in cash surrender value of life insurance	319	315	1,261	1,360	979
Gain on sale of branches, net of expenses (Note 15)	—	—	1,545	254	—
Other	959	270	1,243	1,428	1,728

Total non-interest income	4,051	3,176	15,992	15,457	12,627

Non-interest expense:
Salaries and employee benefits (Notes 4 and 14)	6,428	5,932	24,481	27,707	23,491
Occupancy and equipment (Notes 5 and 11)	1,687	1,823	7,152	7,937	7,889
Other (Note 16)	4,494	4,705	19,112	20,664	26,453

Total non-interest expense	12,609	12,460	50,745	56,308	57,833

Income before income taxes	6,352	5,317	23,761	14,158	6,144

Provision for income taxes (Note 9)	2,172	2,053	8,431	4,807	5,512

Income before minority interest	4,180	3,264	15,330	9,351	632
Minority interest share of (income) loss	—	—	—	(123)	2,693

Net income	$4,180	$3,264	$15,330	$9,228	$3,325

Earnings per share:
Basic and diluted (Note 12)	$0.30	$0.24	$1.13	$0.70	$0.25

The accompanying notes are an integral part of these consolidated financial statements.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

For the Three Months Ended March 31, 2004 and the

Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands)

	Common Stock		(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2001	13,165,685	$143,627	$(1,444)	$255	$142,438
Comprehensive income (Note 18):
Net income	—	—	3,325	—	3,325
Net change in unrealized gain on investment securities available-for-sale, net of tax	—	—	—	873	873

Total comprehensive income	—	—	—	—	4,198

Dividends paid	—	—	(5,200)	—	(5,200)
Return of capital	—	(4,621)	—	—	(4,621)

Balance, December 31, 2001	13,165,685	139,006	(3,319)	1,128	136,815
Comprehensive income (Note 18):
Net income	—	—	9,228	—	9,228
Net change in unrealized gain on investment securities available-for-sale, net of tax	—	—	—	955	955

Total comprehensive income	—	—	—	—	10,183

Common stock to be issued under stock purchase and grant agreements (Note 12)	241,666	1,692	—	—	1,692
Stock options exercised (Note 12)	50	—	—	—	—

Balance, December 31, 2002	13,407,401	140,698	5,909	2,083	148,690
Comprehensive income (Note 18):
Net income	—	—	15,330	—	15,330
Net change in unrealized gain on investment securities available-for-sale, net of tax	—	—	—	(1,015)	(1,015)

Total comprehensive income	—	—	—	—	14,315

Issuance of common stock under stock purchase and grant agreements (Note 12)	119,444	1,056	—	—	1,056
Tax liability on redemption of investment in affiliate	—	(383)	—	—	(383)
In-substance dividend (Note 17)	—	—	(190)	—	(190)
Stock options exercised (Note 12)	156,648	1,406	—	—	1,406

Balance, December 31, 2003	13,683,493	142,777	21,049	1,068	164,894
Comprehensive income:
Net income (Unaudited)	—	—	4,180	—	4,180
Net change in unrealized gain on investment securities available-for-sale, net of tax (Unaudited)	—	—	—	(26)	(26)

Total comprehensive income (Unaudited)	—	—	—	—	4,154

Stock options exercised (Unaudited)	75,331	666	—	—	666

Balance, March 31, 2004 (Unaudited)	13,758,824	$143,443	$25,229	$1,042	$169,714

The accompanying notes are an integral part of these consolidated financial statements.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Three Months Ended March 31, 2004 and 2003 and the

Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands, except per share data)

	Three Months Ended		Years Ended December 31,
	March 31, 2004	March 31, 2003	2003	2002	2001
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$4,180	$3,264	$15,330	$9,228	$3,325
Adjustments to reconcile net income to net cash provided by operations:
Provision for (credit to) the allowance for loan and lease losses	520	(310)	(6)	(485)	4,747
Amortization (accretion) of investment security premiums/discounts, net	56	149	452	855	(202)
Amortization of goodwill	—	—	—	—	3,637
Amortization of other intangible assets	487	531	2,119	2,484	2,895
Write off of core deposit intangible associated with sale of branch deposits	—	—	481	—	—
Increase(decrease) in deferred loan fees, net	195	71	342	(159)	(1,133)
Depreciation and amortization	726	782	3,039	3,576	3,426
Minority interest share of income (loss)	—	—	—	123	(2,693)
Dividends received on FHLB and FRB stock	(22)	(36)	(208)	(263)	(215)
Compensation expense recognized in connection with employee stock grants	—	—	206	1,692	—
Gain on sale of investment securities available-for-sale, net	(206)	(87)	(760)	(1,075)	(1,710)
Gain on sale of other real estate	—	—	(1)	(81)	—
Gain on sale of loans held for sale, net	(70)	(183)	(642)	(957)	(674)
Fundings of loans held for sale	(911)	(12,684)	(27,318)	(75,577)	(38,462)
Proceeds from sale of loans held for sale	1,908	18,062	41,054	75,195	38,940
Premium on sale of branch deposits	—	—	(2,179)	(350)	—
Gain from life insurance proceeds	(397)	—	—	—	—
Loss on disposal of premises and equipment	—	4	27	181	22
Write down of other real estate	—	136	263	28	171
Deferred income taxes	(60)	(1,035)	1,893	(1,773)	(1,037)
Increase in cash surrender value of life insurance	(329)	(312)	(1,253)	(1,226)	(781)
Net decrease (increase) in other assets	3,200	962	75	(490)	822
Net (decrease) increase in accrued interest payable and other liabilities	(1,148)	(142)	(1,740)	3,198	177

Net cash provided by operating activities	8,129	9,172	31,174	14,124	11,255

Cash flows from investing activities:
Net decrease in interest-bearing deposits with other banks	—	—	100	800	884
Purchases of investment securities available-for-sale	(26,969)	—	(167,790)	(268,713)	(117,068)
Proceeds from the sale of investment securities available-for-sale	45,410	23,344	110,416	65,558	70,708
Proceeds from calls and maturities of investment securities available-for-sale	55,500	7,500	59,000	125,035	104,961
Proceeds from principal repayments of investment securities available-for-sale	30	88	425	686	9,212
Proceeds from calls and maturities of investment securities held-to-maturity	—	—	—	—	770
Redemption (purchase) of FHLB stock, net	—	—	272	1,382	(27)
Net (increase) decrease in loans held for investment	(18,794)	18,821	(81,385)	(10,318)	(62,500)
Proceeds from recoveries of charged-off loans	344	1,079	1,941	2,294	911
Purchases of premises and equipment	(151)	(323)	(1,604)	(2,818)	(1,931)
Proceeds from sale of premises and equipment	9	—	1,961	—	—
Proceeds from sale of other real estate	—	—	447	158	110
Deposits on single premium cash surrender value life insurance	—	—	(305)	—	(16,427)
Acquisition of Cerritos Valley Bank	—	—	—	(6,405)	—

Net cash provided by (used in) investing activities	55,379	50,509	(76,522)	(92,341)	(10,397)

(Continued)

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

For the Three Months Ended March 31, 2004 and 2003 and the

Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands, except per share data)

	Three Months Ended		Years Ended December 31,
	March 31, 2004	March 31, 2003	2003	2002	2001
	(Unaudited)	(Unaudited)
Cash flows from financing activities:
Net (decrease) increase in demand, interest-bearing and savings deposits	$(5,965)	$5,879	$9,681	$110,299	$87,742
Net increase (decrease) in time deposits	15,900	(11,237)	(20,174)	(60,371)	(43,310)
Net cash transferred in sale of branches and deposits	—	—	(42,520)	(5,638)	—
Net (decrease) increase in short-term borrowings	(28,952)	(577)	30,993	2,696	(3,034)
Exercise of stock options	666	—	1,406	—	—
Proceeds from sale of common stock under stock purchase and grant agreements	—	—	850	—	—
Issuance of junior subordinated deferrable interest debentures	—	—	—	—	38,146
Repayment of junior subordinated deferrable interest debentures and other borrowings	—	—	—	—	(22,573)
Payment of debt issuance costs	—	—	—	—	(1,112)
Return of capital to parent company	—	—	—	—	(4,621)
Dividends paid	—	—	—	—	(5,200)
Exercise of share purchase rights by minority interest	—	—	—	450	—

Net cash (used in) provided by financing activities	(18,351)	(5,935)	(19,764)	47,436	46,038

Net increase (decrease) in cash and cash equivalents	45,157	53,746	(65,112)	(30,781)	46,896
Cash and cash equivalents, beginning of year	88,505	153,617	153,617	184,398	137,502

Cash and cash equivalents, end of year	$133,662	$207,363	$88,505	$153,617	$184,398

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest			$10,677	$18,048	$28,298
Income taxes			$8,133	$6,283	$9,168
Non-cash investing and financing activities:
Net change in unrealized gains on investment securities available-for-sale			$(1,720)	$1,628	$1,423
Recognition of common stock issued in connection with stock grant			$206	$1,692	$—
Loans held for investment transferred to other real estate			$—	$—	$610
Sale of branches and deposits:
Premium received			$2,179	$350
Loans held for investment			129	—
Premises and equipment			649	34
Other assets			17	4,024
Deposits			(45,464)	(10,044)
Interest payable			(30)	(2)

Net cash transferred			$(42,520)	$(5,638)

The accompanying notes are an integral part of these consolidated financial statements.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2004 and 2003 and the

Years Ended December 31, 2003, 2002 and 2001

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

Description of Business

Placer Sierra Bancshares (formerly First California Bancshares and Placer Capital Co. II) (the “Company”) was incorporated on November 13, 2001 and operates two banking subsidiaries, Placer Sierra Bank (“PSB”) and Bank of Orange County (“BOC”) (collectively, the “Banks”). The Company was incorporated for the purpose of acquiring PSB in a one bank holding company reorganization. PSB was previously a wholly-owned subsidiary of Placer Capital Co. (“PCC”), a wholly-owned subsidiary of California Community Bancshares (“CCB”). Bank of Orange County was previously a wholly-owned subsidiary of Southland Capital Co. (“SCC”). SCC was incorporated on November 9, 2001 for the purpose of acquiring BOC in a one bank holding company reorganization. BOC was also previously a wholly-owned subsidiary of CCB. SCC was merged with and into the Company on May 25, 2004, in a stock-for-stock transaction whereby the shareholders of SCC received 0.5752 of a share of Company common stock for each outstanding share of SCC common stock. The acquisition was principally accounted for as a combination of companies under common control similar to a pooling of interests. Immediately prior to the acquisition of SCC, the Company’s principal shareholder, the California Community Financial Institutions Fund Limited Partnership (the “Fund”), owned 99.75% of SCC and 93.18% of the Company. The acquisition of the 0.25% minority interest in SCC by the Company was accounted for using the purchase method of accounting. The excess of the purchase price over the estimated fair value of the 0.25% minority interest in the net assets acquired was approximately $121,000, which was recorded as goodwill. As the merger of SCC with and into the Company took place subsequent to March 31, 2004, the effect of the acquisition of the minority interest has not been reflected in these financial statements.

The following table presents preacquisition net interest income, net income (loss) and fully-diluted earnings (loss) per share for the Company, SCC and the two companies combined (dollars in thousands, except per share data):

	Quarter Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
Net interest income:
Placer Sierra Bancshares	$9,970	$9,355	$37,901	$36,234	$36,664
Southland Capital Co.	5,460	4,936	20,607	18,290	19,433
Combined	15,430	14,291	58,508	54,524	56,097

Net income (loss):
Placer Sierra Bancshares	$2,606	$1,948	$9,334	$6,101	$3,877
Southland Capital Co.	1,574	1,373	6,096	3,330	(554)
Combined	4,180	3,264	15,330	9,228	3,325

Fully diluted earnings (loss) per share:
Placer Sierra Bancshares	$0.31	$0.23	$1.11	$0.74	$0.49
Southland Capital Co.	0.17	0.15	0.67	0.37	(0.06)
Combined	0.30	0.24	1.13	0.70	0.25

CCB was restructured in 2001 which resulted in, among other organizational changes, the merger of PCC into CCB and the formation of the Company and SCC. CCB’s ownership in PSB was contributed to the Company in exchange for 7,927,664 shares of Company common stock and its ownership in BOC was contributed to SCC in exchange for 9,106,435 shares of SCC common stock. On December 28, 2001, CCB adopted a plan of liquidation and distributed its assets, principally common stock of PSB and SCC, to its sole shareholder, the Fund. Subsequent to the reorganization, the Banks continued their operations as previously conducted but as wholly-owned subsidiaries of the Company and SCC.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS (Continued)

Description of Business (Continued)

The Company’s wholly-owned subsidiaries include the Banks, Placer Statutory Trust II and Southland Statutory Trust I. The Banks are California state-chartered commercial banks. Placer Statutory Trust II and Southland Statutory Trust I, both Connecticut statutory business trusts, were formed in October 2001 for the exclusive purpose of issuing and selling trust preferred securities.

PSB was acquired in 1999 and, coincident with that acquisition, was converted from a state-chartered thrift to a state-chartered commercial bank and the name of the institution was changed from Placer Savings Bank to Placer Sierra Bank. On March 23, 2001, Sacramento Commercial Bank (“SCB”), a wholly-owned subsidiary of CCB acquired in March 2001, was merged with and into PSB. Since that date, SCB has continued to market and operate in downtown Sacramento under the name Sacramento Commercial Bank, a division of Placer Sierra Bank. PSB owns three subsidiaries, two of which are inactive. The one active subsidiary, Central Square Company, Inc., engages in securities brokerage activities and fully divested itself of its other principal business activity, investments in certain real property, during 2002.

BOC is the product of the acquisition and merger of five community banks between 1997 and 2002. BOC was purchased by CCB in December 1998. A majority interest in Security First Bank (“SFB”) was purchased in November of 1997 and the remaining minority interest purchased in December 1999 when it was merged with and into BOC. CalWest Bank (formerly Downey National Bank) was purchased in November 1998. A majority interest in National Business Bank was acquired in November 1998 and the remaining minority interest was acquired in December 1999 when it was merged with and into CalWest Bank. In July of 2000, CalWest Bank was merged with and into BOC. In September of 1999, a majority interest in Cerritos Valley Bancorp (“CVB”) was acquired by the Company’s principal shareholder, the Fund. In August of 2002, the Fund acquired the minority interest in CVB, collapsed CVB with and into its wholly-owned subsidiary Cerritos Valley Bank and then merged Cerritos Valley Bank with and into BOC in a capital contribution transaction with its wholly-owned subsidiary SCC (see Note 20). BOC continues to operate three branches under the name CalWest Bank, a division of Bank of Orange County. BOC has one subsidiary which is inactive.

Nature of Operations

The Company conducts business through the Banks. The Banks are subject to the laws of the state of California and federal laws and regulations governing the financial services industry. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to regulation and supervision by the Board of Governors of the Federal Reserve System. The Banks provide a full range of banking services to individual and corporate customers through PSB’s 23 branches located in Placer, Sacramento, Nevada and El Dorado Counties and through BOC’s 9 branches located in Orange and Los Angeles Counties. On November 14, 2003, a branch sale transaction was consummated by PSB whereby another Northern California financial institution purchased the assets and assumed the liabilities of five branches located in Plumas and Sierra Counties. On December 13, 2002, a branch sale transaction was consummated by BOC whereby another Southern California financial institution purchased the assets and assumed the liabilities of one branch located in Torrance, California. The Banks derive their income primarily from interest received on real estate, commercial and consumer loans and, to a lesser extent, fees from the sale of loans, interest on investment securities and fees received in connection with servicing loans and deposit customers. The Banks’ major operating expenses are the interest they pay on deposits and borrowings and general operating expenses. The Banks rely on locally generated deposits.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS (Continued)

Nature of Operations (Continued)

The Banks are subject to competition from other financial institutions and their operating results, like those of other financial institutions operating in California, are significantly influenced by economic conditions in California, including the strength of the real estate market. In addition, both the fiscal and regulatory policies of the federal government and regulatory authorities that govern financial institutions and market interest rates also impact the Banks’ operating results.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and the consolidated accounts of its wholly-owned subsidiaries, PSB and BOC. All significant intercompany balances and transactions have been eliminated. The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

For financial reporting purposes, the Company’s investments in Placer Statutory Trust II, Placer Trust and Southland Statutory Trust I are accounted for under the equity method and are included in other assets on the consolidated balance sheet. The junior subordinated debentures issued and guaranteed by the Company and held by the trusts are reflected on the Company’s consolidated balance sheet in accordance with provisions of FASB Interpretation No. 46, Consolidation of Variable Interest Entities. Under applicable regulatory guidelines, all of the trust preferred securities currently qualify as Tier 1 capital (see Note 13).

The reorganizations described in Note 1 involved entities under common control. As such, the financial statements of the Company for the years ended December 31, 2003, 2002 and 2001 include the operations of SCC for those years as though they were consolidated as of the beginning of the year 2001. Additionally, the financial statements of the Company for the year ended December 31, 2001 include operations for that year as though the transfer of the net assets of PCC to CCB and the subsequent contribution of the net assets of PSB to the Company and BOC to SCC had occurred at the beginning of the year. Accordingly, the results of operations for the year ended December 31, 2001 include the operations of PCC prior to the reorganization combined with the operations of the Company from inception. In addition, operations of the Company for the year ended December 31, 2001 reflect the operations of SCB, which was merged into PSB on March 23, 2001, and the merger of CVB, which was merged into BOC on August 15, 2002. In addition, in order to reflect all of the costs of doing business for the year ended December 31, 2001, the income statement of the Company includes the following expenses incurred by CCB on behalf of its subsidiaries PCC, PSB and BOC during that period (dollars in thousands):

Officer and employee salaries and benefits	$1,202
Auditing and tax services	262
Insurance	115

$1,579

For amounts not directly attributable to the subsidiaries, management determined the above allocations, based on the relative size of the CCB subsidiaries on whose behalf the services were rendered, to be reasonable.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan and lease losses. In connection with the determination of the allowance for loan and lease losses, management obtains independent appraisals for significant properties, evaluates overall loan portfolio characteristics and delinquencies and monitors economic conditions.

Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment Securities

Investments can be classified into the following categories:

•	Securities available-for-sale, reported at market value, with unrealized gains and losses excluded from earnings and reflected, net of tax, as a separate component of shareholders’ equity in accumulated other comprehensive income.

•	Securities held-to-maturity, which management has the intent and the Company has the ability to hold to maturity, are carried at cost, adjusted for amortization of premiums and the accretion of discounts.

Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

Net gains or losses on the sale of investment securities, computed on the specific identification method, are shown separately in non-interest income in the consolidated statement of income. Interest earned on investment securities is included in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

Federal Reserve Bank and Federal Home Loan Bank Stock

Investments in Federal Reserve Bank (“FRB”) and Federal Home Loan Bank (“FHLB”) stock are carried at cost and are redeemable at par. FRB stock is a required investment based on the Bank’s capital stock. Ownership of FHLB stock is a requirement to borrow through the FHLB.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Held for Sale and Related Servicing

Mortgage Loans

The Banks designate mortgage loans as either to be held in the Banks’ portfolios or sold in the secondary market at the date of origination. Loans held for sale are carried at the lower of cost or market value. Market value is determined by the specific identification method as of the balance sheet date or the date that the purchasers have committed to purchase the loans. At the time the loan is sold, the related right to service the loan is released in exchange for a one-time servicing-released premium. Gains and losses are recognized at the time of sale and are calculated based on the difference between the selling price and the allocated carrying value of loans sold. Any inherent risk of loss on loans sold is transferred to the buyer at the date of sale.

Mortgage Loans (Continued)

The Banks have made various representations and warranties associated with the sale of loans. These representations and warranties may require the Banks to repurchase loans with underwriting deficiencies as defined in the applicable sales agreements and certain past due loans within ninety days of sale. The Company did not experience losses during the years ended December 31, 2003, 2002 and 2001 under these representations and warranties.

Loans held for sale subsequently transferred to loans held for investment are transferred at the lower of cost or market value at the date of transfer. Any difference between the carrying amount of the loan and its outstanding principal balance is recognized as an adjustment to yield by the interest method.

Government Guaranteed Loans

Included in the portfolio are loans which are 75% to 90% guaranteed by the Small Business Administration (SBA) and U.S. Department of Agriculture and Rural Business—Cooperative Service (RBS). The guaranteed portion of these loans may be sold to a third party, with the Banks retaining the unguaranteed portion. The Banks generally receive a premium in excess of the adjusted carrying value of the loan at the time of sale. The Banks may be required to refund a portion of the sales premium if the borrower defaults or the loan prepays within ninety days of the settlement date.

The Banks’ investment in the loan is allocated between the retained portion of the loan, the servicing asset, the interest-only strip, and the sold portion of the loan based on their relative fair values on the date the loan is sold. The gain on the sold portion of the loan is recognized as income at the time of sale. The carrying value of the retained portion of the loan is discounted based on the estimated value of a comparable non-guaranteed loan. Significant future prepayments of these loans will result in the recognition of additional amortization of related servicing assets and an adjustment to the carrying value of related interest-only strips.

All government guaranteed loans have been originated as loans held for investment during the years ended December 31, 2003, 2002 and 2001. The Banks service SBA and RBS government guaranteed loans for others which were originated and sold in prior years totaling $37,406,000 and $44,958,000 as of December 31, 2003 and 2002, respectively. When servicing is retained, a servicing asset is recognized as a separate asset to the extent that normal servicing revenue exceeds the cost of servicing. Servicing assets are amortized in proportion to, and over the period of, estimated future net servicing income. In addition, interest-only strips were not material for disclosure purposes.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and Leases Held for Investment

Loans and leases held for investment are reported at the principal amounts outstanding, adjusted for unearned income, deferred loan origination fees and costs, purchase premiums and discounts, write-downs and the allowance for loan and lease losses. Loan and lease origination fees, net of certain deferred origination costs, and purchase premiums and discounts are recognized as an adjustment to the yield of the related loans and leases.

The accrual of interest on loans and leases is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed against current income unless the loan or lease is in the process of collection. Interest received on nonaccrual loans and leases is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans and leases are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Direct financing leases are carried net of unearned income. Income from leases is recognized by a method that approximates a level yield on the outstanding net investment in the lease.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is maintained at a level that, in management’s judgment, is adequate to absorb loan and lease losses inherent in the loan and lease portfolio. The allowance for loan and lease losses is increased by a provision for loan and lease losses that is charged to expense and reduced by charge-offs, net of recoveries. The amount of the allowance is based on management’s evaluation of the collectibility of the loan and lease portfolio, historical loss experience, and other significant qualitative factors affecting loan and lease portfolio collectibility. These other significant factors include the level and trends in delinquent, non-accrual and adversely classified loans and leases, trends in volume and terms of loans and leases, levels and trends in credit concentrations, effects of changes in underwriting standards, policies, procedures and practices, national and local economic trends and conditions, changes in capabilities and experience of lending management and staff and other external factors including industry conditions, competition and regulatory requirements.

The methodology for evaluating the adequacy of the allowance for loan and lease losses has two basic elements: first, the identification of impaired loans and the measurement of impairment for each individual loan identified; and second, a method for estimating a general allowance for loan and lease losses.

A loan or lease is considered impaired when it is probable that all contractual principal and interest payments due will not be collected in accordance with the terms of the loan or lease agreement. Impairment on individually identified loans or leases that are not collateral dependent is measured based on the present value of expected future cash flows discounted at each loan or lease’s original effective interest rate. For loans that are collateral dependent, impairment is measured based on the fair value of the collateral less estimated selling costs.

In estimating the general allowance for loan and lease losses, the balance of the loan portfolio is grouped into segments that have common characteristics, such as loan type, collateral type or risk rating. Loans typically segregated by risk rating are those that have been assigned ratings (using regulatory definitions) of special mention, substandard and doubtful. Loans graded loss are generally charged off immediately.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan and Lease Losses (Continued)

For each general allowance portfolio segment, loss factors are applied to calculate the required allowance. These loss factors are based upon three years of historical loss rates, adjusted for qualitative factors representing other significant factors affecting loan portfolio collectibility as described above. Qualitative adjustment factors adjust historical loss factors.

The specific allowance for impaired loans and the general allowance are combined to determine the required allowance for loan and lease losses. The amount calculated is compared to the actual allowance for loan and lease losses at each quarter end and any shortfall is covered by an additional provision for loan and lease losses. As a practical matter, the allowance methodology may show that an unallocated allowance exists at quarter end. Any such amounts exceeding a minor percentage of the allowance will be removed from the allowance for loan and lease losses by a credit to the allowance for loan and lease losses.

Though management believes the allowance for loan and lease losses to be adequate, ultimate losses may vary from their estimates. In addition, the FRB and California Department of Financial Institutions, as an integral part of their examination process, review the allowance for loan and lease losses. These agencies may require additions to the allowance for loan and lease losses based on their judgment about information available at the time of their examinations.

Allowance for Losses Related to Undisbursed Loan and Lease Commitments

The Company maintains a separate allowance for losses related to undisbursed loan and lease commitments. Management estimates the amount of probable losses by applying the loss factors used in the allowance for loan and lease loss methodology to an estimate of the expected usage of undisbursed commitments for each loan or lease type. The allowance totaled $487,000 and $426,000 at December 31, 2003 and 2002, respectively, and is included in accrued interest payable and other liabilities on the consolidated balance sheet.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful lives of premises are estimated to be forty years. The useful lives of furniture, fixtures and equipment are estimated to be three to five years. Leasehold improvements are capitalized and amortized over the life of the asset or the term of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

Impairment of long-lived assets is evaluated by management based upon an event or changes in circumstances surrounding the underlying assets which indicate long-lived assets may be impaired.

Other Real Estate

Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan and lease losses. A valuation allowance for losses on other real estate is maintained to provide for temporary

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate (Continued)

declines in value. The allowance is established through a provision for losses on other real estate which is included in other non-interest expense. Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expense as incurred.

Goodwill

Placer Sierra Bank and Sacramento Commercial Bank were acquired in 1999 and 2000, respectively, and the acquisitions were accounted for using the purchase method of accounting. The goodwill resulting from these transactions represents the amount by which the purchase price exceeded the fair value of the net assets acquired and totaled $33.6 million and $20.8 million for Placer Sierra Bank and Sacramento Commercial Bank, respectively. Prior to January 1, 2002, goodwill was amortized using the straight-line method over the expected periods to be benefited, not to exceed 25 years.

Bank of Orange County is the product of the acquisitions and mergers of five community banks between 1997 and 2002. The acquisitions were accounted for using the purchase method of accounting. The goodwill resulting from these transactions represents the amount by which the purchase price exceeded the fair value of the net assets acquired. Several of the transactions resulted in goodwill being created through multiple transactions whereby a majority interest was acquired then followed by the acquisition of the remaining minority interests. The amortization for each amount of goodwill recognized was amortized using a straight-line method over the expected periods to be benefited. The amount of goodwill generated relating to each bank for all acquisition activity and the original amortization period for each bank acquired is as follows (dollars in thousands):

Bank	Goodwill	Amortization Period
		(in years)
Bank of Orange County	$5,858	25
Downey National Bank	6,806	25
Security First Bank	3,713	15
National Business Bank	332	15
Cerritos Valley Bank	9,683	15

On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under this Statement, goodwill is evaluated periodically for impairment rather than amortized. The adoption of this pronouncement replaced the amortization of goodwill with an annual impairment test. There was no impairment recognized for the years ended December 31, 2003 or 2002.

Other Intangible Assets

Other intangible assets include core deposit intangibles (the value of the long-term deposit relationships that were assumed when the banks were acquired) and favorable lease rights (the value of a below-market lease at the time SCB was acquired). Core deposit intangibles are amortized using a method that approximates the expected run-off of the deposit base, which ranges from seven to ten years. In addition, the portion of the unamortized core deposit intangible related to the deposits assumed by another financial institution during 2003 was written off (see Note 15). The favorable lease rights are being amortized using the straight line method over the remaining term of the associated lease.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Intangible Assets (Continued)

The Company periodically evaluates whether events and circumstances have occurred that may affect the estimated useful lives or the recoverability of the remaining balance of these intangible assets. An asset is deemed impaired if the sum of the expected future cash flows is less than the carrying amount of the asset and any excess value will be written off through a charge to current operations. Management does not believe that other intangible assets have been impaired at December 31, 2003 or 2002.

Securities Sold under Agreements to Repurchase

The Company sells securities under agreements to repurchase. The agreements generally have durations of one day and are fully collateralized. Securities sold under repurchase agreements are recorded as short-term borrowings (see Note 8).

Income Taxes

The Company files its income taxes on a consolidated basis with its subsidiaries. The allocation of income tax expense represents each entity’s proportionate share of the consolidated provision for income taxes.

Income taxes are accounted for using the asset and liability method. Under the asset and liability method, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates would be recognized in income in the period that includes the enactment date.

Salary Continuation Agreements

The Company has entered into agreements to provide certain current and former executives, or their designated beneficiaries, with annual benefits for up to 15 years after retirement or death. These benefits are substantially equivalent to those available under life insurance policies purchased by the Company on the lives of the executives. The Company accrues for these future benefits from the effective date of the agreements until the executives’ expected final payment dates in a systematic and rational manner. At the balance sheet date, the amount of accrued benefits approximates the then present value of the benefits expected to be provided at retirement.

Comprehensive Income

Comprehensive income consists of net income and the net change in unrealized gains and losses on securities available-for-sale, net of tax, and is presented in the consolidated statement of changes in shareholders’ equity and comprehensive income.

Stock-Based Compensation

At December 31, 2003, the Company has two stock-based compensation plans and three stock purchase and grant agreements which are described more fully in Note 12. The Company accounts for these plans and agreements under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

Issued to Employees, and related Interpretations. No stock-based compensation cost related to the stock option plans and stock purchase agreements is reflected in net income as all options granted under these stock option plans and stock purchase and grant agreements had an exercise or purchase price of not less than the fair market value of the underlying common stock on the date of the grant or agreement.

Pro forma adjustments to the Company’s consolidated net earnings and earnings per share are disclosed during the years in which the options become vested. No options granted in 2003 have become vested pursuant to the provisions of the agreements under which the options were granted and accordingly, no pro forma expense was recognized in 2003 for options granted in 2003. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based compensation.

	2003	2002	2001
Net income, as reported	$15,330	$9,228	$3,325
Add: Stock-based compensation expense from stock granted under stock purchase and grant agreements included in reported net income, net of related tax effects	124	1,015	—
Deduct: Total stock-based compensation expense determined under the fair value based method for all awards, net of related tax effects	(124)	(1,015)	—

Pro forma net income	$15,330	$9,228	$3,325

Basic and diluted earnings per share – as reported	$1.13	$0.70	$0.25
Basic and diluted earnings per share – pro forma	$1.13	$0.70	$0.25

The fair value of the options granted and stock purchase and grant agreements entered into during the years ended December 31, 2003 and 2002 are noted below and were based on an option-pricing model with the following assumptions and prices:

	2003	2002
Dividend yield (not applicable)
Expected volatility (not applicable)
Risk-free interest rate	3.11%	4.08%
Expected option life	5 years	5 years
Weighted average fair value of options granted during the year	$0.31	$—

Earnings Per Share

Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of New Financial Accounting Standards

On April 30, 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies the accounting for derivative instruments by providing guidance related to circumstances under which a contract with a net investment meets the characteristics of a derivative as discussed in SFAS No. 133. The Statement also clarifies when a derivative contains a financing component. The Statement is intended to result in more consistent reporting for derivative contracts and must be applied prospectively for contracts entered into or modified after June 30, 2003, except for hedging relationships designated after June 30, 2003. In management’s opinion, adoption of this Statement did not have a material impact on the Company’s consolidated financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For mandatorily redeemable financial instruments of a nonpublic entity, this Statement shall be effective for existing or new contracts for fiscal periods beginning after December 15, 2004. The Company adopted the provisions of this Statement on July 1, 2003 and, in management’s opinion, adoption of this Statement did not have a material effect on the Company’s consolidated financial position or results of operations.

In December 2003, the FASB revised FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. The Company adopted FIN 46 on December 31, 2003. Adoption of this standard required the Company to deconsolidate its investment in Placer Statutory Trust II and Southland Statutory Trust I. The deconsolidation of Placer Statutory Trust II and Southland Statutory Trust I, formed in connection with the issuance of trust preferred securities, appears to be an unintended consequence of FIN 46. In management’s opinion, the effect of deconsolidation on the Company’s financial position and results of operations was not material.

In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. In May 2004, the FRB requested comment on a proposal rule that would permit trust preferred securities to continue to be included as Tier 1 capital of bank holding companies subject to stricter quantitive limitations. The proposal provides a three-year transition period for bank holding companies to meet the new, stricter guidelines.

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-03, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-03). This SOP addresses accounting for differences between contractual cash

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of New Financial Accounting Standards (Continued)

flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP does not apply to loans originated by the entity. This SOP limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. This SOP prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment, thereby retaining the accretable yield on the loan as adjusted.

This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination.

This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Management has not completed its evaluation of the impact this pronouncement may have on the Company’s financial position or results of operations.

Reclassifications

Certain amounts in 2002 and 2001 have been reclassified to conform with the 2003 financial statement presentations.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT SECURITIES AVAILABLE-FOR-SALE

The following tables summarize the Company’s investment securities available-for-sale (dollars in thousands):

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury securities	$1,998	$—	$—	$1,998
U.S. Government agencies	198,867	1,496	(748)	199,615
Obligations of states and political subdivisions	11,261	1,028	(11)	12,278
Other securities	5,360	54	(3)	5,411

	$217,486	$2,578	$(762)	$219,302

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury securities	$20,154	$205	$—	$20,359
U.S. Government agencies	182,904	2,199	—	185,103
Obligations of states and political subdivisions	11,383	1,032	—	12,415
Other securities	4,789	101	(1)	4,889

	$219,230	$3,537	$(1)	$222,766

Net unrealized gains on investment securities available-for-sale totaling $1,816,000 and $3,536,000 are recorded, net of $748,000 and $1,453,000 in tax liabilities, as accumulated other comprehensive income within shareholders’ equity at December 31, 2003 and 2002, respectively.

Proceeds and gross realized gains on the sale of investment securities available-for-sale were $110,416,000 and $760,000, respectively, for the year ended December 31, 2003. Proceeds, gross realized gains and gross realized losses on the sale of investment securities available-for-sale were $65,558,000, $1,083,000 and $8,000, respectively, for the year ended December 31, 2002. Proceeds, gross realized gains and gross realized losses on the sale of investment securities available-for-sale were $70,708,000, $1,769,000 and $59,000, respectively, for the year ended December 31, 2001.

Investment securities with unrealized losses at December 31, 2003 are summarized and classified according to the duration of the loss period as follows (dollars in thousands):

	Less than 12 Months
	Fair Value	Unrealized Losses
U.S. Government agencies	$82,222	$(748)
Obligations of states and political subdivisions	693	(11)
Other securities	621	(3)

	$83,536	$(762)

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

Management periodically evaluates each investment security relying primarily on industry analyst reports, observation of market conditions and interest rate fluctuations. Management believes it will be able to collect all amounts due according to the contractual terms of the underlying investment securities and that the noted decline in fair value is due only to interest rate fluctuations.

The amortized cost and estimated market value of investment securities available-for-sale at December 31, 2003 by contractual maturity are shown below (dollars in thousands):

	Amortized Cost	Estimated Market Value
Maturing within one year	$24,401	$24,553
Maturing after one year through five years	9,323	9,606
Maturing after five years through ten years	178,767	180,073
Maturing after ten years	993	1,036

	213,484	215,268
Investment securities not due at a single maturity date:
Other securities	4,002	4,034

Total investment securities available-for-sale	$217,486	$219,302

Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

Investment securities available-for-sale with amortized costs totaling $65,725,000 and $45,825,000 and estimated market values totaling $65,842,000 and $47,582,000 were pledged to secure bankruptcy and local agency deposits, treasury, tax and loan accounts and repurchase agreements (see Note 8) at December 31, 2003 and 2002, respectively.

4. LOANS AND LEASES HELD FOR INVESTMENT

Loans and leases held for investment are comprised of the following (dollars in thousands):

	December 31,
	2003	2002
Real estate—mortgage	$665,738	$581,735
Real estate—construction	116,052	78,466
Commercial	132,979	169,673
Consumer	11,086	15,061
Leases receivable and other	27,571	31,758

Gross loans and leases	953,426	876,693

Deferred loan and lease fees, net	(628)	(286)
Allowance for loan and lease losses	(13,343)	(12,450)

Total loans and leases held for investment	$939,455	$863,957

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. LOANS AND LEASES HELD FOR INVESTMENT (Continued)

The components of the Company’s leases receivable are summarized below (dollars in thousands):

	December 31,
	2003	2002
Future minimum lease payments	$24,297	$29,642
Residual interests	4,658	4,658
Unearned income	(2,429)	(2,926)

	$26,526	$31,374

Future minimum lease payments are as follows (dollars in thousands):

Year Ending December 31,
2004	$8,986
2005	7,031
2006	4,713
2007	3,125
2008 and thereafter	442

$24,297

A summary of the activity in the allowance for loan and lease losses follows (dollars in thousands):

	Year Ended December 31,
	2003	2002	2001
Balance, beginning of year	$12,450	$12,363	$12,739
(Credit) provision charged to operations	(6)	(485)	4,747
Losses charged to allowance	(1,042)	(1,722)	(6,034)
Recoveries of loans and leases previously charged off	1,941	2,294	911

Balance, end of year	$13,343	$12,450	$12,363

The recorded investment in loans and leases that were considered to be impaired (nonaccrual loans and leases) totaled $2,981,000 and $4,059,000 at December 31, 2003 and 2002, respectively. The related allowance for loan and lease losses for these impaired loans and leases at December 31, 2003 and 2002 was $1,081,000 and $671,000, respectively.

The average recorded investment in impaired loans and leases during 2003, 2002 and 2001 was $2,091,000, $2,976,000 and $5,028,000, respectively. Interest income on impaired loans and leases is generally recognized on a cash basis and was not significant for the years ended December 31, 2003, 2002 and 2001. Interest foregone on nonaccrual loans and leases totaled $162,000, $181,000 and $397,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Certain loans have been pledged to secure short-term borrowing arrangements (see Note 8).

For the years ended December 31, 2003, 2002 and 2001, salaries and employee benefits totaling $3,048,000, $2,613,000 and $3,279,000, respectively, have been deferred as loan and lease origination costs to be amortized over the estimated lives of the related loans and leases.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. PREMISES AND EQUIPMENT

Premises and equipment consisted of the following (dollars in thousands):

	December 31,
	2003	2002
Land	$3,689	$4,912
Bank premises	13,956	14,850
Furniture, fixtures and equipment	11,112	10,999
Leasehold improvements	4,525	4,441

	33,282	35,202
Less accumulated depreciation and amortization	(13,227)	(11,401)

	$20,055	$23,801

Depreciation and amortization included in occupancy and equipment expense totaled $3,024,000, $3,564,000 and $3,426,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

6. OTHER ASSETS

Other assets consisted of the following (dollars in thousands):

	December 31,
	2003	2002
Accrued interest receivable	$6,916	$6,434
Prepaid expenses	1,827	2,084
Amounts due from affiliate under tax sharing agreement	—	721
Other	4,495	4,296

	$13,238	$13,535

7. INTEREST-BEARING DEPOSITS

Interest-bearing deposits consisted of the following (dollars in thousands):

	December 31,
	2003	2002
Interest-bearing demand	$192,426	$205,933
Money market	212,632	188,403
Savings	129,545	123,976
Time, under $100,000	140,796	179,507
Time, $100,000 or more	83,150	110,078

	$758,549	$807,897

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INTEREST-BEARING DEPOSITS (Continued)

Aggregate annual maturities of time deposits are as follows (dollars in thousands):

Year Ending December 31,
2004	$174,145
2005	39,752
2006	5,874
2007	1,867
2008	2,288
Thereafter	20

$223,946

Interest expense recognized on interest-bearing deposits consisted of the following (dollars in thousands):

	Year Ended December 31,
	2003	2002	2001
Interest-bearing demand	$851	$1,958	$2,319
Money market	1,515	2,197	4,055
Savings	568	887	1,383
Time, under $100,000	3,046	6,338	12,431
Time, $100,000 or more	2,425	4,490	7,421

	$8,405	$15,870	$27,609

8. SHORT-TERM BORROWING ARRANGEMENTS

The Company has unsecured federal funds lines with its correspondent banks which, in the aggregate, amounted to $21,000,000 and $16,000,000 at December 31, 2003 and 2002, respectively, at interest rates which vary with market conditions. The Company may borrow funds on a short-term or overnight basis under these lines. There were no borrowings under these lines of credit at December 31, 2003 or 2002. At December 31, 2003, Placer Sierra Bank could borrow up to $33,599,000 from the Federal Home Loan Bank, secured by qualifying first mortgage loans with a carrying value of $58,391,000. There were no borrowings from the Federal Home Loan Bank at December 31, 2003 and 2002.

The Company enters into sales of securities under agreements to repurchase which generally mature within one day. At December 31, 2003 and 2002, the Company had $41,221,000 and $10,228,000 outstanding in repurchase agreements at interest rates ranging from .30% to 1.15% and .50% to .90%, respectively. The Company maintains effective control of the related securities and therefore the securities repurchased are the same as those transferred. The maximum and average balances outstanding during 2003 related to repurchase agreements were $41,221,000 and $11,637,000, respectively. The maximum and average balances outstanding during 2002 related to repurchase agreements were $10,228,000 and $8,214,000, respectively. The average interest rate for repurchase agreements for the years ended December 31, 2003 and 2002 was .51% and .67%, respectively. Securities underlying the agreements are carried as investment securities available-for-sale (see Note 3). At December 31, 2003 and 2002, these securities had estimated market values of $50,638,000 and $24,801,000 and amortized costs of $51,000,000 and $24,163,000, respectively.

As of December 31, 2003 and 2002, the Company had a line of credit at the Loan and Discount Window of the Federal Reserve Bank of San Francisco with a limit of approximately $1,000,000, none of which was outstanding. Advances under this line are subject to the Company providing qualifying collateral.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. INCOME TAXES

The provision for income taxes follows (dollars in thousands):

	Year Ended December 31,
	2003	2002	2001
Federal:
Current	$5,014	$3,996	$4,835
Deferred	1,004	(1,260)	(827)

	6,018	2,736	4,008

State:
Current	1,524	2,487	1,824
Deferred	889	(513)	(320)

	2,413	1,974	1,504

Credited to minority interest	—	97	—

	$8,431	$4,807	$5,512

The effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below (dollars in thousands):

	December 31,
	2003	2002
Deferred tax assets:
Allowance for loan and lease losses	$5,191	$5,382
Deferred compensation	1,420	3,183
Nonaccrual interest	37	52
Investment portfolio discount	—	320
Loan portfolio discount	181	308
Other real estate	152	11
Deferred loan premiums	248	300
State income taxes	1,436	1,404
Net operating loss carryforwards	704	781
Other	696	422

Deferred tax assets before valuation allowance	10,065	12,163
Valuation allowance	—	(500)

Deferred tax assets after valuation allowance	10,065	11,663

Deferred tax liabilities:
Core deposit intangible	$(3,851)	$(4,991)
Unrealized gain on securities available-for-sale	(748)	(1,453)
Stock dividends on FHLB stock	(772)	(994)
Deferred loan fees	(1,433)	(1,209)
Premium on loans	(103)	(54)
Investment portfolio premium	(25)	—
Depreciation	(4,149)	(3,568)
Lease origination costs	(369)	(372)
Equipment lease income, net	(3,094)	(2,116)
Prepaid expenses	(234)	(373)
Other	(31)	(89)

Total deferred tax liabilities	(14,809)	(15,219)

Net deferred tax liabilities	$(4,744)	$(3,556)

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. INCOME TAXES (Continued)

The expense for income taxes differs from amounts computed by applying the statutory federal income tax rates to income before income taxes. The significant items comprising these differences consisted of the following (dollars in thousands):

	Year Ended December 31,
	2003	2002	2001
Income tax expense at federal statutory rate	$8,265	$4,883	$2,088
Increase (decrease) resulting from:
State franchise tax expense, net of federal tax effect	1,566	990	402
Tax exempt income	(179)	(166)	(171)
Goodwill and intangible asset amortization	—	—	1,247
Cash surrender value of life insurance policies	(256)	(288)	(192)
(Reversal) establishment of valuation allowance	(500)	(896)	2,067
Reversal of prior year excess tax accruals	(322)	—	—
Other	(143)	284	71

Total	$8,431	$4,807	$5,512

Effective tax rate	35.5%	34.0%	89.7%

The Company has available for federal income tax purposes net operating loss carryforwards of $1,101,000, which expire in 2017. The Company has state franchise tax net operating loss carryforwards of $4,608,000, which expire in 2011 through 2013. The net operating losses are subject to annual limitations on their use. These limitations vary according to the years in which the net operating losses arose and to some extent may impact the amount of the losses that may be utilized in future years.

10. JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

Placer Trust II

Placer Statutory Trust II is a Connecticut business trust formed by the Company with capital of $774,000 for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by the Company. During the fourth quarter of 2001, Placer Statutory Trust II issued 25,000 Floating Rate Capital Trust Pass-Through Securities (“Trust Preferred Securities”), with a liquidation value of $1,000 per security, for gross proceeds of $25,000,000. The entire proceeds of the issuance were invested by Placer Statutory Trust II in $25,774,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Subordinated Debentures”) issued by the Company, with identical maturity, repricing and payment terms as the Trust Preferred Securities. The Subordinated Debentures represent the sole assets of Placer Statutory Trust II. The Subordinated Debentures mature on December 18, 2031 and bear an interest rate at December 31, 2003 of 4.77% (based on 3-month LIBOR plus 3.60%), with repricing occurring and interest payments due quarterly. The Subordinated Debentures are redeemable by the Company, subject to receipt by the Company of prior approval from the Federal Reserve Board of Governors, on any March 18th or December 18th on or after December 18, 2006. The redemption price is par plus accrued and unpaid interest, except in the case of redemption under a special event which is defined in the debenture. The Trust Preferred Securities are subject to mandatory redemption to the extent of any early redemption of the Subordinated Debentures and upon maturity of the Subordinated Debentures on December 18, 2031.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES (Continued)

Placer Trust II (Continued)

Holders of the Trust Preferred Securities are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security at an interest rate at December 31, 2003 of 4.77%. For each successive period beginning on March 18 of each year, the rate will be adjusted to equal the 3-month LIBOR plus 3.60%; provided, however, that prior to December 18, 2006, such annual rate shall not exceed 12.50%. Placer Statutory Trust II has the option to defer payment of the distributions for a period of up to five years, as long as the Company is not in default on the payment of interest on the Subordinated Debentures. The Trust Preferred Securities were sold and issued in private transactions pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the Trust Preferred Securities.

Placer Trust

To facilitate the capital structure of the acquisition of PSB by PCC in August 1999, Placer Capital Funding and Placer Trust were organized. Placer Capital Funding obtained a commercial bank loan from an unaffiliated bank, the majority of the proceeds from which were used to purchase $18.5 million of trust preferred securities from Placer Trust. The trust preferred securities represented preferred, undivided beneficial interests in the assets of Placer Trust, which consisted solely of the subordinated debentures and payments under the debentures issued by PCC to the trust. The subordinated debentures bore interest at a fixed interest rate of 8%, and matured at the expiration of 30 years after the date of issuance. The distributions on the trust preferred securities were fixed at a rate per annum of 8% of the liquidation value of the trust preferred securities.

The trust preferred securities were subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption. Subject to the approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, the subordinated debentures were redeemable prior to maturity at the option of PCC at the expiration of five years after issuance or, under some circumstances relating to tax treatment or capital treatment of the trust preferred securities, within 90 days of the occurrence of such circumstances.

Prior to the reorganization of PCC discussed in Note 1, the above commercial bank loan was repaid, the trust preferred securities were redeemed by Placer Trust, the subordinated debentures were redeemed by PCC and Placer Capital Funding and Placer Trust were dissolved. The funds used to facilitate this transaction were obtained through the issuance of the trust preferred securities by Placer Statutory Trust II as discussed above.

Southland Statutory Trust I

Southland Statutory Trust I is a Connecticut business trust formed by the Company with capital of $372,000 for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by the Company. During the fourth quarter of 2001, Southland Statutory Trust I issued 12,000 Floating Rate Capital Trust Pass-Through Securities (“Trust Preferred Securities”), with a liquidation value of $1,000 per security, for gross proceeds of $12,000,000. The entire proceeds of the issuance were invested by Southland Statutory Trust I in $12,372,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Subordinated Debentures”) issued by the Company, with identical maturity, repricing and payment terms as the Trust Preferred Securities. The Subordinated Debentures represent the sole assets of Southland Statutory Trust I. The Subordinated Debentures mature on December 18, 2031 and bear an interest rate at December 31, 2003 of 4.77% (based on 3-month LIBOR plus 3.60%), with repricing occurring and interest payments due quarterly. The

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES (Continued)

Southland Statutory Trust I (Continued)

Subordinated Debentures are redeemable by the Company, subject to receipt by the Company of prior approval from the Federal Reserve Board of Governors, on any March 18th or December 18th on or after December 18, 2006. The redemption price is par plus accrued and unpaid interest, except in the case of redemption under a special event which is defined in the debenture. The Trust Preferred Securities are subject to mandatory redemption to the extent of any early redemption of the Subordinated Debentures and upon maturity of the Subordinated Debentures on December 18, 2031.

Holders of the Trust Preferred Securities are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security at an interest rate at December 31, 2003 of 4.77%. For each successive period beginning March 18th of each year, the rate will be adjusted to equal the 3-month LIBOR plus 3.60%; provided, however, that prior to December 8, 2006, such annual rate shall not exceed 12.50%. Southland Statutory Trust I has the option to defer payment of the distributions for a period of up to five years, as long as the Company is not in default on the payment of interest on the Subordinated Debentures. The Trust Preferred Securities were sold and issued in private transactions pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the Trust Preferred Securities.

11. COMMITMENTS AND CONTINGENCIES

Leases

As of December 31, 2003, aggregate minimum rental commitments under the Company’s operating leases having initial or remaining noncancelable lease terms in excess of one year are as follows (dollars in thousands):

Year Ending December 31,
2004	$2,231
2005	1,407
2006	1,045
2007	658
2008	472
Thereafter	1,354

$7,167

The Company has subleased various office space to other companies under noncancellable agreements which expire at various dates through February 2005 and require sublease rentals of $322,000. The Company’s minimum lease payments presented above have not been reduced by minimum sublease rentals.

Rental expense under operating leases totaled $2,294,000, $2,437,000 and $2,363,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Sublease income from operating leases totaled $440,000, $402,000 and $348,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Most of the leases provide that the Company pay taxes, maintenance, insurance, and certain other operating expenses applicable to the leased premises in addition to the minimum monthly payments. Some of the operating leases have built in escalation clauses. Management expects that, in the normal course of business, the leases for space that the Company currently occupies will be renewed or replaced by other leases upon expiration.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES (Continued)

Federal Reserve Requirements

Banks are required to maintain reserves with Federal Reserve Banks equal to a percentage of their reservable deposits less vault cash. The reserve balances maintained at the FRB at December 31, 2003 and 2002 were $359,000 and $497,000, respectively.

Correspondent Banking Agreements

The Company maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $32,980,000 and $26,023,000 at December 31, 2003 and 2002, respectively.

Financial Instruments With Off-Balance-Sheet Risk

The Banks are party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of their customers. These financial instruments consist of commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Banks’ exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Banks use the same credit policies in making commitments and letters of credit as they do for loans and leases included on the consolidated balance sheet.

The following financial instruments represent off-balance-sheet credit risk (dollars in thousands):

	December 31,
	2003	2002
Commitments to extend credit	$283,931	$227,069
Standby letters of credit	$3,595	$2,598

Commitments to extend credit consist primarily of unfunded single-family residential and commercial real estate construction loans and commercial revolving lines of credit. Construction loans are established under standard underwriting guidelines and policies and are secured by deeds of trust, with disbursements made over the course of construction. Commercial revolving lines of credit have a high degree of industry diversification. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party and are accounted for under Financial Accounting Standards Board Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others (FIN 45). FIN 45 requires that the guarantor recognize a liability for the guarantee equal to its fair value represented by the fees received for issuing the guarantee. Such fees were not considered to be material for recognition as a liability at December 31, 2003 and 2002. Standby letters of credit are generally issued for one year or less and secured by certificates of deposit.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES (Continued)

Lending Concentrations

The Banks grant commercial, real estate and consumer loans to customers in the regions the Banks serve in Northern and Southern California. Although the Banks have diversified loan portfolios, a substantial portion of their debtors’ ability to honor their contracts is dependent upon the strength of the real estate market in the Banks’ primary service areas. At December 31, 2003, approximately 81% of the Banks’ loans were real estate related. Should the real estate market experience an overall decline in property values or should other events occur, including, but not limited to, adverse economic conditions (which may or may not affect real property values), the ability of the borrowers to make timely scheduled principal and interest payments on the Banks’ loans may be adversely affected, and in turn may result in increased delinquencies and foreclosures. Management monitors this risk by industry, geographical region and other factors on an ongoing basis in order to identify portfolio trends and take corrective action, if necessary, in a timely manner.

Contingencies

In November 2002, litigation related to claims arising from an alleged fraud involving the Reed Slatkin Investment Club was filed against four banking institutions, including BOC, by the Trustee of the bankruptcy estate of Reed Slatkin and a group of individuals and entities who were allegedly defrauded by Slatkin and the banks. BOC is being sued as the direct successor-in-interest to Pacific Inland Bank (PIB) which was acquired by BOC in 1999. PIB sold its trust assets to another bank that is also a defendant in the case in October 1993. The claims against BOC are based on alleged acts and omissions of PIB that occurred on or before the sale of the trust assets. The complaint seeks a multimillion dollar amount in damages based on the various banks’ alleged participation and support of Mr. Slatkin’s fraudulent scheme, discovered in 2001, and the banks’ alleged role as administrator for investors’ custodial accounts. The complaint’s causes of action include, but are not limited to, aiding and abetting fraud, breach of fiduciary duty, fraud, and negligence. The case is pending in United States District Court, Central District of California. Preliminary discovery has commenced and there has been no proceeding to determine whether any class or subclass of claimants can be certified by the Court. BOC intends to vigorously defend against these claims and has notified its insurance carrier of these claims. BOC’s insurance carrier is currently reimbursing BOC for its cost of defense, under a reservation of rights to insurance coverage in this matter. Any potential losses to BOC as a result of this action are not reasonably estimable, and, accordingly, no reserve for loss has been established in the Company’s consolidated financial statements. Any losses which might be suffered by BOC relating to this proceeding could impact the Company’s future profitability.

The Company is subject to other legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the consolidated financial position or results of operations of the Company.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. SHAREHOLDERS’ EQUITY

Earnings Per Share

A reconciliation of the numerators and denominators of the basic earnings per share computation is as follows (dollars in thousands, except per share data):

	Year Ended December 31,
	2003	2002	2001
Net income	$15,330	$9,228	$3,325

Weighted average shares outstanding	13,520,468	13,176,242	13,165,685

Basic earnings per share	$1.13	$0.70	$0.25

Diluted earnings per share were not presented because the exercise and purchase prices of the shares of Common Stock issuable under stock option and stock purchase agreements were equal to or greater than the stock’s fair value and their effect would be antidilutive.

Stock Options

The Company currently has two stock option plans, the Placer Sierra Bancshares 2002 Stock Option Plan and the Southland Capital Co. 2002 Stock Option Plan. Options in the Southland Capital Co. plan have been converted into options to purchase shares of the Company. All options granted to date have been nonstatutory stock options. The shares available for grant may be granted to anyone eligible to participate in the plans. The plans require that the option price may not be less than the fair market value of the stock at the date the option is granted. The options under the plans expire on dates determined by the Board of Directors, but not later than ten years from the date of grant. The vesting period is generally four years; however, the vesting period can be modified at the discretion of the Board of Directors. Outstanding options under the plans are exercisable until their expiration.

Certain directors, consultants and select employees of the Company and its affiliates held options in CCB. Those options were canceled in November and December of 2001 as part of the corporate reorganization described in Note 1.

A summary of the activity in the Placer Sierra Bancshares 2002 Stock Option Plan is as follows:

	2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding, beginning of year	925,564	$9.00	—	$—

Options granted	66,677	$9.00	990,853	$9.00
Options exercised	(153,040)	$9.00	(50)	$9.00
Options canceled	(35,930)	$9.00	(65,239)	$9.00

Options outstanding, end of year	803,271	$9.00	925,564	$9.00

Options exercisable, end of year	540,620	$9.00	516,582	$9.00

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. SHAREHOLDERS’ EQUITY (Continued)

Stock Options (Continued)

A summary of the activity in the Southland Capital Co. 2002 Stock Option Plan is as follows:

	2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding, beginning of year	657,092	$7.82	—	$—

Options granted	37,963	$7.82	689,054	$7.82
Options exercised	(2,608)	$7.82	—	$—
Options canceled	(29,333)	$7.82	(31,962)	$7.82

Options outstanding, end of year	663,114	$7.82	657,092	$7.82

Options exercisable, end of year	457,440	$7.82	330,973	$7.82

During 2002, an additional 47,897 stock options were granted to past directors of CCB and a former executive officer of PSB at a weighted average exercise price of $8.54 per share. Both the term and vesting period for each grant were designated by the Board of Directors. These options were accounted for under the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The options were determined to have only nominal value using an option-pricing model (for model assumptions used see Note 2). As a result, no compensation expense was recognized by the Company related to the granting of these options. During the year ended December 31, 2003, a total of 1,000 options were exercised and 16,678 options were canceled. At December 31, 2003, a total of 30,219 options were outstanding with a weighted average remaining life of 8.51 years. At December 31, 2003 and 2002, a total of 30,219 and 47,897 options were exercisable, respectively.

Stock Purchase and Grant Agreements

In October 2003, the Board of Directors approved a stock purchase and grant agreement with one of the Company’s executives. In consideration for the executive exercising options to purchase 20,233 shares at $9.00 per share, the Board granted to the executive 25,000 shares of the Company’s common stock. Compensation expense in the amount of $206,000, based on the fair value of the stock granted as determined by an independent third party, was recognized in 2003 in connection with this stock grant. In addition, the executive was granted a bonus totaling $182,000 to cover the income taxes related to this stock grant and payment of the bonus.

In December 2002, the Compensation Committee of the Board of Directors approved stock purchase and grant agreements with two of the Company’s executives. In consideration for the executives’ agreement to purchase 94,444 shares of the Company’s common stock at $9.00 per share, the executives were granted a total of 241,666 shares of the Company’s common stock. Compensation expense in the amount of $1,692,000, based on the fair value of the stock granted as determined by an independent third party, and the related common stock to be issued were recognized in connection with these stock grants during the year ended December 31, 2002. The Board of Directors ratified these agreements on February 12 and March 12, 2003 and the shares were issued. In addition, the executives were granted bonuses during 2002 totaling $1,729,000 to cover the income taxes related to these stock grants and the payment of the bonuses.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REGULATORY MATTERS

The Company and each Bank are subject to certain regulatory requirements administered by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (FDIC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks’ assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Each of these components is defined in the regulations. Management believes that the Company and each Bank exceeded all their minimum capital adequacy requirements as of December 31, 2003.

In addition, the most recent notification from the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed either Bank’s category. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier 1 risk-based and leverage capital ratios as set forth below (dollars in thousands):

	2003		2002
	Amount	Ratio	Amount	Ratio
Leverage Ratio

Placer Sierra Bancshares and subsidiaries	$123,181	9.2%	$103,822	7.8%
Minimum regulatory requirement	$53,712	4.0%	$53,406	4.0%

Placer Sierra Bank	$73,219	7.9%	$68,208	7.2%
Minimum requirement for “Well-Capitalized” institution	$46,341	5.0%	$47,367	5.0%
Minimum regulatory requirement	$37,072	4.0%	$37,894	4.0%
Bank of Orange County	$40,271	9.6%	$33,408	8.3%
Minimum requirement for “Well-Capitalized” institution	$20,975	5.0%	$20,125	5.0%
Minimum regulatory requirement	$16,780	4.0%	$16,100	4.0%

Tier 1 Risk-Based Capital Ratio

Placer Sierra Bancshares and subsidiaries	$123,181	12.3%	$103,822	11.0%
Minimum regulatory requirement	$40,059	4.0%	$37,740	4.0%

Placer Sierra Bank	$73,219	11.4%	$68,208	10.8%
Minimum requirement for “Well-Capitalized” institution	$38,536	6.0%	$37,893	6.0%
Minimum regulatory requirement	$25,691	4.0%	$25,263	4.0%
Bank of Orange County	$40,271	11.4%	$33,408	10.8%
Minimum requirement for “Well-Capitalized” institution	$21,195	6.0%	$18,560	6.0%
Minimum regulatory requirement	$14,130	4.0%	$12,373	4.0%

Total Risk-Based Capital Ratio

Placer Sierra Bancshares and subsidiaries	$135,715	13.6%	$115,618	12.3%
Minimum regulatory requirement	$80,118	8.0%	$75,480	8.0%

Placer Sierra Bank	$81,297	12.6%	$76,080	12.1%
Minimum requirement for “Well-Capitalized” institution	$64,228	10.0%	$63,156	10.0%
Minimum regulatory requirement	$51,382	8.0%	$50,524	8.0%
Bank of Orange County	$44,716	12.6%	$37,285	12.6%
Minimum requirement for “Well-Capitalized” institution	$35,325	10.0%	$30,933	10.0%
Minimum regulatory requirement	$28,260	8.0%	$24,747	8.0%

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REGULATORY MATTERS (Continued)

Dividend Restrictions

The Company’s ability to pay cash dividends is dependent on dividends paid to it by the Banks and limited by California law. Under California law, the holders of common stock of the Company are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available, subject to certain restrictions. California General Corporation Law prohibits the Company from paying dividends on its common stock unless: (i) its retained earnings, immediately prior to the dividend payment, equals or exceeds the amount of the dividend or (ii) immediately after giving effect to the dividend, the sum of the Company’s assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred liabilities) and the current assets of the Company would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, at least equal to 125% of its current liabilities.

Dividends from the Banks to the Company are restricted under certain federal laws and regulations governing banks. In addition, California law restricts the total dividend payments of any bank to the lesser of the bank’s retained earnings or the bank’s net income for the latest three fiscal years, less dividends previously paid during that period, at any time without the prior approval of the California Department of Financial Institutions. As of December 31, 2003, the maximum amount available for dividend distributions by the Banks to the Company under these restrictions was approximately $19,539,000.

14. BENEFIT PLANS

Salary Continuation Agreements

The Company entered into salary continuation agreements with one current and three former executives and provides benefits to one former executive of Sacramento Commercial Bank. The agreements provide for annual benefits for ten to fifteen years after retirement or death. The liability accrued as of December 31, 2003 and 2002 totaled $922,000 and $607,000, respectively. The expense recognized under these agreements totaled $391,000, $102,000 and $56,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

In connection with these agreements, the Company owns life insurance policies with cash surrender values totaling $2,272,000 and $1,886,000 at December 31, 2003 and 2002, respectively. One of these policies, with a cash surrender value of $299,000 at December 31, 2003, is held in a Rabbi Trust which limits its availability for general corporate purposes.

Deferred Compensation Agreement

The Company provides benefits under a deferred compensation agreement with a former executive of Sacramento Commercial Bank. Under the agreement, the executive deferred portions of his annual compensation and is entitled to a specified benefit based upon his age at time of retirement. The plan provides for monthly benefits for fifteen years. The liability accrued as of December 31, 2003 and 2002 totaled $247,000 and $258,000, respectively. The expense recognized under the arrangement totaled $26,000, $27,000 and $28,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

In 1993, Cerritos Valley Bank (CVB), which was acquired by BOC in August 2002 (Note 19), entered into a compensation agreement with its Chief Executive Officer which included, among other things, a deferred compensation plan. The former executive, who retired from the Bank during 2001, elected to defer compensation

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. BENEFIT PLANS (Continued)

Deferred Compensation Agreement (Continued)

earned during his tenure. Deferred compensation accrued interest at a rate of major bank prime plus 2% (6.00%, 6.25% and 6.75% at December 31, 2003, 2002 and 2001, respectively). Distributions under the plan occurred during the period from September 2002 to December 2002 and will again commence in January 2004 consisting of ninety-six payments of approximately $30,000. Included in accrued interest payable and other liabilities at December 31, 2003 and 2002 is deferred compensation of $2,281,000 and $2,146,000, respectively. In connection with the plan, BOC holds life insurance policies having cash surrender values of $4,943,000 and $4,684,000 at December 31, 2003 and 2002, respectively.

Officer Group Life Insurance Benefit

The Company purchased single deposit split-dollar life insurance policies on certain officers with death benefits available to the officers’ beneficiaries should the officer’s death occur while employed by the Company. The cash surrender value of these insurance policies totaled $19,619,000 and $18,706,000 at December 31, 2003 and 2002, respectively.

401(k) Savings Plan

The 401(k) savings plan (the “Plan”) allows participants to defer, on a pre-tax basis, up to 15% of their salary (subject to Internal Revenue Code limitations) and accumulate tax-deferred earnings as a retirement fund. The Company may make a discretionary contribution to match the participants’ contributions annually. The amount of the matching contribution may vary from year to year. The Company contributed $409,000, $351,000 and $342,000 to the Plan in 2003, 2002 and 2001, respectively.

15. SALE OF BRANCHES AND DEPOSITS

In 2003, a branch sale transaction was consummated whereby another California financial institution purchased the assets (primarily buildings, furniture and equipment) and assumed the liabilities (primarily deposits) of the Company’s branches located in Quincy, Portola, Loyalton, Kings Beach and Truckee. As a result of the transaction, assets and liabilities were both reduced by approximately $50 million. The components of the gain on sale of branches are as follows (dollars in thousands):

Premium on sale of branch deposits	$2,179
Write off of core deposit intangible	(481)
Other	(153)

$1,545

In 2002, a branch sale transaction was consummated whereby another California financial institution purchased the assets (primarily buildings, furniture and equipment) and assumed the liabilities (primarily deposits) of the Company’s branch located in Torrance, California. As a result of the transaction, assets and liabilities were both reduced by approximately $10 million. The components of the gain on sale of the branch are as follows (dollars in thousands):

Premium on sale of branch deposits	$350
Other	(96)

$254

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. OTHER EXPENSE

Other expense consisted of the following (dollars in thousands):

	Year Ended December 31,
	2003	2002	2001
Data and item processing	$4,882	$5,134	$4,718
Communications and postage	1,879	2,014	2,074
Professional fees	2,538	2,527	3,694
Administration	2,014	1,830	1,483
Loan-related costs	1,011	1,064	1,334
Advertising and business development	864	1,075	1,365
Stationery and supplies	848	891	1,059
Amortization of other intangible assets	2,119	2,484	2,895
Amortization of goodwill	—	—	3,637
Merger expenses	—	1,606	500
Other	2,957	2,039	3,694

	$19,112	$20,664	$26,453

17. RELATED PARTY TRANSACTIONS

Loans to Related Parties

During the normal course of business, the Banks enter into loans with related parties, including executive officers and directors. These loans are made with substantially the same terms, including rates and collateral, as loans to unrelated parties. The following is a summary of the aggregate activity involving related party borrowers (dollars in thousands):

Balance, January 1, 2003	$123

Disbursements	90
Amounts repaid	(137)

Balance, December 31, 2003	$76

Undisbursed commitments to related parties, December 31, 2003	$894

Transactions with Affiliates

As of December 31, 2002, accrued interest and other assets included receivables of $839,000 due from two affiliates. During 2003, the Company received $649,000 in cash payments on the amounts due and, on December 20, 2003, agreed to forgive the unpaid balance of $190,000. Since the Company and the affiliates are under the common ownership control of the Fund, the forgiveness of the unpaid balance is accounted for as an in-substance dividend from the Company to the Fund.

During 2003 and 2002, BOC received certain payroll and employee benefit services from an affiliate of SCC and paid $30,000 and $52,000, respectively, for these services.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. COMPREHENSIVE INCOME

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive (loss) income that historically has not been recognized in the calculation of net income. Unrealized gains and losses on the Company’s available-for-sale investment securities are included in other comprehensive (loss) income. Total comprehensive income and the components of accumulated other comprehensive (loss) income are presented in the consolidated statement of changes in shareholders’ equity and comprehensive income.

The components of other comprehensive (loss) income follows (dollars in thousands):

	Before Tax	Tax Benefit (Expense)	After Tax
For the Year Ended December 31, 2003

Other comprehensive loss:
Unrealized holding losses	$(960)	$393	$(567)
Less: reclassification adjustment for net gains included in net income	760	(312)	448

Total other comprehensive loss	$(1,720)	$705	$(1,015)

For the Year Ended December 31, 2002

Other comprehensive income:
Unrealized holding gains	$2,703	$(1,113)	$1,590
Less: reclassification adjustment for net gains included in net income	1,075	(440)	635

Total other comprehensive income	$1,628	$(673)	$955

For the Year Ended December 31, 2001

Other comprehensive income:
Unrealized holding gains	$3,133	$(1,251)	$1,882
Less: reclassification adjustment for net gains included in net income	1,710	(701)	1,009

Total other comprehensive income	$1,423	$(550)	$873

19. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Disclosures include estimated fair values for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

The following methods and assumptions were used by the Company to estimate the fair value of its financial instruments at December 31, 2003:

Cash and cash equivalents and short-term borrowings:    For cash and cash equivalents and short-term borrowings, the carrying amount is estimated to be fair value.

Investment securities available-for-sale:    For investment securities available-for-sale, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

Loans and leases:    For variable-rate loans and leases that reprice frequently with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans and leases are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans and leases with similar terms to borrowers of comparable creditworthiness. Fair values of loans held for sale are estimated using quoted market prices for similar loans or the amount that purchasers have committed to purchase the loan. The carrying amount of accrued interest receivable approximates its fair value.

Cash Surrender Value of Life Insurance:    Fair values are based on current cash surrender values at each reporting date provided by the insurers.

Federal Reserve Bank and Federal Home Loan Bank Stock:    Federal Reserve Bank and Federal Home Loan Bank stock are carried at cost, which approximates fair value.

Deposits:    The fair values for deposits other than certificates of deposit are equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates being offered at the reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Junior Subordinated Deferrable Interest Debentures:    The fair value of junior subordinated deferrable interest debentures was determined based on the current market value for like kind instruments of a similar maturity and structure.

Commitments to extend credit and letters of credit:    Commitments to extend credit are primarily for adjustable rate loans. For these commitments, there are no differences between the committed amounts and their fair values. Commitments to fund fixed rate loans and letters of credit are at rates which approximate fair value at each reporting date.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Financial assets:
Cash and due from banks	$55,776	$55,776	$53,772	$53,772
Federal funds sold	32,729	32,729	99,845	99,845
Interest-bearing deposits with other banks	—	—	100	100
Investment securities available-for-sale	219,302	219,302	222,766	222,766
Loans held for sale	67	68	9,680	9,801
Loans and leases held for investment	939,455	950,196	863,957	871,524
Cash surrender value of life insurance	26,834	26,834	25,276	25,276
Federal Reserve Bank and Federal Home Loan Bank stock	7,286	7,286	7,350	7,350
Accrued interest receivable	6,916	6,916	6,434	6,434

Financial liabilities:
Deposits	$1,137,160	$1,102,527	$1,193,117	$1,196,474
Short-term borrowings	41,221	41,221	10,228	10,228
Accrued interest payable	267	267	683	683
Junior subordinated deferrable interest debentures	38,146	38,146	38,146	38,146

Off-balance-sheet financial instruments:
Commitments to extend credit	$283,931	$283,931	$227,069	$227,069
Standby letters of credit	3,595	3,595	2,598	2,598

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. ACQUISITION OF CERRITOS VALLEY BANK

In late 2001, BOC entered into an agreement to acquire Cerritos Valley Bancorp (“Bancorp”) and Cerritos Valley Bank (“CVB”), the wholly owned subsidiary of Bancorp (collectively referred to as Cerritos). The majority shareholder of Cerritos beginning in September 1999 was the Fund. As of August 15, 2002, when Cerritos was owned 50.54% by the Fund, Cerritos was merged with and into BOC. Upon consummation of the merger, each of the 618,959 shares of common stock of Cerritos held by the Fund was converted into newly issued, nonvoting, nonconvertible preferred stock of BOC with a par value and liquidation preference of $9.79 per share, which shall not be entitled to receive any dividends. Following the merger, the Fund contributed the newly issued preferred stock of BOC to SCC. Concurrent with the merger, SCC contributed additional capital to BOC in the cash amount of $7,000,000. Minority shareholders held 605,703 shares of Cerritos. Each share of Cerritos held by the minority shareholders, other than those who exercised their dissenters’ rights, was purchased in the transaction for $9.79 in cash.

The acquisition of Cerritos by BOC was accounted for as a step acquisition. The contribution of the Fund’s interest in Cerritos to BOC is accounted for using the “as-if-pooling” method of accounting, as the entities were under common control. Accordingly, the accompanying consolidated financial statements have been retroactively restated to include the accounts of Cerritos from its initial acquisition by the Fund in 1999, including “push down” accounting entries from that time. The amount paid by the Fund in 1999 in excess of the fair value of the net assets of Cerritos was recorded as goodwill and amortized on a straight-line basis over 15 years through January 1, 2002, the adoption date of SFAS 142. At December 31, 2003 and 2002, unamortized goodwill from the 1999 transaction amounted to $6,051,000.

The acquisition of the 49% minority interest of Cerritos in August 2002 for an aggregate purchase price of $6,405,000 was accounted for as a purchase. The amount paid by BOC in excess of the fair value of the net assets acquired amounted to $2,564,000 and was recorded as goodwill. Costs incurred by Cerritos in connection with the merger are recorded in the accompanying consolidated statements of income.

Certain minority shareholders of Cerritos have exercised their dissenters’ rights, alleging that the fair market value of each share was in excess of the $9.79 per share paid. There are 393,826 shares at issue in the valuation action. No adjustments have been recorded in the accompanying consolidated financial statements to reflect this complaint.

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. PARENT ONLY CONDENSED FINANCIAL STATEMENTS

BALANCE SHEET

December 31, 2003 and 2002

(Dollars in thousands)

	2003	2002
ASSETS
Due from banks	$8,874	$1,271
Investment in Placer Sierra Bank	128,248	125,211
Investment in Bank of Orange County	63,506	57,994
Investment in Placer Statutory Trust II	774	774
Investment in Southland Statutory Trust I	372	372
Investment in other securities available-for-sale	2	2
Cash surrender value of life insurance	299	—
Due from affiliate	—	839
Other assets	1,427	1,110

Total assets	$203,502	$187,573

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Other liabilities	$462	$737
Junior subordinated deferrable interest debentures	38,146	38,146

Total liabilities	38,608	38,883

Shareholders’ equity:
Common stock	142,777	140,698
Retained earnings	21,049	5,909
Accumulated other comprehensive income	1,068	2,083

Total shareholders’ equity	164,894	148,690

Total liabilities and shareholders’ equity	$203,502	$187,573

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

STATEMENT OF INCOME

For the Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands)

	2003	2002	2001
Income:
Dividends declared by bank subsidiaries – eliminated in consolidation	$9,000	$2,000	$5,200

Expenses:
Employee compensation	2,254	3,935	—
Professional services	817	362	—
Interest on junior subordinated deferrable interest debentures	1,770	2,099	1,330
Other expenses	561	197	230

Total expenses	5,402	6,593	1,560

Income (loss) before equity in undistributed income of subsidiaries	3,598	(4,593)	3,640

Equity in undistributed income of subsidiaries	9,564	11,188	(1,213)

Income before income taxes	13,162	6,595	2,427

Income tax benefit	2,168	2,633	898

Net income	$15,330	$9,228	$3,325

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands)

	2003	2002	2001
Cash flows from operating activities:
Net income	$15,330	$9,228	$3,325
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net income of subsidiaries	(9,564)	(11,188)	1,213
Compensation expense recognized in connection with employee stock grants	206	1,692	—
Net decrease in cash surrender value of life insurance policy	6	—	—
Net decrease (increase) in due from affiliate	649	661	(1,500)
Net (increase) decrease in other assets	(317)	99	(1,209)
Net (decrease) increase in other liabilities	(658)	693	(205)

Net cash provided by operating activities	5,652	1,185	1,624

Cash flows from investing activities:
Purchase of securities available-for-sale	—	(2)	—
Investment in Placer Statutory Trust II	—	—	(774)
Investment in Southland Statutory Trust I	—	—	(372)
Additional investment in BOC	—	(7,000)	—
Proceeds from liquidation of investment in Placer Trust	—	—	573
Deposit on cash surrender value life insurance	(305)	—	—

Net cash used in investing activities	(305)	(7,002)	(573)

Cash flows from financing activities:
Proceeds from stock options exercised	1,406	—	—
Proceeds from stock issued under stock purchase and grant agreements	850	—	—
Repurchase of common stock	—	—	—
Return of capital	—	—	(4,621)
Dividends paid	—	—	(5,200)
Issuance of subordinated debentures and other borrowings	—	—	38,146
Repayment of subordinated debentures	—	—	(22,573)

Net cash provided by financing activities	2,256	—	5,752

Net increase (decrease) in cash and cash equivalents	7,603	(5,817)	6,803

Cash and cash equivalents, beginning of year	1,271	7,088	285

Cash and cash equivalents, end of year	$8,874	$1,271	$7,088

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,808	$2,072	$1,271

Non-cash investing and financing activities:
Net change in unrealized gain on investment securities available-for-sale, net of tax	$(1,015)	$955	$873
In-substance dividend	$190	$—	$—
Tax liability on redemption of investment in affiliate	$383	$—	$—
Recognition of common stock issued in connection with the stock grant	$206	$1,692	$—

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. INTERIM FINANCIAL INFORMATION

The consolidated financial statements as of and for the three months ended March 31, 2004 and 2003 are unaudited. In the opinion of management, these unaudited consolidated financial statements contain all adjustments, consisting of only normal recurring accruals, necessary to present fairly the consolidated financial position of the Company at March 31, 2004, the changes in shareholders’ equity and comprehensive income for the three month period ended March 31, 2004 and the consolidated results of operations and cash flows for the three-month periods ended March 31, 2004 and 2003.

The unaudited consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Article 10 of Regulation S-X of the Securities and Exchange Commission. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

Stock-based Compensation

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based compensation.

	Three Months Ended March 31,
	2004	2003
(Dollars in thousands, except per share data)
Net income, as reported	$4,180	$3,264
Add: Stock-based compensation expense included in reported net income, net of related tax effects	—	—
Deduct: Total stock-based compensation expense determined under the fair value based method for all awards, net of related tax effects	—	—

Pro forma net income	$4,180	$3,264

Basic and diluted earnings per share – as reported	$0.30	$0.24
Basic and diluted earnings per share – pro forma	$0.30	$0.24

The fair value of the options granted and stock purchase agreements entered into during the three-month periods ended March 31, 2004 and 2003 are noted below and were based on an option-pricing model with the following assumptions and prices:

	Three Months Ended March 31,
	2004	2003
Dividend yield (not applicable)
Expected volatility (not applicable)
Risk-free interest rate	3.11%	3.11%
Expected option life	5 years	5 years
Weighted average fair value of options granted during the period	$.03	$—

PLACER SIERRA BANCSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. INTERIM FINANCIAL INFORMATION (Continued)

Earnings per Share

Diluted earnings per share is not presented for the three month periods ended March 31, 2004 and 2003 because outstanding stock options have no material dilutive effect. A reconciliation of the numerators and denominators of the basic and diluted earnings per share computation is as follows (dollars in thousands, except per share data):

	Net Income	Weighted Average Number of Shares Outstanding	Per Share Amount
Basic earnings per share	$4,180	13,714,085	$0.30

Effect of dilutive stock options	—	390,771

Diluted earnings per share	$4,180	14,104,856	$0.30

Certain shares of common stock issuable under stock option and stock purchase agreements were excluded from the computation of diluted earnings per share because the exercise and purchase prices were equal to or greater than the stock’s fair value and their effect would be antidilutive.

Comprehensive Income

Comprehensive income is made up of net income plus other comprehensive loss. Other comprehensive loss, net of taxes, was comprised of unrealized losses on available-for-sale investment securities of $(26,000) and $(72, 000) for the three months ended March 31, 2004 and 2003, respectively. Comprehensive income was $4,154,000 and $3,192,000 for the three months ended March 31, 2004 and 2003, respectively.

Contingencies

An unimproved parcel of property acquired in the 1999 acquisition of Placer Sierra Bank, with a book value at March 31, 2004 of $100,000, was found to be environmentally contaminated as a result of its prior use as a gasoline station. In the first quarter of 2004, the Company provided a reserve of $450,000 to provide for the anticipated costs of remediation. The Company is pursuing indemnification from the prior operator of the business on that site. In the opinion of management, the amount reserved for this issue as of March 31, 2004 is adequate.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Through and including         , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

5,730,000 Shares

Common Stock

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

KEEFE, BRUYETTE & WOODS

RBC CAPITAL MARKETS

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses (other than the underwriting discounts and commissions) payable in connection with the sale of the common stock being registered, all of which will be paid by the Registrant:

Amount
SEC registration fee	$16,698
Nasdaq National Market fee	100,000
Printing expenses	500,000
Legal fees and expenses.	1,000,000
Accounting fees and expenses	400,000
Blue sky and NASD fees and expenses	15,000
Transfer Agent and registrar fees and expenses	10,000
Miscellaneous.	458,302

Total	$2,500,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

General Corporation Law

Section 317 of the General Corporation Law of the State of California provides as follows:

A California corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, including any threatened, pending or completed action, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor), by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A California corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. When a director, officer, employee or other agent of the corporation is successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the corporation must indemnify him against the expenses, including attorney’s fees, actually and reasonably incurred by the agent in connection therewith.

Section 317 further authorizes a corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such, whether or not the corporation would have the power to indemnify the agent against that liability under Section 317.

Articles of Incorporation and By-laws

Our Articles of Incorporation eliminate the personal liability of directors to the fullest extent possible and provides for the indemnification of agents, including directors, officers, employees, or other agents of the corporation, through bylaws, agreements with agents, the vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of California’s General Corporation Law, subject only to the applicable limits set forth in Section 204 of California’s General Corporation Law, which permits a California corporation to eliminate or limit the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, other than:

•	for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•	for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

•	for any transaction from which the director derived an improper personal benefit;

•	for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; and

•	for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders.

Our By-laws provide for the indemnification of agents to the fullest extent permitted by Section 317 of the California General Corporation Law.

Indemnification Agreements

We have entered into indemnification agreements with the following directors: Ronald W. Bachli, Robert J. Kushner, Larry D. Mitchell, Dwayne E. Shackelford, William J. Slaton, and Robert H. Smiley. The agreements indemnify each director in third-party proceedings, in which the director is made a party to or threatened to be made a party to, or otherwise involved in any proceeding (other than a proceeding which is an action by or in the right of the Company to procure a judgment in its favor), by reason of the fact that the director is or was an agent of the Company. We also indemnify each director that is made party to, or threatened to be made party to, or otherwise involved in, any proceeding which is an action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the director is or was an agent of the Company.

Underwriting Agreement

The underwriting agreement between Placer Sierra Bancshares and the underwriters of this offering provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed at Exhibit 1.1 hereto.

Directors’ and Officers’ Liability Insurance

We maintain directors and officers’ liability insurance for the benefit of our directors and certain of our officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three year period ending June 15, 2004, we issued the following securities, none of which have been registered under the Securities Act. All share numbers and per share prices have been adjusted to reflect our February 2003, 1-for-2 reverse stock split and our December 2001, 101.71-for-1 stock split.

1.	On November 13, 2001 we were incorporated for the purpose of acquiring the bank in a one-bank holding company reorganization. The bank was previously a wholly-owned subsidiary of Placer Capital Co. (PCC), a wholly-owned subsidiary of California Community Bancshares, Inc. (CCB). CCB was restructured in 2001 which resulted in, among other organizational changes, the merger of PCC into CCB and our formation. In that restructuring, CCB’s ownership interest in the bank was contributed to us in exchange for 7,927,664 shares of the company’s common stock, valued for purposes of that transaction at $116.1 million.

2.	In the same restructuring transaction discussed under paragraph 1 above, Southland Capital Co. (SCC), another then-subsidiary of CCB, acquired 268,127 shares of our common stock for cash consideration of $3.0 million. We utilized the proceeds of that issuance to fund the retirement of certain trust preferred securities issued by our former parent, PCC, which had been issued by PCC in connection with its 1999 acquisition of the bank. In 2003, we repurchased the 268,127 shares previously issued to SCC using internally generated capital to fund the repurchase.

3.	In September 2003, we issued 1,000 shares of common stock to Daryl Foreman, a past director of our former parent company, at an exercise price of $9.00 per share, upon exercise of a stock option.

4.	In May 2003, we issued an aggregate of 285,357 shares of our common stock to Ronald W. Bachli as consideration for his employment. Of these shares, 166,666 were issued as compensation, 83,333 were issued at $9.00 per share for an aggregate purchase price of $750,000 and 35,358 were issued pursuant to the exercise of options, at an exercise price of $9.00 per share, for aggregate consideration of $318,000.

5.	In May 2003, we issued an aggregate of 120,666 shares of our common stock to David E. Hooston as consideration for his employment. Of these shares, 75,000 were issued as compensation, 11,111 were issued at $9.00 per share for an aggregate purchase price of $100,000 and 34,555 were issued pursuant to the exercise of options, at an exercise price of $9.00 per share, for aggregate consideration of $390,555.

6.	In December 2003, we issued an aggregate of 45,233 shares of our common stock to Randall E. Reynoso as consideration for his employment. Of these shares, 25,000 were issued as compensation and 20,233 were issued pursuant to the exercise of options, at an exercise price of $9.00 per share, for aggregate consideration of $182,000.

7.	From July 1, 2002 to June 15, 2004, we issued to our employees, officers, directors and consultants options to purchase an aggregate of 1,060,030 shares of common stock at a weighted average exercise price of $9.04 per share pursuant to our 2002 Stock Option Plan. From October 1, 2002 to June 15, 2004, we issued an aggregate of 218,123 shares of common stock pursuant to option exercises, at exercise prices of $9.00 per share, not including the shares described in paragraph three above or paragraph 9 below.

8.	During the fourth quarter of 2001, we issued $25.8 million of Floating Rate Junior Subordinated Deferrable Interest Debentures to our subsidiary, Placer Statutory Trust II.

9.	On May 25, 2004, Southland Capital Co., or SCC, was merged into us. Pursuant to the merger, we will issue 5,249,181 shares of our common stock to the seven stockholders of SCC. In connection with the merger, we also assumed outstanding options which, pursuant to the amended and restated agreement and plan of merger relating to such merger, were converted into options to acquire 685,044 shares of our common stock. We have issued 55,571 shares of common stock upon the exercise of some of these options, at an exercise price of $7.82 per share.

None of the transactions described in this Item 15 involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The issuance of shares pursuant to the exercise of stock options described in paragraphs 4, 5, 6, and 7 above were exempt from the registration requirements of the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each transaction described in paragraphs 1-8 above represented and, in connection with the transaction described in paragraph 9 will be required to represent, their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and acknowledged that the securities were or, in the case of the transaction described in paragraph 9, will be issued in a transaction nor registered under the Securities Act, such securities were or, in the case of the transaction described in paragraph 9, will be restricted as to transfers and appropriate legends were or, in the case of the transaction described in paragraph 9, will be affixed to the share certificates and instruments issued in such transactions.

ITEM 16.	EXHIBITS

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement***

2.1	Amended and Restated Agreement and Plan of Merger, dated as of May 14, 2004, by and between the Registrant and Southland Capital Co.**

3.1	Amended and Restated Articles of Incorporation of the Registrant*

3.2	Amended and Restated Bylaws of the Registrant*

4.1	Specimen stock certificate representing shares of common stock of the Registrant*

4.2	Indenture, dated as of December 18, 2001, between Placer Capital Co. II and State Street Bank and Trust Company of Connecticut, National Association**

4.3	Amended and Restated Declaration of Trust, dated as of December 18, 2001, among State Street Bank and Trust Company of Connecticut, National Association, Placer Capital Co. II, and Ronald W. Bachli, J. Thomas Byrom and David E. Hooston, as Administrators**

4.4	Guarantee Agreement, dated as of December 18, 2001, between Placer Capital Co. II and State Street Bank and Trust Company of Connecticut, National Association**

4.5	Floating Rate Junior Subordinated Deferrable Interest Debenture, dated December 18, 2001 by Placer Capital Co. II in favor of State Street Bank and Trust Company of Connecticut, National Association**

4.6	Guarantee, dated as of December 18, 2001, by State Street Bank and Trust Company for the benefit of persons listed therein**

4.7	Indenture, dated as of December 18, 2001, between Southland Capital Co. and State Street Bank and Trust Company of Connecticut, National Association**

4.8	Amended and Restated Declaration of Trust, dated as of December 18, 2001, among State Street Bank and Trust Company of Connecticut, National Association, Southland Capital Co., and Ronald W. Bachli, J. Thomas Byrom, and David E. Hooston, as Administrators**

4.9	Guarantee Agreement, dated as of December 18, 2001, between Southland Capital Co. and State Street Bank and Trust Company of Connecticut, National Association**

4.10	Floating Rate Junior Subordinated Deferrable Interest Debenture, dated December 18, 2001 by Southland Capital Co. in favor of State Street Bank and Trust Company of Connecticut, National Association**

4.11	Guarantee, dated as of December 18, 2001, by State Street Bank and Trust Company for the benefit of persons listed therein**

4.12	Form of First Supplemental Indenture by and between U.S. Bank National Association and Placer Sierra Bancshares*

5.1	Opinion of Nixon Peabody LLP***

10.1	Amended and Restated Registration Rights Agreement, dated March 15, 2004, by and between California Community Financial Institutions Fund Limited Partnership (the “Fund”) and the Registrant**

10.2	Amended and Restated 2002 Stock Option Plan of the Registrant*†

10.3	Form of Indemnification Agreement**†

10.4	Supplemental Executive Retirement Plan, dated May 14, 2002, by the Registrant for benefit of Ronald W. Bachli**†

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement required to be filed as an exhibit.

Exhibit Number	Description of Exhibit

10.5	Trust Agreement, dated May 14, 2002, between Borel Private Bank & Trust Company and the Registrant**

10.6	Employment Agreement, dated as of January 1, 2003, between Ronald W. Bachli and the Registrant**†

10.7	Amendment to Employment Agreement, dated as of October 28, 2003, between Ronald W. Bachli and the Registrant**†

10.8	Amendment to Employment Agreement, dated as of December 16, 2003, between Ronald W. Bachli and the Registrant**†

10.9	Notice of Extension of Term of Employment Agreement, dated October 28, 2003, from the Board of Directors of the Registrant to Ronald W. Bachli**†

10.10	Employment Agreement, dated as of January 1, 2003, between David E. Hooston and the Registrant**†

10.11	Amendment to Employment Agreement, dated as of October 28, 2003, between David E. Hooston and the Registrant**†

10.12	Amendment to Employment Agreement, dated as of January 1, 2004, between David E. Hooston and the Registrant**†

10.13	Notice of Extension of Term of Employment Agreement, dated October 28, 2003, from the Board of Directors of the Registrant to David E. Hooston**†

10.14	Employment Agreement, dated as of October 28, 2003, between Randall E. Reynoso and Placer Sierra Bank**†

10.15	Employment Agreement, dated as of October 28, 2003, between James A. Sundquist and the Registrant**†

10.16	Employment Agreement, dated as of January 1, 2003, between Robert H. Muttera and Placer Sierra Bank**†

10.17	Amendment to Employment Agreement, dated as of October 28, 2003, between Robert H. Muttera and Placer Sierra Bank**†

10.18	Employment Agreement, dated as of October 28, 2003, between Renée L. Artery and the Registrant**†

10.19	Employment Agreement, dated as of October 15, 2003, between K. Lynn Matsuda and Placer Sierra Bank**†

10.20	Employment Agreement and Agreement for Severance Pay, dated as of September 1, 2003, between Harvey Ferguson and Placer Sierra Bank**†

10.21	Release Agreement, dated as of January 2, 2004, between Harvey Ferguson and Placer Sierra Bank**†

10.22	Restricted Stock Purchase and Grant Agreement, dated as of December 27, 2002, between Ronald W. Bachli and the Registrant**†

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement required to be filed as an exhibit.

Exhibit Number	Description of Exhibit

10.23	Stock Purchase and Grant Agreement, dated as of December 27, 2002, between David E. Hooston and the Registrant**†

10.24	Stock Purchase and Grant Agreement, dated as of October 28, 2003, between Randall E. Reynoso and the Registrant**†

10.25	Placer Sierra Bank 2003 Executive Incentive Compensation Plan for Randall E. Reynoso**†

10.26	Placer Sierra Bank 2003 Executive Incentive Compensation Plan for James A. Sundquist**†

10.27	Placer Sierra Bank 2003 Executive Incentive Compensation Plan for Robert H. Muttera**†

10.28	Placer Sierra Bank 2003 Executive Incentive Compensation Plan for Renée L. Artery**†

10.29	Network Services Agreement, dated December 31, 2001 between U.S. Bank, N.A. and Placer Sierra Bank*††

10.30	Contract Amendment to Network Service Agreement, dated December 31, 2001, between U.S. Bank, N.A. and Placer Sierra Bank**††

10.31	Agreement for Information Technology Services, dated December 21, 2000, between Aurum Technology, Inc. and the Registrant, as amended*††

10.32	Partial Assignment and Assumption Agreement and Amendment, dated as of September 30, 2003, among Aurum Technology, Inc., Placer Sierra Bank and the Registrant**††

10.33	Standard Form Office Lease, dated June 15, 1994, between Fifth & I Associates and Sacramento Commercial Bank, as amended by Lease Restructuring and Extension Agreement and Lease Modification, dated August 1, 1994, between Fifth & I Associates, Bank of America National Trust and Savings Association and Sacramento Commercial Bank**

10.34	Lease, dated May 15, 1996, between Union Pacific Railroad Company and Placer Sierra Bank**

10.35	Shareholder Agreement, dated as of April 30, 2004, between the Registrant and California Community Financial Institutions Fund Limited Partnership**

10.36	2002 Stock Option Plan of Southland Capital Co.**

10.37	Network Services Agreement, dated December 31, 2001, between U.S. Bank, N.A. and Bank of Orange County**††

10.38	Employment Agreement, dated as of June 28, 2004, among Robert C. Campbell, Jr., Placer Sierra Bank and the Registrant*†

10.39	2004 Executive Incentive Compensation Plan*†

10.40	Employment Agreement, dated as of June 21, 2004, between Kevin Barri and Placer Sierra Bank*†

10.41	Amendment No. 1 to Amended and Restated Registration Rights Agreement, dated as of June 28, 2004, between the Fund and the Registrant*

21.1	Subsidiaries of the Registrant*

23.1	Consent of Perry-Smith LLP*

23.2	Consent of KPMG LLP*

23.3	Consent of Grant Thornton LLP*

23.2	Consent of Nixon Peabody LLP (included in Exhibit 5.1)***

24.1	Power of Attorney (included on the signature page of the Registration Statement)**

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement required to be filed as an exhibit.
††	Filed in redacted form pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

All schedules for which provisions are made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing of this offering specified in the underwriting agreement certificates in such denomination and registered in such names as required by the underwriters to permit proper delivery to each purchaser.

The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sacramento, California, on June 28, 2004.

PLACER SIERRA BANCSHARES

By:	/s/ RONALD W. BACHLI
Ronald W. Bachli Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD W. BACHLI Ronald W. Bachli	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 28, 2004

/s/ DAVID E. HOOSTON David E. Hooston	Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2004

/s/ ROBERT J. KUSHNER* Robert J. Kushner	Director	June 28, 2004

/s/ LARRY D. MITCHELL* Larry D. Mitchell	Director	June 28, 2004

/s/ DWAYNE A. SHACKELFORD* Dwayne A. Shackelford	Director	June 28, 2004

/s/ WILLIAM J. SLATON* William J. Slaton	Director	June 28, 2004

/s/ ROBERT H. SMILEY* Robert H. Smiley	Director	June 28, 2004

By:	/s/ RONALD W. BACHLI
Attorney-in-Fact